As filed with the Securities and Exchange Commission on January 6, 2003


                                                      Registration No. 333-98049
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2


                                       to

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           KNOWLEDGE FOUNDATIONS, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                           7389                         88-0418749
(State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification No.)

                               7852 Colgate Avenue
                              Westminster, CA 92683
                            (949) 857-1133 (Address,
                    Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                        CSC United States Corporation Co.
                            32 E. Loockerman St., #32
                                 Dover, DE 19901
                                 (302) 674-1221
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                              Stephen R. Boatwright
                                Gammage & Burnham
                    A Professional Limited Liability Company
                          Two North Central, 18th Floor
                             Phoenix, Arizona 85004
                                 (602) 256-0566

Approximate date of commencement of proposed sale to public: Upon completion of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

 Title Of Each Class of                                      Proposed Maximum    Proposed Maximum
    Securities To Be        Amount to be   Offering Price        Aggregate          Amount of
       Registered          Registered(1)    Per Share(1)     Offering Price(2)   Registration Fee
Common Stock, par value
$0.001 per share            45,122,570         $0.04             $1,804,903          $166.05

(1) Based upon the maximum number of shares of common stock, par value $0.001 per share, of Knowledge Foundations, Inc., a Delaware corporation, that may be issued in connection with the merger described herein, and the value of the target corporation's stock (see (2) below).

(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(2) under the Securities Act. There is no market for the corporation's stock, and the target corporation has an accumulated capital deficit. The fee was calculated using the maximum number of shares of BSI2000 common stock to be canceled in connection with the merger described herein, and the current fee rate of $92.00 per $1,000,000 of securities registered.

(3) The registration fee of $166.05 was paid on the initial filing of this registration statement on August 13, 2002.

                                       ***

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                       ***

The information in this joint proxy statement/prospectus is not complete and may be changed. KFI may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to completion, dated January 6, 2003.

[KFI Logo]                                                       [BSI2000 Logo]

Dear Knowledge Foundations, Inc. and BSI2000, Inc. Shareholders:

On behalf of the board of directors and management teams of both Knowledge Foundations and BSI2000, we are pleased to deliver this joint proxy statement/prospectus for the merger involving Knowledge Foundations, Inc. and BSI. Upon completion of the merger, holders of BSI common stock will be entitled to receive 5.84 shares of KFI common stock for each share of BSI common stock they hold at that time. KFI common stock trades on the OTC Bulletin Board under the trading symbol "KNFD.OB."

As a condition to completion of the merger, KFI shareholders are being asked to approve the spin-off and distribution of certain assets and related liabilities of KFI to certain KFI shareholders.

The boards of directors of KFI and BSI strongly recommend the spin-off and the merger --- recommendations based upon months of analysis, investigation and deliberation designed to reach a result to enhance shareholder value.

With the downturn in the market for software products and technology in general, the business of KFI has been unable to obtain financing and cannot continue to pay the ongoing expenses of a public company. On the other hand, the security related product of BSI is an industry we believe has potential for financing particularly if it is through a public entity.

You are encouraged to read this joint proxy statement/prospectus, which includes important information about the spin-off and the merger. In addition, the section entitled "Risk Factors" beginning on page 20 of this joint proxy statement/prospectus contains a description of risks that you should consider in evaluating the merger.

Completion of the spin-off and the merger requires:

      1. KFI shareholders to approve and adopt the separation and distribution agreement and approve the spin-off; and

      2. BSI shareholders to approve and adopt the merger agreement and approve the merger.

KFI and BSI have scheduled special meetings of their shareholders to obtain these approvals on ________________ and ______________, respectively.
Information regarding these special meetings is included in this joint proxy statement/prospectus. The KFI board of directors recommends that KFI shareholders vote "FOR" the proposal to approve and adopt the separation and distribution agreement and approve the spin-off. The BSI board of directors recommends that BSI shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

Please vote "FOR" your company's proposal by signing and dating the enclosed proxy card or voting instruction card today and returning it in the pre-addressed envelope provided.

Thank you for your support.

Sincerely,


/s/                                                 /s/
-----------------------------                       ----------------------------
Michael W. Dochterman                               Jack Harper
President and CEO of Knowledge Foundations, Inc.    President of BSI2000, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of KFI common stock to be issued in connection with the merger or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


This joint proxy statement/prospectus is dated ___________, 2003, and is first being mailed to shareholders of each of KFI and BSI on or about ___________, 2003.

                           Knowledge Foundations, Inc.
                               7852 Colgate Avenue
                          Westminster, California 92683

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS


Time and Date              _____ p.m., local time, on ________, 2003.


Place                      [Insert Place of Meeting]

Items of Business          (1)   To consider and vote upon a proposal to
                                 approve and adopt the Separation and
                                 Distribution Agreement among Knowledge
                                 Foundations, Inc., Cyber Knowledge, Inc. and
                                 The CKI Group, and to approve the spin-off contemplated by the Separation and
                                 Distribution Agreement.

                           (2)   To consider such other business as may
                                 properly come before the special meeting or any adjournment or postponement of the special meeting.

Adjournments and           Any action on the items of business described
Postponements              above may be considered at the special meeting at
                           the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.


Record Date                You are entitled to vote only if you were a KFI
                           shareholder at the close of business on ________, 2003.

Meeting Admission          You are entitled to attend the special meeting only
                           if you were a KFI shareholder or joint holder as of the close of business on _________________, 2003 or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to __________________, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.


                           The special meeting will begin promptly at _________, local time. Check in will begin at _________, local time, and you should allow ample time for check-in procedures.

Voting                     Your vote is very important.  Whether or not you plan to attend the special meeting, we encourage you to read this joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible.  You may submit your proxy or voting instructions for the special meeting by
                           completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided.  For specific instructions on how to vote your shares, please refer to the section entitled "The Special Meeting of KFI Shareholders"
                           beginning on page 23 of this joint proxy statement/prospectus and the instructions on the proxy card or voting instruction card.

                                   By Order of the Board of Directors,

                                   /s/
                                   ------------------------------------------


_______________, 2003
Westminster, California

                                     BSI2000
                      12600 West Colfax Avenue, Suite B410
                            Lakewood, Colorado 80215

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS


Time and Date              _____ p.m., local time, on ________, 2003.


Place                      [Insert Place of Meeting]

Items of Business          (1)   To consider and vote upon a proposal to
                                 approve and adopt the Merger Agreement among Knowledge Foundations, Inc., KFI, Inc. and
                                 BSI2000, Inc., and approve the merger
                                 contemplated by the Merger Agreement.

                           (2)   To consider such other business as may
                                 properly come before the special meeting or any adjournment or postponement of the special meeting.

Adjournments and           Any action on the items of business described above
Postponements              may be considered at the special meeting at the time
                           and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.


Record Date                You are entitled to vote only if you were a BSI
                           shareholder at the close of business on ________, 2003.


Dissenter's Rights         Each holder of BSI common stock has the right to
                           dissent from the proposed merger and to demand payment of the fair value of his or her shares in the event the merger is completed. To preserve the right to exercise these dissenter's appraisal rights, a holder of BSI common stock must not vote his or her shares in favor of the merger agreement and the merger at the special meeting, and also must deliver to BSI, before the vote is taken at the special meeting, a written notice of intention to demand payment for his or her shares in the manner provided under Section 7-113-202 of the Colorado Business
                           Corporation Act (a copy of which is attached as Annex
                           C to the accompanying joint proxy
                           statement/prospectus). To preserve the right to exercise dissenter's appraisal rights, a holder of BSI common stock must also otherwise comply with all requirements of Colorado law. These dissenter's appraisal rights are more fully explained under "The
                           Merger - Dissenter's Appraisal Rights" in the accompanying joint proxy statement/prospectus. If 5% or more of the outstanding shares of BSI common stock dissent, then the merger will not be consummated.

Meeting Admission          You are entitled to attend the special meeting only
                           if you were a BSI shareholder or joint holder as of the close of business on _________________, 2003 or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to __________________, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.


                           The special meeting will begin promptly at _________, local time. Check in will begin at _________, local time, and you should allow ample time for check-in procedures.

Voting Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to read this joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible. You may submit your proxy or voting instructions for the special meeting by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled "The Special Meeting of BSI Shareholders" beginning on page 26 of this joint proxy statement/prospectus and the instructions on the proxy card or voting instruction card.

                                            By Order of the Board of Directors,


                                            /s/
                                            ------------------------------------


_______________, 2003
Lakewood, Colorado

                               TABLE OF CONTENTS


ADDITIONAL INFORMATION........................................................1
QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1
  General Questions and Answers...............................................1
  Questions and Answers for KFI Shareholders..................................3
  Questions and Answers for BSI Shareholders..................................4
SUMMARY.......................................................................7
  The Merger and the Merger Agreement (see page 15)...........................7
  The Spin-Off and the Distribution and Separation Agreement (see page 22)....7
  Parties to the Merger.......................................................7
  Parties to the Spin-Off.....................................................9
  Recommendation of the BSI Board of Directors (see page 12)..................9
  Some KFI and BSI Directors and Executive Officers Have Interests in
  the Merger or Spin-Off (see page 17)........................................9
  Recommendation of the KFI Board of Directors (see page 9)...................9
  Share Ownership of Directors and Executive Officers of KFI (see page 10)....9
  Share Ownership of Directors and Executive Officers of BSI (see page 13)...10 Directors and Executive Officers of KFI Following the Merger (see page 20).10
  What is Needed to Complete the Merger? (see page 15).......................10
  What is Needed to Complete the Spin-Off? (see page 34).....................10
  KFI and BSI are Prohibited from Soliciting Other Offers....................10
  KFI and BSI May Terminate the Merger Agreement Under Specified
  Circumstances (see page 29)................................................10
  The Separation and Distribution Agreement May Be Terminated Under
  Certain Circumstances (see page 34)........................................11
  The Merger is Intended to Qualify as a Reorganization for United
  States Federal Income Tax Purposes (see page 31)...........................11
  Accounting Treatment of the Spin-Off and Merger (see page 32)..............11
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KFI...............12
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BSI...............13
PRO FORMA FINANCIAL DATA.....................................................14
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET.....................15
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA..........................17
STOCK PRICE AND DIVIDEND INFORMATION.........................................18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...................19
RISK FACTORS.................................................................20
  Risk Factors Involving BSI.................................................20
  Risk Factors Involving KFI Stock...........................................21
THE SPECIAL MEETING OF KFI SHAREHOLDERS......................................23
  Items of Business..........................................................23
  Recommendation of the KFI Board of Directors...............................23
  Admission to the Special Meeting...........................................23
  Method of Voting; Record Date; Stock Entitled to Vote; Quorum..............23
  Adjournment and Postponement...............................................24
  Required Vote..............................................................24
  Share Ownership of KFI Directors and Executive Officers....................24
  Voting Procedures..........................................................24
    Submitting Proxies or Voting Instructions................................24
    Revoking Proxies or Voting Instructions..................................25
    Proxy Solicitation.......................................................25
    Contact for Questions and Assistance in Voting...........................25
  Other Matters..............................................................25

THE SPECIAL MEETING OF BSI SHAREHOLDERS......................................26
  Items of Business..........................................................26
  Recommendation of the BSI Board of Directors...............................26
  Admission to the Special Meeting...........................................26
  Method of Voting; Record Date; Stock Entitled to Vote; Quorum..............26
  Required Vote..............................................................27
  Share Ownership of BSI Directors and Executive Officers....................27
  Voting Procedures..........................................................27
    Submitting Proxies or Voting Instructions................................27
    Revoking Proxies or Voting Instructions..................................27
    Proxy Solicitation.......................................................27
    Contact for Questions and Assistance in Voting...........................27
  Other Matters..............................................................28
THE MERGER...................................................................29
  General Terms of the Transaction; The Merger Agreement.....................29
  Summary of Principal Conditions to Completing the Merger...................29
  Background and Reasons for the Offer and Subsequent Merger.................30
  Consideration of the Merger by the KFI Board of Directors..................30
  Consideration of the Merger by the BSI Board of Directors..................30
  Interests of KFI and BSI Directors and Executive Officers in the Merger....31
  Federal Income Tax Considerations..........................................31
    The Redemption...........................................................31
    The Merger...............................................................33
  Accounting Treatment of the Merger.........................................33
  Directors and Executive Officers of KFI Following the Merger...............34
  Dissenters' Rights as to BSI Shares........................................35
THE SPIN-OFF.................................................................35
  General....................................................................35
  Reasons for the Spin-Off and Consideration of the Spin-Off by the KFI
  Board of Directors.........................................................36
  The Separation and Distribution Agreement..................................36
  Interests of KFI Officers and Directors in the Spin-Off....................37
  No Dissenters' Rights as to KFI Shares.....................................37
INFORMATION ABOUT KFI........................................................38
  Properties.................................................................38
  Legal Proceedings..........................................................39
  Market for KFI's Common Equity and Related Stockholder Matters.............39
  Disclosure of Commission Position on Indemnification for Securities
  Act Liabilities............................................................40
  Management of KFI..........................................................40
  Management Contracts.......................................................41
  Executive Compensation.....................................................41
SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL
  OWNERS OF KFI..............................................................43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF KFI........................44
KFI MANAGEMENT'S PLAN OF OPERATIONS..........................................45
INFORMATION ABOUT BSI........................................................46
  Current Contracts..........................................................49
  Market for BSI Common Stock and Related BSI Stockholder Matters............52
  Disclosure of Commission Position on Indemnification for Securities
  Act Liabilities............................................................52
  Recent Sales of Unregistered Securities by BSI.............................53
  Management of BSI..........................................................54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF BSI........................56

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
  OF BSI.....................................................................57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS......................................................58
COMPARISON OF SHAREHOLDER RIGHTS.............................................61
  Authorized Capital Stock...................................................61
  Terms of KFI Common Stock..................................................61
  Terms of KFI Preferred Stock...............................................62
  Terms of BSI Common Stock..................................................62
  Voting Groups..............................................................62
  Cumulative Voting..........................................................62
  Amendments to the Articles or Certificate of Incorporation.................63
  Amendments to Bylaws.......................................................64
  Vote Required for Merger and Other Transactions............................64
  Directors..................................................................65
  Classification of Board of Directors.......................................65
  Election of Board of Directors.............................................65
  Removal of Directors.......................................................66
  Newly Created Directorships and Vacancies..................................66
  Limitation of Director's Liability.........................................66
  Indemnification of Directors and Officers..................................67
  Special Meeting of Shareholders; Action by Consent.........................68
  Business Combinations Involving a Change of Control........................68
  Anti-takeover Provisions...................................................69
  Dissenters' Rights.........................................................69
  Dividends..................................................................70
  Transactions with Directors and Officers of the Corporation................71
  Preemptive Rights..........................................................71
SHAREHOLDER PROPOSALS........................................................72
EXPERTS......................................................................72
INTEREST OF NAMED EXPERTS AND COUNSEL........................................72
LEGAL MATTERS................................................................72
INDEPENDENT PUBLIC ACCOUNTANTS...............................................72
WHERE YOU CAN FIND MORE INFORMATION..........................................72
  Available Information......................................................72
  Incorporation of Documents by Reference....................................73

                             ADDITIONAL INFORMATION


This joint proxy statement/prospectus incorporates important business and financial information about KFI from documents filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 72 of this joint proxy statement/prospectus.


KFI will provide you with copies of this information relating to KFI, without charge, upon written or oral request to:

                             Knowledge Foundations, Inc.
                             7852 Colgate Avenue
                             Westminster, CA 92683
                             Attention:  Robert Dietrich, CFO
                             (949) 857-1133


IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE KFI SPECIAL MEETING, KFI SHOULD RECEIVE YOUR REQUEST NO LATER THAN ___________, 2003.


BSI is a private company and is not subject to the reporting requirements of the Securities Exchange Act of 1934. Accordingly, there are no filings of BSI available through the SEC.

KFI has supplied all information contained in this joint proxy statement/prospectus relating to KFI, and BSI has supplied all information contained in this joint proxy statement/prospectus relating to BSI.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

General Questions and Answers

Q:    Why am I receiving this joint proxy statement/prospectus?

A: KFI and BSI have agreed to combine their companies under the terms of a merger agreement that is described in this joint proxy statement/prospectus. As a condition to completion of the merger, KFI has agreed to distribute certain of its assets and all but a maximum of $15,000 of its liabilities under the terms of a separation and distribution agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, and a copy of the separation and distribution agreement is attached to this joint proxy statement/prospectus as Annex B.

      To complete the merger, KFI shareholders must approve and adopt the separation and distribution agreement and approve the spin-off, and BSI shareholders must approve and adopt the merger agreement and approve the merger. KFI and BSI will each hold a special meeting of their shareholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meeting of BSI and the spin-off and the special meeting of KFI, and you should read it carefully. For KFI shareholders, the enclosed voting materials for the KFI special meeting allow you to vote your shares of KFI common stock without attending the KFI special meeting. For BSI shareholders, the enclosed voting materials for the BSI special meeting allow you to vote your shares of BSI common stock without attending the BSI special meeting.

      Your vote is important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of KFI and BSI shareholders below.

Q:    Why are KFI and BSI proposing the merger? (see page 30)


A: BSI needs to raise capital quickly to take advantage of the need by governmental agencies to use its technology to monitor border crossings and other security measures, and the need of private industries to enhance their overall security systems. The events of September 11, 2001 have brought heightened awareness of the need for enhanced technology in these areas. Management of BSI believes that the liquidity offered by a public company such as KFI will provide an attractive opportunity for investors who would not be willing to invest in BSI if it were to remain a private company. Management of KFI believes that the business of BSI may become profitable sooner than development of KFI's existing technology, which will require substantially more capital than originally anticipated by KFI. Although there is no synergy between the technology under development by KFI (which will be transferred to certain shareholders if the merger is completed) and the technology of BSI, a merger with BSI will permit KFI to remain in the technology sector and acquire a business which is past the research and development stage. KFI shareholders who retain their shares of KFI common stock following completion of the merger will experience dilution of their shares of approximately 37.3%, but will now own shares in BSI. Management of KFI believes it is more likely that the technology already developed by BSI will be licensed and distributed than the technology still under development by KFI.

Q:    Why is KFI proposing the spin-off? (see page 36)

A: KFI entered into a licensing agreement with Dr. Ballard, to allow KFI to use the software Dr. Ballard is developing. The licensing agreement is in default because KFI was never capable of raising the capital necessary to develop the software beyond the alpha stage. This default gives

      Dr. Ballard the right to terminate the licensing agreement by giving notice to KFI. On December 27, 2002, Dr. Ballard gave notice of default to KFI, and stated his intent to exercise all of his available remedies under the licensing agreement. Dr. Ballard has given KFI until March 31, 2002 to cure the default, and Dr. Ballard stated that completion of the spin off will be considered effective cure of the breach of the licensing agreement.

      Without further development, the KFI Board believes that there is no market for the software of KFI. Management of BSI has no interest in financing development of KFI software which has no synergy with its existing operations. The founder and the software developer of the business of KFI will receive the primary benefit of the spin-off, controlling greater than 75% of the new company, Cyber Knowledge, Inc. ("CKI"), after the spin-off is completed. As the software is still in the alpha stage of development, significant additional capital is necessary to reach the beta stage. Instead of distributing KFI's intellectual property to KFI shareholders as a dividend and liquidating KFI, the KFI Board has decided to spin-off the assets to a company which will be controlled by the founder and primary software developer who plans to continue to develop the software on his own without compensation. KFI shareholders who retain their shares of KFI common stock following completion of the merger will experience dilution of their shares, but KFI will own the BSI business. Other than the directors and officers of KFI who will become the major shareholders of CKI following the spin-off, neither KFI nor any of its continuing shareholders, nor BSI or BSI's shareholders, will have any rights to CKI stock or the business of CKI. See "THE MERGER - Background and Reason for the Offer and Subsequent Merger."


Q: What benefits will principal shareholders, directors and officers, and affiliates receive as a result of the merger?


A: Dr. Ballard, Mr. Dochterman and Mr. Dietrich will retain 300,000 KFI shares following the merger with BSI. Management of KFI will both own and become the management of the spin-off company, CKI, and the owners of CKI potentially could receive further undetermined benefits if the spin-off is approved due to the transfer of KFI's assets to CKI as part of the spin-off transaction. Principal shareholders, directors and officers, and affiliates of KFI will not receive any severance payments or changes to employment agreements as a result of the merger.


Q:    When do KFI and BSI expect to complete the spin-off and the merger?

A: KFI and BSI will complete the spin-off and the merger immediately after the required shareholder approvals are obtained at the special meetings.


Q:    How does the board of directors of BSI recommend that I vote? (see page 9)


A: The BSI board of directors recommends that BSI shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.


Q:    How does the board of directors of KFI recommend that I vote? (see page 9)


A: The KFI board of directors recommends that KFI shareholders vote "FOR" the proposal to approve and adopt the separation and distribution agreement and approve the spin-off.

Q:    What should I do now?

A: Please review this joint proxy statement/prospectus carefully and sign, date and return each proxy card and voting instruction card you receive as soon as possible.

Q: What should I do if I receive more than one set of voting materials? (see pages 23 and 26)

A: Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card. Therefore, please sign, date and return each proxy and voting instruction card you receive.

Questions and Answers for KFI Shareholders

Q:    When and where is the KFI special meeting? (see page 23)

A: The special meeting of KFI shareholders will be held at ________, local time, on ______________, at

Q:    How can I obtain admission to the KFI special meeting? (see page 23)


A: You are entitled to attend the special meeting only if you were a KFI shareholder or joint holder as of the close of business on ______________, 2003, or you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to ____________, 2003, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.


      The special meeting will begin promptly at _________ p.m. local time. Check in will begin at _____ p.m. local time, and you should allow ample time for check-in procedures.

Q: What is the vote of KFI shareholders required to approve and adopt the separation and distribution agreement and approve the spin-off? (see page
      24)

A: Approval and adoption of the separation and distribution agreement requires the affirmative vote of the holders of the disinterested majority of the shares of KFI common stock outstanding as of the record date for the KFI special meeting which is equal to approximately 14.9% of the outstanding shares of KFI common stock. Approval and adoption of the spin-off requires the affirmative vote of the holders of the disinterested majority of the shares of KFI common stock outstanding as of the record date for the KFI special meeting. In excess of 90% of the existing KFI shareholders will receive shares of the KFI spin-off company and those shareholders will not be considered disinterested for the purposes of this vote.

Q:    As a KFI shareholder, what happens if I do not vote? (see page 24)

A: Failure to vote or give voting instructions to your broker or nominee for the KFI special meeting will have the same effect as voting "against" the proposal to approve and adopt the separation and distribution agreement and approve the spin-off. Therefore, we urge you to vote.


Q: As a KFI shareholder, what happens if I dissent from the transaction? (see page 37)

A: If you dissent, you will not be paid fair market value for your shares if the spin-off is consummated because Delaware law does not provide dissenters' rights to KFI shareholders with respect to approval of the Spin-Off Agreement.

Q:    As a KFI shareholder, how can I vote? (see page 24)

A: If you are a shareholder of record, you may submit a proxy for the KFI special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided.

      If you hold your shares of KFI common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in street name), you must provide the record holder of your shares with instructions on how to vote your shares. If you are a shareholder of record, you may also vote at the KFI special meeting. If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in street name), you may not vote in person at the KFI special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in "Admission to the Special Meeting" on page 23.

Q:    As a KFI shareholder, who can help answer my questions?

A: If you have any questions about the merger or how to vote or revoke your proxy, you should contact:

                             Robert Dietrich, CFO
                             c/o Knowledge Foundations, Inc.
                             7852 Colgate Avenue
                             Washington, CA  92683
                             Telephone:  (949) 857-1133

      If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Robert Dietrich as described above or send an e-mail to radietrich@earthlink.net.

Questions and Answers for BSI Shareholders

Q:    When and where is the BSI special meeting? (see page 26)

A: The special meeting of BSI shareholders will be held at ________, local time, on ______________, at

Q:    How can I obtain admission to the BSI special meeting? (see page 26)


A: You are entitled to attend the special meeting only if you were a BSI shareholder or joint holder as of the close of business on ______________, 2003, or you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a nominee, you should be prepared to provide proof of beneficial ownership on the record date, ____________, 2003. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.


      The special meeting will begin promptly at _________ p.m. local time. Check in will begin at _____ p.m. local time, and you should allow ample time for check-in procedures.

Q: What is the vote of BSI shareholders required to approve and adopt the merger agreement and approve the merger? (see page 27)

A: Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of BSI common stock outstanding as of the record date for the BSI special meeting.

Q:    As a BSI shareholder, what happens if I do not vote? (see page 27)

A: Failure to vote or give voting instructions to your nominee for the BSI special meeting will have the same effect as voting "against" the proposal to approve and adopt the merger agreement and approve the merger. Therefore, we urge you to vote. If you want to exercise dissenter's rights, do not vote in favor of the merger agreement or the merger.


Q: As a BSI shareholder, what happens if I dissent from the transaction? (see page 35)


A: If you dissent, you are entitled to be paid fair market value for your shares under Colorado law, but only if you follow the procedures outlined on page 33.

Q:    As a BSI shareholder, how can I vote? (see page 27)

A: If you are a shareholder of record, you may submit a proxy for the BSI special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided.

      If you hold your shares of BSI common stock through a nominee, you must provide the record holder of your shares with instructions on how to vote your shares. If you are a shareholder of record, you may also vote at the BSI special meeting. If your shares are held by a bank or nominee, you may not vote in person at the BSI special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in "Admission to the Special Meeting" on page 26.

Q: As a BSI shareholder, what will I receive upon completion of the merger? (see page 29)

A: Upon completion of the merger, you will be entitled to receive 5.84 shares of KFI common stock for each share of BSI common stock you own at the effective time of the merger. Instead of a fractional share of KFI common stock, you will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all of your BSI shares held in a single account, based on an average closing price of KFI common stock as reported on the OTC Bulletin Board.

Q: As a BSI shareholder, will I be able to trade the KFI common stock that I receive in connection with the merger? (see page 29)


A: The shares of KFI common stock issued in connection with the merger will be freely tradable, but will be subject to a one-year lock-up agreement (two years if you are an affiliate of BSI) running from the effective time of the merger. See "THE MERGER--Summary of Principal Conditions to Completion of the Merger," and the form of lock-up agreement attached as Annex C. Generally, persons who are deemed to be affiliates of BSI must comply with Rule 144 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of KFI common stock received in connection with the merger. You will be notified if you are an affiliate of BSI.


Q: As a BSI shareholder, should I send in my stock certificates at this time? (see page 27)

A: Do not send in your stock certificates at this time. Promptly following completion of the merger, Signature Stock Transfer (the current KFI transfer agent), the exchange agent for the merger, will send you written instructions for exchanging your BSI stock certificates for book-entry ownership of KFI common stock or, if you request, a KFI stock certificate.

Q:    As a BSI shareholder, who can help answer my questions?

A: If you have any questions about the merger or how to vote or revoke your proxy, you should contact:

                             Jack Harper
                             BSI2000, Inc.
                             12600 W. Colfax Ave., Suite B410
                             Lakewood, CO  80215
                             Telephone:  (303) 231-9095

      If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Jack Harper as described above or send an e-mail to jharper@bsi2000.com.

                                    SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about KFI. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 69 of this joint proxy statement/prospectus.

The Merger and the Merger Agreement (see page 29)

KFI and BSI have agreed to combine their companies under the terms of a merger agreement between the companies that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement, a wholly-owned subsidiary of KFI will merge with and into BSI and BSI will survive the merger as a wholly-owned subsidiary of KFI (changing its name to "BSI Operations, Inc."). Upon completion of the merger, holders of BSI common stock will be entitled to receive 5.84 shares of KFI common stock for each share of BSI common stock they then hold. KFI shareholders will continue to own their existing shares of KFI common stock after the merger, except for certain KFI shareholders who are parties to the separation and distribution agreement (see below).

The Spin-Off and the Distribution and Separation Agreement (see page 36)


As a condition to completion of the merger, KFI has agreed to distribute all of its assets and liabilities (other than payables for legal, accounting and stock transfer services (up to a maximum of $15,000) which are incurred in conjunction with this transaction and which will be retained by KFI) to a company which will be controlled by major KFI shareholders and former officers and directors of KFI. The effect of the spin-off will be that when the merger is completed, BSI's assets and liabilities will be the assets and liabilities of KFI and all KFI assets and liabilities (other than payables for legal, accounting and stock transfer services which will be retained by KFI) immediately before completion of the merger will be owned by a separate new private corporation, "Cyber Knowledge, Inc." ("CKI"), to be owned by certain of the KFI shareholders, immediately after completion of the merger. The largest of these certain KFI shareholders will have returned most of their KFI shares back to KFI immediately before completion of the merger. Certain loans and advances payable to CKI shareholders and other related parties as well as all accrued liabilities to CKI shareholders and other related parties will be forgiven simultaneous with the spin-off. As of September 30, 2002 the amount of debt to be forgiven was approximately $1,094,000.


Parties to the Merger

               Knowledge Foundations, Inc.
               7852 Colgate Avenue
               Westminster, CA  92683
               (949) 857-1133

KFI is a developer and promoter of knowledge-based engineering and development software tools. These tools are designed to allow users to build knowledge bases that will capture and code knowledge for increased processing speed, storage capacity and intuitive access. KFI has an exclusive license to market and distribute two generations of knowledge engineering software tools developed by KFI's Chairman and Chief Science Officer, Dr. Richard L. Ballard. Dr. Ballard developed Mark I and II versions of the software for specific government applications, which were purchased by government agencies with a one-time license fee payment in addition to consulting fees. The Mark I and Mark II versions required extensive consulting by trained knowledge engineers (modelers, outliners and programmers) to utilize the software tools. Dr. Ballard is currently working on the Mark III version of the software, which should operate transparently within the MS Windows environment and with extensively more user interface features.

KFI's original business plan was to develop the Mark III version of the software, to obtain appropriate intellectual property protection, to provide knowledge engineering services to clients and to resellers and to market its software tools to software application developers under license agreements. KFI's ability to develop the software and provide service to clients was dependent upon KFI successfully obtaining sufficient capital, which KFI has not been able to do. KFI estimates that approximately $1 million in additional capital is needed to complete version 1 of Mark III software tools. KFI was unsuccessful in raising capital for its development and marketing activities during the fiscal year ended March 31, 2002. However, Dr. Ballard has continued to develop certain segments of the Mark III version of KFI's software in spite of the lack of capital to pay him.

In contrast with software tools on the market today, KFI's proprietary machine coding language should be capable of remembering the processes the person operating the computer has used in the past and recording the resultant knowledge recorded as the result of applying the process. KFI's technology will allow organizations to permanently store contracted work products and intellectual capital as knowledge bases. KFI's technology captures, codifies and integrates most forms of knowledge into easily accessed and marketable formats. The application of KFI's software tools will provide a production process for building small to large knowledge bases.

               BSI2000, Inc.
               12600 West Colfax Avenue
               Suite B410
               Lakewood, CO  80215

BSI2000, Inc., a development stage Colorado corporation, has designed proprietary and patent pending applications of optical card technology to securely store updateable identification information in digital form, with biometric verification of the card user. BSI's systems read and write optical cards for security and tracking purposes. Three systems have been developed to date: The Civilitas 2000 government ID system; the Securus 2000 access control and site security system; and the DISA 2000 employee tracking system.


In June 2002, BSI signed an exclusive contract with Titan Secure Systems, a division of Titan Corporation, to sell transaction processing units for use in a national identification card project in a foreign country. In May 2001, BSI signed an exclusive contract with L.C. Sistemia, an Italian company, to sell transaction processing units for use in the Italian national identification card project. In May 2000, BSI signed an exclusive contract with Drug Intervention Services of America, Inc. (now named DrugTest, Inc.) giving DISA and its agents the exclusive right to market and sell BSI products worldwide into the drug and alcohol testing market.


In September 2002, the United States Immigration and Naturalization Service awarded BSI a contract to sell six transaction processing units for pilot testing purposes. INS and the United States Department of State have already issued over 5 million border crossing optical cards, but the INS has not yet deployed systems able to read the optical stripe on the cards at ports-of-entry.

In late November 2002, BSI signed an exclusive contract with National Medical Systems to sell optical cards and transaction processing units to the Port of Long Beach, California.

               KFI, Inc.

               7852 Colgate Avenue
               Westminster, CA  92683
               (949) 857-1133

KFI, Inc. is a newly-formed, wholly-owned subsidiary of KFI. KFI formed KFI, Inc. solely to effect the merger, and KFI, Inc. has not conducted and will not conduct any business during any period of its existence. (KFI, Inc. has no relationship to CKI which is a private company which will own the assets and liabilities of KFI when the spin-off is completed.)

Parties to the Spin-Off

Dr. Richard Ballard and the directors of KFI own in excess of 85% of the outstanding KFI Common Stock. This control group of shareholders will obtain control and have ownership of a private company which will own all of the assets and all but a maximum of $15,000 of the liabilities of KFI which, at the time of the spin-off, will primarily consist of two earlier generations of engineering software tools and all subsequent research and development efforts and all related intellectual property and licenses. Dr. Ballard plans to continue the development of the knowledge engineering software as part of the private spin-off company, CKI, Inc. The Board of Directors of KFI have determined that the current climate in the public markets is not conducive to raising funds for software development and that private investment could prove to be more easily obtained.

Recommendation of the BSI Board of Directors (see page 26)

After careful consideration, the BSI board of directors unanimously determined the merger is advisable, and is fair to and in the best interests of BSI and its shareholders, and unanimously approved the merger agreement. The BSI board of directors recommends that the BSI shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

Some KFI and BSI Directors and Executive Officers Have Interests in the Merger or Spin-Off (see page 31)

Some of the directors and executive officers of KFI and BSI have personal interests in the merger that are different from the interests of other KFI and BSI shareholders. These interests include debt owed to Richard A. Kirk, a BSI director (which will remain outstanding if the merger is completed); and the ownership by most of the KFI officers and directors (and some other shareholders) in Cyber Knowledge, Inc., which will own all the KFI assets after the merger is completed. See "THE SPIN-OFF" and "INFORMATION ABOUT BSI--Certain Relationships and Related Transactions."

Recommendation of the KFI Board of Directors (see page 23)

After careful consideration, the KFI board of directors unanimously determined that the spin-off and merger are advisable, and are fair to and in the best interests of KFI and its shareholders, and unanimously approved both the merger agreement and the separation and distribution agreement. The KFI board of directors recommends that the KFI shareholders vote "FOR" the proposal to approve and adopt the separation and distribution agreement and approve the spin-off.

Share Ownership of Directors and Executive Officers of KFI (see page 24)

At the close of business on the record date for the KFI special meeting, directors and executive officers of KFI and their affiliates beneficially owned and were entitled to vote 85.1% of the 39,133,718 shares of KFI common stock outstanding on that date.

Share Ownership of Directors and Executive Officers of BSI (see page 27)

At the close of business on the record date for the BSI special meeting, directors and executive officers of BSI and their affiliates beneficially owned and were entitled to vote 40% percent of the 7,724,514 shares of BSI common stock outstanding on that date.


Directors and Executive Officers of KFI Following the Merger (see page 34)


Following the merger the directors of KFI will be Jack Harper, Richard A. Kirk, Fritz Keefner, Dr. Vincent Fulginiti, Marshall Kaplan, and Richard Gibson. The executive officers will be Jack Harper, President and Richard A. Kirk, Secretary.

What is Needed to Complete the Merger? (see page 29)

Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

      o     receipt of the required approval from BSI shareholders;

      o receipt of approval from KFI shareholders to complete the spin-off of the assets and liabilities of KFI to a new corporation owned by certain KFI shareholders;

      o all BSI officers and directors (and additional BSI shareholders, all together holding at least 6,000,000 of the BSI shares) sign lock-up agreements, and three KFI shareholders sign lock-up agreements; and

      o BSI's debt must not exceed $225,000 principal, plus accrued interest through the date the merger is completed.


What is Needed to Complete the Spin-Off? (see page 35)


Several conditions must be satisfied or waived before we complete the spin-off, including those summarized below:

      o     receipt of the required approval from KFI shareholders; and

      o     receipt of approval from BSI shareholders to complete the merger.

KFI and BSI are Prohibited from Soliciting Other Offers

The merger agreement contains detailed provisions that prohibit BSI from taking any action to solicit, initiate or encourage any other person to acquire BSI or its assets.

KFI and BSI May Terminate the Merger Agreement Under Specified Circumstances (see page 29) Under circumstances specified in the merger agreement, either KFI or BSI may terminate the merger agreement if:

      o     the merger is not completed by April 1, 2003;

      o the required approval of the shareholders of each of KFI and BSI has not been obtained;

      o the other party breaches any material representations, warranties or covenants in the merger agreement, and breach is not cured in 30 days after notice; or such that its conditions to completion of the merger regarding representations, warranties or covenants would not be satisfied; or

      o     the other party consents to termination.


The Separation and Distribution Agreement May Be Terminated Under Certain Circumstances (see page 36)


The parties to the Separation and Distribution Agreement may terminate it at any time by the mutual consent of KFI and Cyber Knowledge, Inc. (the company which is receiving the distribution). However, KFI must complete the spin-off as a condition precedent to closing the merger and it has agreed to do so pursuant to the merger agreement.

The Merger is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (see page 31)

The merger has been structured to qualify as a reorganization for United States federal income tax purposes under the Internal Revenue Code. Assuming the merger so qualifies, BSI shareholders generally will not recognize gain or loss for United States federal income tax purposes as a result of receiving KFI common stock in exchange for their BSI common stock pursuant to the merger, except with respect to cash received instead of fractional shares of KFI common stock. You should carefully read the discussion in "United States Federal Income Tax Consequences of the Merger" beginning on page 31 of this joint proxy statement/prospectus.


Accounting Treatment of the Spin-Off and Merger (see page 34)

KFI will account for the merger under the purchase method of accounting for business combinations and the spin-off will be accounted for as a reverse spin-off, since the operations being spun out represent most of the Company. Under reverse spin-off accounting, the assets and liabilities of KFI will be recorded as being spun out from CKI at their historical cost basis with no corresponding gain or loss being recorded on the spin-off.

                          SUMMARY SELECTED HISTORICAL
                       CONSOLIDATED FINANCIAL DATA OF KFI


The following table sets forth selected financial data of KFI for the years ended March 31, 2002 and 2001 and for the six months ended September 30, 2002 and 2001. The data for the March fiscal years has been derived from the financial statements of KFI, which have been audited by Corbin & Wertz, independent auditors, and which are included in this Joint Proxy Statement/Prospectus. The data as of and for the six months ended September 30, 2002 and 2001 are derived from unaudited financial statements of KFI which include all adjustments, consisting only of normal recurring adjustments and accruals, that KFI considers necessary for a fair presentation of its financial position and results of operations for these periods. Interim operating results for the six months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire fiscal year ended March 31, 2002 or any future period. The following selected financial data of KFI should be read in conjunction with KFI's financial statements and the notes thereto included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                          Inception
                                           (April 6,                                         Inception
                            For the          2000)        For the six     For the six     (April 6, 2000)
                           year ended       through       months ended    months ended        through
                           March 31,       March 31,       September      September 30,     September 30,
                              2002            2001         30, 2002           2001              2002
                          ------------    ------------    ------------    ------------    ---------------
Income Statement Data:

  Total revenue           $          0    $          0    $          0    $          0       $          0
  Total expenses               205,056         839,558         102,441          98,438          1,147,059
                          ------------    ------------    ------------                       ------------
  Net loss                $   (182,439)   $   (865,184)   $    (74,499)   $   (119,308)      $ (1,122,122)
                          ============    ============    ============    ============       ============
Per Share Data:
  Basic and diluted net
   loss per share               ($0.01)         ($0.01)         ($0.01)         ($0.01)            ($0.03)
                          ============    ============    ============    ============       ============
  Basic and diluted
   weighted average
   shares outstanding       35,986,837      35,980,478      39,133,718      39,108,000         36,219,965

Balance Sheet Data:

 Current assets           $         82    $      1,468    $        143    $        918       $        143
 Total assets                    7,733          14,145           5,881          11,743              5,881
 Current liabilities         1,032,736         865,967       1,105,383         982,872          1,105,383
 Total liabilities           1,032,736         865,967      (1,105,383)        982,872          1,105,383
 Stockholders' deficit      (1,025,003)       (851,822)     (1,099,502)       (971,130)        (1,099,502)

                          SUMMARY SELECTED HISTORICAL
                       CONSOLIDATED FINANCIAL DATA OF BSI


The following table sets forth selected financial data of BSI for the years ended December 31, 2001 and 2000 and as of and for the nine months ended September 30, 2002 and 2001. The data for the December fiscal years has been derived from the financial statements of BSI, which have been audited by Ehrhardt Keefe Steiner & Hottman, PC, independent certified public auditors, and which are included in this Joint Proxy Statement/Prospectus. The data as of and for the nine months ended September 30, 2002 and 2001 are derived from unaudited financial statements of BSI which include all adjustments, consisting only of normal recurring adjustments and accruals, that BSI considers necessary for a fair presentation of its financial position and results of operations for these periods. Interim operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 2002 or any future period. The following selected financial data of BSI should be read in conjunction with BSI's financial statements and the notes thereto included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                                              Cumulative
                                                            from inception                                       Inception
                            Nine months      Nine months       (July 30,      For the year       For the      (July 30, 1993)
                               ended            ended        1993) through        ended         year ended         through
                           September 30,      September      September 30,    December 31,     December 31,     December 31,
                               2002           30, 2001            2002            2001             2000             2001
                           -------------    -------------   --------------    -------------    -------------  ---------------
Income Statement
Data:

  Total revenue            $       9,990    $      18,980    $      61,290    $      18,980    $      10,395    $      51,300
  Total expenses           $     596,254    $     267,387    $   3,385,230    $     357,659    $     463,119    $   2,788,976
                           -------------    -------------    -------------    -------------    -------------    -------------
  Net loss                 $    (586,264)   $    (248,407)   $  (3,323,940)   $    (338,679)   $    (452,724)   $  (2,737,676)
                           =============    =============    =============    =============    =============    =============
Per Share Data:

  Basic and diluted
   net loss per share      $       (0.09)   $       (0.08)   $       (1.65)   $       (0.09)   $       (0.17)   $       (1.93)
                           =============    =============    =============    =============    =============    =============
  Basic and diluted
   weighted average
   shares outstanding          6,536,401        2,965,382        2,017,516        3,603,837        2,623,599        1,420,945

Balance Sheet Data:
   Current assets          $      56,178    $      10,324    $      56,178    $      17,094    $      13,171    $      17,094
   Total assets            $     105,548    $      62,106    $     105,548    $      64,721    $      73,181    $      64,721
   Current liabilities     $     380,417    $     207,365    $     380,417    $     585,251    $     191,104    $     585,251
   Total liabilities       $     380,417    $     502,629    $     380,417    $     595,515    $     351,368    $     595,515
   Stockholders' deficit   $    (274,869)   $    (440,523)   $    (274,869)   $    (530,794)   $    (278,187)   $    (530,794)

                            PRO FORMA FINANCIAL DATA


The following pro forma financial data present the effects of the Spin-Off and Distribution of KFI assets and liabilities ("Adjusted KFI" in the following pro forma statements) separate from the effects of the merger. The spin-off is treated as a reverse spin-off, since the operations being spun out represent most of the Company, Under reverse spin-off accounting, the assets and liabilities of KFI will be recorded as being spun out from CKI at their historical cost basis with no corresponding gain or loss being recorded on the spin-off. The Merger combines the historical consolidated balance sheets and statements of earnings of BSI2000 with those of Adjusted KFI after giving effect to the Merger. The unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2002 gives effect to the Spin-off and Distribution and Merger as if they had occurred at September 30, 2002. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended September 30, 2002 gives effect to the Spin-off and Distribution and Merger as if they occurred at April 1, 2002. The pro forma adjustments account for the Merger as a purchase and are based upon the assumptions set forth in the notes thereto.

The following pro forma financial data was prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes of KFI and BSI2000, all of which are included elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Spin-off and Distribution and Merger been consummated on the date, or at the beginning of the periods, for which the Spin-off and Distribution and Merger are being given effect, nor is it necessarily indicative of future operating results or financial position.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                Historical                                       Historical
                                KFI as of                                      BSI2000, Inc.
                                 9/30/02      Spin-off              Adjusted   as of 9/30/02        Merger              Post-Merger
                               (Unaudited)   Adjustments    Notes      KFI      (Unaudited)    Adjustments (1)   Notes   Combined
                              ------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
Cash & Equivalents                    83           (83)        2          --         31,258                --                31,258
Other Current assets                  60           (60)        2          --         24,920                --                24,920
Total Current assets                 143          (143)                   --         56,178                --                56,178
Non-current Assets
------------------
Property & equipment- net          5,738       ( 5,738)        2          --         39,068                --                39,068
Intangible assets                     --            --                    --          6,070                --                 6,070
Other long-term assets                --            --                    --          4,232                --                 4,232
Total non-current assets           5,738        (5,738)                   --         49,370                --                49,370
Total assets                       5,881         5,881                    --        105,548                --               105,548
                              ==========    ==========                          ===========                              ==========
Liabilities & Shareholders'
Deficit
Current liabilities

Accounts Payable                  11,643        (8,643)        3       3,000         21,263                --      8         24,263
Accrued Liabilities              395,108      (395,108)        4          --        100,154                --      8        100,154
Current portion  of long
term debt                             --            --                    --        259,000          (259,000)     8        259,000
Due to related parties           117,632      (117,632)        4          --             --                --                    --
Notes Payable to
shareholders                     281,000      (281,000)        4          --             --                --                    --
Convertible subordinated
note payable                     300,000      (300,000)        4          --             --                --                    --
Total liabilities              1,105,383    (1,102,383)                3,000        380,417          (259,000)              383,417
stockholders' Deficit
20,000,000 preferred shares
issued and outstanding                --            --        --          --             --                --                    --
Common stock, $0.001 par
value, 100,000,000 shares
authorized                        39,111       (33,613)        5       5,498      3,049,071            39,628      7         45,123
Additional paid in capital       (16,491)       7, 993     4,5,6      (8,498)            --         3,306,185      7      3,297,687
Deficit accumulated during
development stage             (1,122,122)    1,122,122         6          --     (3,323,941)               --      7     (3,323,941)
                              ----------                                        -----------
total stockholders' deficit   (1,099,502)    1,096,502                (3,000)      (274,870)               --               (18,869)
total liabilities and
stockholders' deficit              5,881        (5,881)                   --        105,548                --               105,548
                              ==========                                        ===========                              ==========

(1) Adjusted to reflect the condensed consolidated balance sheet as if the Merger was effective on September 30, 2002.

(2) The Reorganization Plan provides for the spin off to KFI's original founders of all of KFI's assets ($5,881).

(3) The Reorganization Plan provides for the spin off to KFI's original founders of all of KFI's liabilities except for legal, accounting and transfer agent services (approximately $3000 as of 9/30/02) incurred for the merger transaction.

(4) Certain advances, related party accruals and note payables plus accrued interest of KFI due to shareholders and other related parties shall be forgiven and treated as a capital contribution and be reflected in the financial statements in the quarter in which the spin-off and merger takes place.

(5) Reflects reduction in par value of outstanding shares as a result of 33,612,780 shares being returned and cancelled by the Company as part of the Spin-off and Distribution.

(6) Under reverse spin-off accounting, KFI is treated as the entity being spun out; as it has no operations separate from that of CKI, retained earnings has been reset to $0 with a corresponding reduction in APIC as a result.

(7) Capitalization of the post merger company utilizes the number of post-merger outstanding shares at par value, assumes the cumulative deficit of BSI2000, and reflects the resultant additional paid in capital.

(8) The merger agreement requires that trade and accrued liabilities not exceed $225,000 as of the merger date. Long term debt will be converted to common stock as provided in the merger agreement.

Knowledge Foundations, Inc. (KFI)

Proforma Condensed Consolidated Statement of Operations

                              Historical                                             Historical
                                  KFI                                               BSI2000, Inc.
                              For the Six       Pro Forma                            For the Six     Pro Forma          Pro Forma
                             Months Ended      Adjustments                          Months Ended    Adjustments            KFI
                                9/30/02          For the               Adjusted        9/30/02        For the           Unaudited
                              (Unaudited)        Spin-off                KFI         (Unaudited)      Merger         Adjustments (1)
                            --------------------------------------------------------------------------------------------------------
Sales                                 0                                      0           9,990                              9,990

Cost of sales                         0                                      0               0                                  0

Gross profit                          0                                      0           9,990                              9,990

Selling, general and                                                                                                      517,801
administrative expenses         102,441          (87,441)  (2)          15,000         502,801

Operating Income (loss)        (102,441)                               (15,000)       (492,811)                          (507,811)

Other income (expense);
  Interest income                     0                                      0             935                                935
  Interest expense              (20,771)          20,771   (2)               0         (33,699)                           (33,699)
  Other income (expense)         48,713          (48,713)  (2)               0          87,540                             87,540
                             ----------

Net Income (loss)               (74,499)                               (15,000)       (438,036)                          (453,036)

Net loss available to                                                                                                      ($0.01)
common to common
shareholders per
common share                     ($0.01)                                ($0.01)         ($0.07)

Book value per common                                                                                                      ($0.01)
share                            ($0.03)                                ($0.01)         ($0.05)

Cash dividends declared
per share                         $0.00                                  $0.00           $0.00                              $0.00

Weighted average number
of shares Outstanding        39,133,718                              5,521,938       5,860,188                         45,123,000


(1) Adjusted to reflect the condensed consolidated balance sheet as of the Effective Date of the Merger.

(2) As the KFI operations would not be included in post-merger operations of the company, KFI's expenses have been eliminated, except for an estimated annual $30,000 ($15,000 for six months) in expenses payable to auditors and attorneys in support of public company reporting requirements

                           COMPARATIVE HISTORICAL AND
                            PRO FORMA PER SHARE DATA

The following table presents (i) selected comparative per share data for BSI on a historical basis, and (ii) selected unaudited pro forma comparative per share data reflecting the consummation of the Merger. The pro forma equivalent amounts are presented with respect to each item of pro forma information on a calendar year basis (for the nine months ended September 30, 2002 and the period from inception to September 30, 2002, for the twelve months ended December 31, 2001 and for the period from inception to December 31, 2001), and have been calculated by dividing the corresponding pro forma combined amounts per share of BSI Common Stock by the Exchange Ratio of 5.84.


The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of BSI, incorporated by reference herein, and unaudited pro forma financial information included elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." Results of BSI for prior interim periods are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods presented.


                                                                      Cumulative from
                                                                          inception                               Inception
                                                    Nine months        (July 30, 1993)      For the year         (July 30, 1993)
                                                       ended               through              ended                through
                                                 September 30, 2002   September 30, 2002   December 31, 2000    December 31, 2001
                                                 ------------------   ------------------   -----------------    -----------------
BSI Common Stock (Historical):

    Net loss per share                                 $(0.09)              $(1.65)              $(0.09)              $(1.93)
    Cash dividends paid per share                          --                   --                   --                   --
    Book value per share at period end                 $(0.04)              $(0.04)              $(0.10)              $(0.10)

BSI Common Stock (Pro Forma Equivalent):

    Net loss per share                                 $(0.02)              $(0.28)              $(0.02)              $(0.33)
    Cash dividends paid per share                          --                   --                   --                   --
    Book value per share at period end                 $(0.01)              $(0.01)              $(0.02)              $(0.02)

                      STOCK PRICE AND DIVIDEND INFORMATION

KFI common shares are quoted on the OTC Bulletin Board under the symbol "KNFD.OB". The following table sets forth trading information for the quarters indicated. Figures stated represent high and low bids and reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

                                  FISCAL 2001

             Months                    Average Low         Average High
                                       -----------         ------------

             June 2000                    $2.50               $2.56
             July 2000                    $1.38               $2.56
             August 2000                  $1.50               $2.00
             September 2000               $1.75               $4.75
             October 2000                 $4.44               $6.25
             November 2000                $3.50               $5.75
             December 2000                $1.75               $4.00
             January 2001                 $0.66               $2.75
             February 2001                $0.62               $0.66
             March 2001                   $0.62               $0.75

                                  FISCAL 2002

             Months                    Average Low         Average High
                                       -----------         ------------

             April 2001                   $0.56               $1.10
             May 2001                     $0.90               $1.02
             June 2001                    $0.90               $0.98
             July 2001                    $0.85               $0.90
             August 2001                  $0.85               $0.90
             September 2001               $0.85               $0.85
             October 2001                 $0.65               $0.65
             November 2001                $0.35               $0.65
             December 2001                $0.36               $0.42
             January 2002                 $0.36               $0.36
             February 2002                $0.43               $1.35
             March 2002                   $0.80               $1.05

                        PERIOD ENDED SEPTEMBER 30, 2002

             Months                    Average Low         Average High
                                       -----------         ------------

             April 2002                   $0.80               $1.01
             May 2002                     $1.05               $2.80
             June 2002                    $1.75               $2.25
             July 2002                    $1.01               $1.95
             August 2002                  $0.95               $1.20
             September 2002               $0.88               $1.30


The last trading day before the merger was announced was April 11, 2002. On that date the closing price for KFI shares on the OTC Bulletin Board was $1.01. On December 26, 2002, the closing price for KFI shares on the OTC Bulletin Board was $0.40. KFI has never paid cash dividends on its capital stock. KFI currently intends to retain all earnings, if any, to finance the growth and development of its business. KFI does not anticipate paying any cash dividends in the foreseeable future.


BSI is a privately held company and there is no established public trading market for its stock. BSI has never paid, and does not anticipate paying, cash dividends on its common stock.

                         CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of KFI, on the one hand, or BSI, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The principal risks and uncertainties include the fact that BSI's business model is untested and BSI has not sold any products to date; and that BSI may need to raise capital to stay in business or expand its scope of operations and other risks that are described in the section entitled "RISK FACTORS," which follows on the next page.

                                  RISK FACTORS

KFI and BSI will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company's control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares.

Risk Factors Involving BSI


The audit report on BSI's financial statements contains a going concern opinion, which indicates doubt on the part of BSI's auditors that BSI will be able to continue to operate as a going concern. BSI's financial statements for the years ended December 31, 2001 and 2000 were prepared on a "going concern basis" and the audit report contains a "going concern qualification" (see BSI's audit report on the financial statements in this prospectus/proxy statement, and note 2 to those financial statements). BSI's financial statements assume BSI will continue as a going concern, but its ability to do so will require additional capital to fund operations until positive operating cash flow is achieved.

You could lose your investment if BSI's untested business model is not successful. BSI has not sold any products to date and has a working capital deficit of $324,239 at September 30, 2002. It has an exclusive contract to sell optical systems in Italy and another foreign country, but has not received orders yet. BSI has a contract to sell six optical systems to the United States Immigration and Naturalization Service for pilot testing (but it may not obtain a contract to sell more systems to the INS), and a contract to sell cards and optical systems to the Port of Long Beach, California (but has not sold any to date).

The terms on which BSI raises additional capital could adversely impact you. It is likely that BSI will have to raise funds to sustain operations in 2003. Terms of subsequent offerings could adversely impact you: Institutional investors could negotiate favorable terms (debt or preferred stock, and/or representation on the board of directors), and/or an offering of common stock could be at prices lower than the price paid by you. Although closing of the merger agreement with KFI should make capital raising easier than at present, there are no agreements in place to raise capital.


If BSI lost the services of Jack Harper, the business would suffer. Jack Harper, president and a director, helps to develop and market the company's products. It is unlikely the company would be able to find a replacement if he were unable to continue service. There is no "Key Man" insurance policy and no present plans to obtain such insurance against a loss of Mr. Harper's service.

BSI's business depends on the viability and continued relationship with LaserCard Corporation. BSI might not be able to find a suitable replacement vendor of the cards and reader head equipment it needs if LaserCard Corporation does not continue its relationship with it. BSI is dependent on this company. See "INFORMATION ABOUT BSI-Current Contracts-LaserCard Systems."

BSI may not be able to compete if large companies enter the business, and patent laws may not fully protect it. There are several manufacturers of optical cards and card reader technology, and BSI's agreement with one manufacturer (LaserCard Systems Corporation) is nonexclusive. Currently BSI believes there are few if any companies with features like BSI's products, but optical card technology may soon attract large companies with significant capital and marketing resources to develop their own systems and compete directly with BSI. BSI's intellectual property is proprietary and it has applied to the United States Patent & Trademark Office for patent protection on several of its systems. BSI will continue filing for patents on each application it develops. However, even if patents are issued, it is possible that competitors could develop applications which do not infringe on BSI's rights, but which provide similar benefits overall to customers.

Risk Factors Involving KFI Stock

If the merger agreement is closed, our shares would be "penny stock" under rule 3a51-1 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. In general, "penny stock" includes securities of companies which are not listed on the principal stock exchanges or the National Association of Securities Dealers Automated Quotation, National Market System, "Nasdaq NMS" and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6 million in the last three years. As "penny stock," our stock therefore would be subject to Rule 15g-9, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1 million or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are the officers or directors of the issuer of the securities). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our stock, and therefore may adversely affect our stockholders' ability to sell the stock in the public market.


There Is A Limited Market For KFI Common Stock. Currently only a limited trading market exists for KFI common stock. KFI common stock trades on the OTC Bulletin Board under the symbol "KNFD.OB." The Bulletin Board is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any given time. Effective sometime in early 2003, the OTC Bulletin Board will no longer offer companies a market on which to trade. The new BBX Exchange, which is intended to replace the OTC Bulletin Board, will have stricter listing standards. Management intends to apply to be listed on the BBX Exchange as soon as applications become available but there is no assurance that KFI will meet the minimum criteria required. If KFI fails to meet the BBX Exchange listing requirements, then it will be forced to trade solely on the pink sheets, a market with very limited liquidity and minimal listing standards. We cannot assure the BSI shareholders that a market for KFI stock will be sustained. There is no assurance that the KFI shares will have any greater liquidity than shares which do not trade on a public market.


Resale of your shares will be limited even if the merger agreement is completed. A condition to closing of the merger agreement with KFI is execution of one year lockup agreements (subject to certain exceptions) by all BSI shareholders of the company (two years for officers, directors, and employees of BSI). Therefore, after the merger is closed, the now-current shareholders of KFI (except for three individuals not subject to lockup agreements) will be able to sell their shares even though the BSI shareholders will then own most of the stock of KFI. See "MERGER-Lock-up Agreements."

No fairness opinion or independent valuation of the assets of KFI will be completed prior to the spin-off, which may expose the KFI shareholders to the risk of losing an opportunity for substantial profits. Although the KFI Board believes there is a limited market for the sale of the knowledge engineering software, it has not made any inquiries, solicited any offers, or retained any independent appraiser or investment banker to determine whether a market exists and, if so, at what price the KFI assets could be sold.

KFI has no money to pay an independent firm for a valuation and is not aware of any viable method to value the assets of the Company even if it retained an independent firm to value the intangible property, which primarily consists of programming code in the alpha stage of development. The major creditors of KFI, who are owed approximately $600,000 are not demanding that any intangible property be distributed to them but are forgiving the debt in full without receiving any of the intellectual property. This led the

Board of Directors of the Company to believe that the software remains an unattractive investment opportunity, particularly in a market which is difficult for software companies with developed products.


Furthermore, the KFI Board valued the assets of KFI based on Dr. Ballard's ability to remove KFI's only asset - the software under development - at any time due to KFI's default under the licensing agreement with Dr. Ballard. Dr. Ballard has now notified KFI of his decision to exercise all of his remedies in the event of a default of the licensing agreement. Dr. Ballard's services to KFI can terminate at any time and he has no obligation to remain with KFI. Since the software cannot be sold in its current state, the only value in the Company is Dr. Ballard's services in developing the software, and he could remove those services at any time.

However, there may be circumstances unknown to the KFI Board permitting it to sell the knowledge engineering software for a substantial amount. If the spin-off is approved, the shareholders who benefit from the spin-off may be receiving a significant windfall and those who do not benefit may be losing the opportunity for substantial profits.

KFI's sole asset will be relinquished if the merger is not consummated by March 31, 2003.

KFI's sole asset is its software, which is in the alpha stage of development. Under the licensing agreement with Dr. Ballard, Dr. Ballard has the right to terminate the licensing agreement after giving notice to KFI. Termination of the licensing agreement would result in the loss of KFI's sole asset. KFI is currently in default on the licensing agreement due to KFI's failure to raise sufficient capital. On December 27, 2002, Dr. Ballard gave notice to KFI of KFI's default on the licensing agreement. Dr. Ballard has given KFI ninety days to cure the default, which may be done by completing the spin off. Therefore, if the merger is not closed by March 31, 2003, KFI will no longer own any assets.

                    THE SPECIAL MEETING OF KFI SHAREHOLDERS

                              Date, Time and Place


The KFI special meeting will be held at ___________, local time, on ____________, 2003 at ______________________.


Items of Business

At the KFI special meeting, KFI shareholders will be asked to consider and vote upon the proposal to approve and adopt the separation and distribution agreement and approve the spin-off. KFI shareholders also will consider any other business that may properly come before the KFI special meeting or any adjournment or postponement of the KFI special meeting. KFI currently does not contemplate that any other matters will be considered at the KFI special meeting.

Recommendation of the KFI Board of Directors

After careful consideration, the KFI board of directors unanimously determined that the spin-off is advisable, and is fair to and in the best interests of KFI and its shareholders and unanimously approved the separation and distribution agreement. The KFI board of directors recommends that KFI shareholders vote "FOR" the proposal to approve and adopt the separation and distribution agreement and approve the spin-off.

Admission to the Special Meeting


Only KFI shareholders, including joint holders, as of the close of business on _______________, 2003 and other persons holding valid proxies for the special meeting are entitled to attend the special meeting. All shareholders and their proxies should be prepared to present photo identification. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. KFI shareholders who are not record holders but hold shares through a broker or nominee (i.e., in street name) should be prepared to provide proof of beneficial ownership on the record date, such as a recent account statement prior to ______________, 2003, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.


Method of Voting; Record Date; Stock Entitled to Vote; Quorum

KFI shareholders are being asked to vote both shares held directly in their name as shareholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

Proxy cards and voting instruction cards are being solicited on behalf of the KFI board of directors from KFI shareholders in favor of the proposal to approve and adopt the separation and distribution agreement and approve the spin-off.

Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one proxy card. Therefore, KFI shareholders should complete, sign, date and return each proxy card and voting instruction card they receive.


Only shareholders of record of KFI at the close of business on ____________, 2003, the record date for the KFI special meeting, are entitled to receive notice of, and have the right to vote at, the KFI special meeting. On the record date, approximately _________________ shares of KFI common stock were issued and outstanding. Shareholders of record of KFI on the record date are entitled to one vote per share of KFI common stock on the proposal to approve and adopt the separation and distribution agreement and approve the spin-off.


A quorum of shareholders is necessary to have a valid meeting of KFI shareholders. A majority of the shares of KFI common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the KFI special meeting in order for a quorum to be established.

Abstentions and broker "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by KFI in its treasury do not count toward establishing a quorum.

Adjournment and Postponement

KFI shareholders may be asked to vote upon a proposal to adjourn or postpone the KFI special meeting.

Required Vote

Approval and adoption of the separation and distribution agreement and approval of the spin-off will require the affirmative vote of the holders of a disinterested majority of the shares of KFI common stock outstanding on the record date. While shares of common stock owned by those shareholders who will benefit from the spin-off through owning stock in the CKI Group will be counted for the purposes of having a quorum, only shares owned by those shareholders who will not own any shares of CKI Group will be counted to determine whether the spin-off has been approved. Under Delaware law, abstentions will be counted and have the same effect as a vote "against" the proposal. In addition, failing to vote will have the same effect as a vote "against" the proposal. A broker or nominee who holds shares for customers, who are the beneficial owners of those shares, are prohibited from giving a proxy to vote those customers' shares with respect to the proposal to be voted on at the KFI special meeting without instructions from the customer. Shares held by a broker or nominee which are not voted because the customer has not provided instructions to the broker or nominee will have the same effect as a vote "against" the proposal.

Share Ownership of KFI Directors and Executive Officers

At the close of business on the record date for the KFI special meeting, directors and executive officers of KFI and their affiliates beneficially owned and were entitled to vote 85% of the 39,133,718 shares of KFI common stock outstanding on that date.

Voting Procedures

      Submitting Proxies or Voting Instructions

KFI shareholders of record may vote their shares by attending the KFI special meeting and voting their shares in person at the special meeting, or by completing their proxy cards and signing, dating and mailing them in the enclosed self-addressed envelopes. If a proxy card is signed by a shareholder of record of KFI and returned without voting instructions, the shares represented by the proxy will be voted "FOR" the proposal to approve and adopt the separation and distribution agreement and approve the spin-off, and in the discretion of Michael Dochterman and Robert Dietrich as the proxy holders, on any other business that may properly come before the KFI special meeting or any adjournment or postponement of the KFI special meeting.

KFI shareholders whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of KFI common stock or obtain a proxy from the record holder to vote at the KFI special meeting.

        Revoking Proxies or Voting Instructions

KFI shareholders of record may revoke their proxies at any time prior to the time their proxies are voted at the KFI special meeting. Proxies may be revoked by written notice to the corporate secretary of KFI, by a later-dated proxy signed and returned by mail, or by attending the KFI special meeting and voting in person.

KFI shareholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those KFI shareholders may not vote their shares in person at the KFI special meeting unless they obtain a signed proxy from the record holder giving them the right to vote their shares.

        Proxy Solicitation

KFI is soliciting proxies for the KFI special meeting from KFI shareholders. Each company will share equally the cost of printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by KFI with the Securities and Exchange Commission.

Other than the costs shared with BSI, the cost of soliciting proxies from KFI shareholders will be paid by KFI. In addition to solicitation by mail, directors, officers and employees of KFI may also solicit proxies from shareholders by telephone, telecopy, telegram or in person. KFI will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, KFI will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

        Contact for Questions and Assistance in Voting

Any KFI shareowner who has a question about the merger or how to vote or revoke a proxy should contact:

                             Knowledge Foundations, Inc.
                             7852 Colgate Avenue
                             Westminster, CA 92683
                             Attention:  Robert Dietrich, CFO
                             (949) 857-1133

Any KFI shareowner who needs additional copies of this joint proxy statement/prospectus or voting materials should contact Robert Dietrich as described above or send an e-mail to radietrich@earthlink.net.

Other Matters

KFI is not aware of any other business to be acted upon at the KFI special meeting. If, however, other matters are properly brought before the KFI special meeting or any adjournment or postponement of the KFI special meeting, the persons named as proxy holders, Michael Dochterman and Robert Dietrich, will have discretion to act on those matters, or to adjourn or postpone the KFI special meeting.

                    THE SPECIAL MEETING OF BSI SHAREHOLDERS

                              Date, Time and Place


The BSI special meeting will be held at ___________, local time, on ____________, 2003 at _____________________.


Items of Business

At the BSI special meeting, BSI shareholders will be asked to consider and vote upon the proposal to approve and adopt the merger agreement and approve the merger. BSI shareholders also will consider any other business that may properly come before the meeting or any adjournment or postponement. BSI currently does not contemplate that any other matters will be considered at the meeting.

Recommendation of the BSI Board of Directors

After careful consideration, the BSI board of directors unanimously determined that the merger is advisable, and is fair to and in the best interests of BSI and its shareholders and unanimously approved the merger agreement. The BSI board of directors recommends that BSI shareholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

Admission to the Special Meeting


Only BSI shareholders, including joint holders, as of the close of business on _______________, 2003 and other persons holding valid proxies for the special meeting are entitled to attend the special meeting. All shareholders and their proxies should be prepared to present photo identification. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting.


Method of Voting; Record Date; Stock Entitled to Vote; Quorum

BSI shareholders are being asked to vote the shares held directly in their name. Proxy cards and voting instruction cards are being solicited on behalf of the BSI board of directors from BSI shareholders in favor of the proposal to approve and adopt the merger agreement and approve the merger.

Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareholders of record whose shares are registered in more than one name will receive more than one proxy card. Therefore, BSI shareholders should complete, sign, date and return each proxy card and voting instruction card they receive.


Only shareholders of record of BSI at the close of business on ____________, 2003, are entitled to receive notice of, and have the right to vote at, the BSI special meeting. On the record date, approximately 7,724,514 shares of BSI common stock were issued and outstanding. Shareholders of record of BSI on the record date are entitled to one vote per share of BSI common stock on the proposal to approve and adopt the merger agreement and approve the merger.


A quorum of shareholders is necessary to have a valid meeting of BSI shareholders. A majority of the shares of BSI common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the meeting in order for a quorum to be established.

Abstentions and broker "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote

The merger agreement and the merger will require the affirmative vote of the holders of a majority of the shares of BSI common stock outstanding on the record date. Under Colorado law, abstentions will not be counted as votes in favor or against the merger agreement and the merger.

Share Ownership of BSI Directors and Executive Officers

At the close of business on the record date for the BSI special meeting, directors and executive officers of BSI and their affiliates beneficially owned and were entitled to vote 40 percent of the 7,724,514 shares of BSI common stock outstanding on that date.

Voting Procedures

        Submitting Proxies or Voting Instructions

BSI shareholders of record may vote their shares by attending the BSI special meeting and voting their shares in person at the special meeting, or by completing their proxy cards and signing, dating and mailing them in the enclosed self-addressed envelopes. If a proxy card is signed by a shareholder of record of BSI and returned without voting instructions, the shares represented by the proxy will be voted "FOR" the proposal to approve and adopt the merger agreement and approve the merger, and in the discretion of Jack Harper and Richard A. Kirk, as the proxy holders, on any other business that may properly come before the BSI special meeting or any adjournment or postponement of the BSI special meeting.

        Revoking Proxies or Voting Instructions

BSI shareholders of record may revoke their proxies at any time prior to the time their proxies are voted at the BSI special meeting. Proxies may be revoked by written notice to the corporate secretary of BSI, by a later-dated proxy signed and returned by mail, or by attending the BSI special meeting and voting in person.

        Proxy Solicitation

BSI is soliciting proxies for the BSI special meeting from BSI shareholders. Each company will share equally the cost of printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by KFI with the Securities and Exchange Commission.

Other than the costs shared with KFI, the cost of soliciting proxies from BSI shareholders will be paid by BSI. In addition to solicitation by mail, directors, officers and employees of BSI may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

Please do not send in any BSI stock certificates with your proxy cards or voting instruction cards. Signature Stock Transfer (current KFI transfer agent), the exchange agent for the merger, will send transmittal forms with instructions for the surrender of certificates representing shares of BSI common stock to former BSI shareholders shortly after the merger is completed.

        Contact for Questions and Assistance in Voting

Any BSI shareowner who has a question about the merger or how to vote or revoke a proxy should contact:

               Jack Harper
               BSI2000, Inc. 12600 W. Colfax Ave., Suite B410
               Lakewood, CO  80215
               (303) 231-9095

Any BSI shareowner who needs additional copies of this joint proxy statement/prospectus or voting materials should contact Jack Harper as described above or send an e-mail to jharper@bsi2000.com

Other Matters

BSI is not aware of any other business to be acted upon at the BSI special meeting. If, however, other matters are properly brought before the meeting or any adjournment or postponement of the meeting, the persons named as proxy holders, Jack Harper and Richard A. Kirk, will have discretion to act on those matters, or to adjourn or postpone the BSI special meeting.

                                   THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement, and the spin-off, including the separation and distribution agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General Terms of the Transaction; The Merger Agreement

On April 23, 2002, BSI and KFI signed a merger agreement which was amended on August 8, 2002 and on November 20, 2002 (the "Merger Agreement"). In general, the Merger Agreement, and the separation and distribution agreement (the "Spin-Off Agreement") between KFI and certain of the KFI shareholders, will result in the BSI shareholders becoming KFI shareholders (holding 45,122,570 (89%) of the total of 50,643,508 KFI shares outstanding after completion of the merger). The continuing KFI shareholders will hold 5,520,938 KFI shares (11%).


Under the Spin-Off Agreement, all the assets of KFI immediately before the merger will be assigned to Cyber Knowledge, Inc. ("CKI"), a corporation formed by the principal shareholders (including officers and directors) of KFI. Most of the KFI liabilities before completion of the merger will be assumed by CKI (other than a maximum of $15,000 of payables for legal, accounting and stock transfer services which will remain KFI's obligation), and the rest will be forgiven or paid off. When the merger is completed, KFI's assets and liabilities (other than payables for legal, accounting and stock transfer services which will remain KFI's obligation) will consist only of BSI's assets and liabilities on a consolidated basis. KFI will change its name to "BSI2000, Inc.," and the subsidiary, KFI, Inc., will be named "BSI Operating Corp." KFI will continue as a Delaware corporation. The current officers and directors of KFI will resign their positions, and the new officers and directors will be the officers and directors of BSI, with the addition of Richard Gibson, a nominee of Lance Mullins, manager of Pursuit Capital. (In the discussion below, "KFI" may be used to refer to the name of the post-merger company.)

Pursuit Capital, LLC (a private Arizona limited liability company) has loaned $500,000 to BSI (see "Information About BSI-Certain Relationships and Related Transactions"). In connection with the loan, BSI issued to Pursuit warrants to purchase 800,000 shares of BSI common stock at $0.625 per share. These warrants were exercised on July 1, 2002. Pursuit paid the exercise price through canceling the $500,000 loan. After completion of the merger, there will be 50,643,508 KFI shares outstanding: 45,122,570 shares (89%) held by the former BSI shareholders, including 4,400,000 shares (9%) held by Pursuit; and 5,520,938 shares (11%) held by the continuing KFI shareholders.


Summary of Principal Conditions to Completing the Merger

Completion of the Merger Agreement is subject to the satisfaction of the following principal conditions:

      o Approval by the BSI shareholders of the Merger Agreement and the merger at the BSI meeting, with the holders of not more than 5% of the BSI shares exercising dissenter's rights.

      o     Approval by the KFI shareholders of the Spin-Off Agreement.

      o Execution of lock-up agreements by BSI shareholders holding at least 6,000,000 shares (which will be exchanged for at least 30,000,000 KFI shares) prohibiting sale of the KFI shares they will receive. The duration of the lock-up agreements is two years for BSI officers, directors, affiliates, and employees, and one year for other BSI shareholders, except that all the lock-up agreements will terminate at such time as KFI generates $10,000,000 in gross revenues after completion of the merger. (See "INFORMATION ABOUT BSI-Certain Relationships and Related Transactions").

      o Execution of lock-up agreements by three KFI shareholders prohibiting sale into the public market of the KFI shares they will retain after the merger. The duration of the lock-up agreements is one year for 100,000 KFI shares held by Dr. Richard Ballard; six months for 50,000 shares held by Michael Dochterman, and one year for another 50,000 shares he holds; and six months for 25,000 shares held by Robert Dietrich.

      o BSI's debt shall not exceed $225,000 in principal amount, plus accrued interest (owed to director Richard A. Kirk, see "INFORMATION ABOUT BSI-Certain Relationships and Related Transactions").

      o Satisfaction by BSI and KFI of customary representations and warranties regarding accuracy of information delivered, absence of litigation, and similar matters.

Background and Reasons for the Offer and Subsequent Merger


BSI and KFI initially met to discuss the possibility of a merger in February of 2002. The February meeting occurred because a major creditor of KFI determined that KFI would be unable to repay its loans. In November of 2001, a former employee of KFI's major creditor contacted a BSI investor to explore the possibility of a merger between KFI and BSI. This creditor realized its only viable option was to encourage KFI to merge with another company because the creditor realized that KFI had no ability to repay the obligation and even if it foreclosed on the assets, they had virtually no value. Also, Dr. Ballard had a prior right to pull KFI's software out of the company because of KFI's default on its agreement with Dr. Ballard. Therefore, the creditor considered a merger with BSI to be its only potential option to recover a portion of its equity investment in KFI. There were no other alternatives for KFI to merge or sell its assets for any value at that time and KFI could not continue to fund its public reporting obligations at that time. BSI needs to raise capital quickly to take advantage of the need by governmental agencies to use its technology to monitor border crossings and other security measures. The events of September 11, 2001 have brought heightened awareness of the need for enhanced technology for tracking border crossings. Management of BSI believes that the liquidity offered by a public company such as KFI will provide an attractive opportunity for investors who would not be willing to invest in BSI if it were to remain a private company. Management of KFI believes that the business of BSI is more likely to provide a return to its investors sooner than development of its existing technology which will require substantially more capital than originally anticipated. Although there is no synergy between the technology under development by KFI (which will be transferred to certain shareholders if the merger is completed) and the technology of BSI, a merger with BSI will permit KFI to remain in the technology sector and acquire a business which has much lower research and development requirements than that required by the existing business of KFI.


Consideration of the Merger by the KFI Board of Directors

The ongoing research and development conducted primarily by Dr. Richard Ballard has taken longer than anticipated and required a substantial amount of capital. In the current market it has become much more difficult to raise capital to complete the necessary research and development to make the software viable. The KFI Board believes it is difficult to justify remaining a public company and continuing to incur the professional fees and other expenses associated with being public without a strategic plan to produce revenue to allay those expenses. Management has no viable plan for producing revenues and therefore the Board believes that it is prudent to merge with a company with a business capable of generating near-term revenue.

Consideration of the Merger by the BSI Board of Directors

To implement the strategic plan of BSI, it will continue to need to raise significant working capital to meet payroll and complete software development. The Board believes that becoming a public entity through the merger with KFI will provide better opportunities to attract capital from investors and also will enhance its credibility when it competes for government contracts.

Interests of KFI and BSI Directors and Executive Officers in the Merger

Richard A. Kirk, a director, is owed notes with principal of $195,000 plus accrued interest ($30,076 at May 31, 2002, of which a portion has subsequently been paid). Richard Ballard, Michael Dochterman and Robert Dietrich shall keep an aggregate of 300,000 shares of KFI common stock in addition to benefiting from the spin-off of the business of KFI to Cyber Knowledge, Inc., a company controlled by them. See "INFORMATION ABOUT BSI-Certain Relationships and Related Transactions."


Federal Income Tax Considerations

The following discussion describes the material United States federal income tax considerations relevant to (i) the contribution of certain assets to CKI and the exchange of shares of KFI common stock for CKI common stock (the "Redemption") pursuant to the Separation and Distribution Agreement that are generally applicable to holders of KFI common stock, and (ii) the exchange of shares of BSI common stock for KFI common stock pursuant to the merger (the "Merger") that are generally applicable to holders of BSI common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to BSI shareholders as described herein.

BSI and KFI shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular BSI or KFI shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their BSI or KFI common stock as a capital asset or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger or the Redemption under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger or the Redemption (whether or not any such transactions are undertaken in connection with the Merger or Redemption), including, without limitation, any transaction in which shares of BSI common stock are acquired or shares of KFI common stock are disposed of, the tax consequences of the assumption by KFI of the outstanding BSI stock options or the tax consequences of the receipt of rights to acquire KFI common stock. Accordingly, BSI AND KFI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

        The Redemption

The Redemption is a distribution of certain KFI assets (i.e., the CKI common stock) to certain KFI shareholders in exchange for their KFI common stock. Shareholders not receiving CKI common stock will of course not be subject to any tax, As the only shareholders receiving the CKI common stock are Mr. Dochterman, Mr. Dietrich, Dr. Ballard, Mr. Vest and Ms. Pettit, they will be the sole persons subject to tax. Absent an applicable nonrecognition provision under the Code, the Redemption must be analyzed under the provisions of the Code addressing taxable corporate distributions. As such, the Redemption will be either (i) a taxable distribution of the CKI common stock with respect to the KFI common stock, or (ii) a taxable sale or exchange of the KFI common stock for the CKI common stock. The Redemption will be treated as a dividend to the extent of KFI's earnings and profits (including KFI's gain, if any upon distribution of the CKI common stock), unless the Redemption qualifies as a taxable sale or exchange.

For the Redemption to qualify as a taxable sale or exchange, the distribution of the CKI common stock must be (i) not essentially equivalent to a dividend, (ii) substantially disproportionate, or (iii) in complete termination of the shareholder's interest in KFI. Each KFI shareholder must determine whether the Redemption, as applied to his or her specific situation, falls within one of these three categories. The "not essentially equivalent to a dividend" test is a facts and circumstances test. The other two tests are objective. If the shareholder fails to meet either of the objective tests, the shareholder should consult with his or her tax advisor to determine whether, under such shareholder's specific facts and circumstances, sale or exchange treatment can be achieved under the "not essentially equivalent to a dividend" test.

To be "substantially disproportionate" and therefore receive sale or exchange treatment, a redemption must satisfy three conditions:

            (1) the shareholder's percentage ownership of the outstanding voting stock (including all classes which carry voting rights) is reduced immediately after the redemption to less than 80% of his percentage interest in such stock immediately before the redemption;

            (2) the shareholder's percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and

            (3) the shareholder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock entitled to vote.

For a redemption to qualify under the "complete termination of a shareholder's interest" test and therefore receive sale or exchange treatment, all the stock in the corporation that the shareholder owns, either actually, or constructively under the attribution rules, must be redeemed.

If the Redemption qualifies as a taxable sale or exchange with respect to a KFI shareholder, such shareholder will recognize gain or loss measured by the difference, if any, between the fair market value of the CKI common stock and the shareholder's basis in the KFI common stock. If the KFI common stock surrendered was a capital asset in the shareholder's hands, the gain or loss will be capital in nature. The capital gain or loss will be long-term or short-term depending on the shareholder's holding period for the KFI common stock. The basis of the CKI common stock in the former KFI shareholder's hands will be the fair market value of the CKI common stock.

If a KFI shareholder surrenders all of his or her KFI stock or a portion sufficient to meet the "substantially disproportionate" test, the Redemption will be treated as a taxable sale or exchange, which will generate capital gain or loss. EACH KFI SHAREHOLDER IS URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REDEMPTION, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

If the Redemption fails to qualify as taxable sale or exchange, it will be treated as a distribution equal to the fair market value of the CKI common stock. The Redemption will be treated as a dividend (i.e., ordinary income) to the extent of KFI's earnings and profits (including KFI's gain, if any upon distribution of the CKI common stock). To the extent that the fair market value of the CKI common stock exceeds KFI's earnings and profits, the shareholder's basis in his or her KFI common stock shall be reduced (but not below zero). To the extent that the fair market value of the CKI common stock exceeds KFI's earning and profits and the shareholder's basis in his or her KFI common stock, the excess shall be treated as gain from the sale or exchange of a capital asset.

Generally, a corporation recognizes no gain or loss upon a distribution of property, unless the corporation distributes property to shareholder and the fair market value of such property exceeds the property's basis. Regardless of whether the Redemption is treated as a taxable sale or exchange or as a taxable distribution to the KFI shareholders, KFI will recognize gain to the extent that the fair market value of the CKI common stock in KFI's hands exceeds the basis of the CKI common stock. No loss will be recognized if the basis of the CKI common stock exceeds its fair market value.

        The Merger

The Merger is intended to constitute a reorganization within the meaning of the Code. If the merger does qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following federal income tax consequences to the BSI shareholders:

            o No gain or loss will be recognized by holders of BSI common stock solely upon their receipt of KFI common stock in exchange for BSI common stock in the merger (except to the extent of cash received in lieu of a fractional share of KFI common stock).

            o The aggregate tax basis of the KFI common stock received by BSI shareholders in the merger (including any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the BSI common stock surrendered in exchange therefor.

            o The holding period of the KFI common stock received by each BSI shareholder in the merger will include the period for which the BSI common stock surrendered in exchange therefor was considered to be held, provided that the BSI common stock so surrendered is held as a capital asset at the time of the merger.

            o Cash payments received by holders of BSI common stock in lieu of a fractional share will be treated as if the fractional share of KFI common stock had been issued in the merger and then redeemed by KFI. A BSI shareholder receiving cash payments will recognize gain or loss, upon payment, measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

            o No gain or loss will be recognized by KFI, BSI or KFI, Inc. as a result of the merger.

The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger.


A successful Internal Revenue Service challenge to the reorganization status of the merger would result in BSI shareholders recognizing taxable gain or loss with respect to each share of common stock of BSI surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the merger, of the KFI common stock received in exchange therefor. In this event, a shareholder's aggregate basis in the KFI common stock so received would equal its fair market value, and the shareholder's capital gains holding period for such stock would begin the day after the merger.


BSI and KFI shareholders should be aware that the tax opinions do not bind the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. The tax opinions will be subject to certain assumptions and qualifications, including the truth and accuracy of certain representations made by KFI, BSI and KFI, Inc.


Accounting Treatment of the Merger

The merger of BSI into KFI will result in the owners and management of BSI having operating control of the combined company after the transaction, with shareholders of KFI continuing only as passive investors. A transaction of this nature is considered to be a capital transaction in substance, rather than a business combination. Accordingly, the business combination will be accounted for as an additional capitalization of KFI (a reverse acquisition with BSI as the acquirer). That is, the transaction is equivalent to the issuance of stock by BSI for the net assets of KFI accompanied by a recapitalization. Therefore, no goodwill or other intangible will be recorded as part of the transaction. For financial accounting purposes, BSI is considered the surviving entity.

Directors and Executive Officers of KFI Following the Merger

The executive officers and directors of KFI will be:

Jack Harper: President, CEO and Chairman of the Board (age 50). Mr. Harper has been president and chairman of the board of BSI since late 1995. Previously, from 1989 until 1994, Mr. Harper was President of Technology Fusion, Inc., a company that specialized in low-cost add-in video hardware products for the Apple Macintosh. Mr. Harper received an MBA from the University of Denver in 2000. In 1975, Mr. Harper received a B.S. Electrical Engineering and a B.A. Mathematics with a Minor in Russian Language from the University of Houston
(1975).

Richard A. Kirk: Director (age 70). Mr. Kirk has been a director of BSI since August 1995 and acting secretary since July 1999. He was Chairman of the Board of Access Long Distance, a long distance provider which was sold in 2001. Mr. Kirk worked for United Bank of Denver/Norwest Bank/Wells Fargo from 1958 through 1990, ultimately serving as chairman, president and chief executive officer. In 1986, Mr. Kirk was elected Vice Chairman of the United Banks of Colorado, Inc. (now Wells Fargo). In 1992, he retired from the Norwest Bank Denver but continues as chairman emeritus and serves on its Advisory Board. Mr. Kirk serves on boards of several nonprofit institutions and is an appointed Commissioner of the Denver Water Board.

Fritz Keefner: Director (age 66). Mr. Keefner has served as a director of BSI since January, 1998. Mr. Keefner served as the principal of Peak Asset Management, LLC of Lewisville, Colorado from July 1997 to April 2000, a registered investment advisory company that manages in excess of $40-million of assets. In 1986, Mr. Keefner founded and continues to serve as president of Vencap Resources, Inc. which is a private investment company that engages in seed-level financing and private placements for early stage technology companies. Mr. Keefner received a B.A. Sociology and Psychology from the State University of Iowa in 1962.

Marshall Kaplan: Director (age 67). Mr. Kaplan has served as a director of BSI since September, 1995. He is Executive Director of the Institute for Policy Research and Implementation at the University of Colorado in Denver. He provides policy guidance to the Institute's several centers and programs: The International Center for Administration and Policy; the Center for Public Private Sector Cooperation; the Center for the Improvement of Public Management; the Center for Human Investment Policy; the Norwest Public Policy Research Program; and the University of Denver/Colorado University Consortium on Health Ethics and Policy. Through its centers and programs, the Institute helps public, non-profit, community, and private sector leaders translate policy studies into effective action programs. Through the International Center at the Institute, Mr. Kaplan has initiated the Aspen Global Forums, between key government and business leaders from the United States, Russia, and Mexico, currently twice each year with each nation. Prior to becoming head of the Institute, Mr. Kaplan was Dean of the University of Colorado's Graduate School of Public Affairs (1981-1995). He served as the Deputy Assistant Secretary of the U.S. Department of Housing and Urban Development in Washington, D.C. (1976-1981). Before joining HUD, Professor Kaplan was a Principal in the national policy advisory firm of Kaplan, Gans, and Kahn in San Francisco. He has his M.A. from Boston University and his M.C.P. from the Massachusetts Institute of Technology.

Richard Gibson: Nominee for Director. Mr. Gibson is nominated to be appointed to the BSI Board of Directors by Pursuit Capital, LLC. Mr. Gibson will become a director of KFI when the merger is closed. He is currently the Director of External Business Development, Global Infrastructure Solutions for

Motorola, Inc. Prior to joining Motorola, Mr. Gibson was a principal of Gibson & Associates, a sales and marketing consulting firm. Mr. Gibson was the Senior Vice President - Sales and Marketing for Netsafe, Inc. from 1998 to 1999. Mr. Gibson has more than 20 years experience in sales and marketing management, 15 of which have been with IT companies and internet-based operations. Mr. Gibson received a B.S. International Relations from the University of Minnesota in 1975, and an MBA from American Graduate School of International Management in 1978.

Employee Agreements. BSI presently employs four persons under written employment agreements. Jack Harper, president ($80,000 per year); Scott O'Connell, software engineer ($82,500 per year); David Burlingame, technician ($34,272 per year); and Michael Witcher, government affairs liaison ($60,000 per year). Each agreement provides for employment at will by BSI (there is no set term of employment).

Dissenters' Rights as to BSI Shares

The Colorado Business Corporation Act ("CBCA") provides that if a shareholder in a company which is party to a merger follows specific procedures, the shareholder is entitled to be paid the fair value of his or her shares. The following summarizes the procedures to be followed if a BSI shareholder desires to be paid cash for his or her BSI shares instead of receiving KFI shares, and the procedures BSI must follow to inform its shareholders of dissenter's rights. See Annex C (a copy of the relevant parts of the Act) for the details. "You" refers to BSI shareholders who desire to dissent and be paid the fair value of their shares.

      o Send written notice to BSI that you intend to demand payment for your shares if the merger is completed, and not vote in favor of the merger agreement and merger.

      o If the merger is completed, KFI will send you written dissenter's notice, stating that the merger has been completed, where to send demands for payment and where to deposit your share certificates. You also will receive a form for demanding payment.

      o KFI will pay you in cash an amount KFI believes is the fair value for your shares.

      o You may give KFI your own estimate of the fair value of your shares and demand payment of that amount, less what KFI has paid you.

      o If your demand for payment remains unresolved, KFI may start a court proceeding and ask the court to determine the fair value of the shares. The court would appoint appraisers to held determine fair value. Dissenters will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds what KFI has paid already. KFI would pay the costs of the court proceeding, including appraisers, unless you are found to have acted not in good faith. Attorney fees would be awarded as determined by the court.

                                  THE SPIN-OFF

General

Immediately before the merger with BSI is completed, KFI will have no assets and no liabilities, and when the merger is completed, KFI's assets and liabilities will be comprised of all the assets and liabilities (other than payables for accounting, legal and stock transfer services which will remain with KFI) of BSI (BSI will be a wholly-owned subsidiary of KFI, and BSI's assets and liabilities will be consolidated with KFI for accounting purposes). The divestiture of KFI's assets and liabilities will be effected through the Separation and Distribution Agreement (the "Spin-Off Agreement"), the completion of which is a condition to the Merger Agreement with BSI.

Reasons for the Spin-Off and Consideration of the Spin-Off by the KFI Board of Directors


The licensing agreement with Dr. Ballard is in default because KFI was never capable of raising the capital necessary to develop the software beyond the alpha stage. In the event of a default by KFI, the licensing agreement gives Dr. Ballard the right to either: (1) terminate the licensing agreement after giving notice or (2) convert the exclusive license given by the licensing agreement into a non-exclusive license after giving notice. Dr. Ballard has notified KFI that the license will terminate effective March 31, 2003 if the spin-off is not completed before that time. In the event the merger does not occur, KFI may not have the financial resources needed to comply with the terms of the licensing agreement. If KFI were to lose its exclusive license to Dr. Ballard's current and future products, KFI's business could suffer.


The board of directors of KFI have determined that KFI does not have the capital to fund the substantial additional development and marketing of Dr. Ballard's software that must be done before the software can be sold to the marketplace. The board of directors of KFI has determined that the assignment to Cyber Knowledge, Inc. ("CKI"), an affiliate of KFI, of assets of KFI, and the assumption of all KFI liabilities (other than payables for accounting, legal and stock transfer services which will remain with KFI), in consideration for the return to KFI of all but 300,000 of the KFI shares owned by the CKI Group (Dr. Ballard, Mr. Dochterman and Mr. Dietrich will retain these shares as compensation for work related to negotiating and structuring the merger with
BSI) and distribution of CKI shares to the CKI Group, is fair to KFI and its shareholders. A majority of the disinterested shareholders of KFI will decide whether to approve the Spin-Off Agreement.

The Separation and Distribution Agreement


KFI, CKI and Dr. Richard Ballard, Jan Pettitt, Michael Dochterman, Robert A. Dietrich, Joel Vest (who are directors, officers and/or principal shareholders of KFI), and certain other persons who are shareholders of KFI (altogether, the "CKI Group"), have entered into a Separation and Distribution Agreement (the "Spin-Off Agreement"). The Spin-Off Agreement provides that subject to approval by the disinterested majority of KFI shareholders at the KFI special meeting, effective on the completion of the merger with BSI, KFI will assign to CKI all of the assets of KFI, including the licensing agreement with Dr. Ballard for development and marketing of the "knowledge engineering" computer software developed by Dr. Ballard and the knowledge engineering software itself which is in the alpha stage of development (collectively, the "transfer assets"). CKI will assume all the liabilities of KFI (other than payables for legal, accounting and stock transfer services up to a maximum of $15,000) which are incurred in the conjunction with this transaction and which will be retained by KFI as of the date of completion of the merger. KFI shall also distribute all CKI shares owned by it to the CKI Group.

As of the completion of the merger with BSI, the CKI Group will transfer to KFI a total of 33,612,780 KFI shares they own, in consideration of KFI assigning the transfer assets to CKI. These shares will be canceled. The spin-off will be accounted for as a reverse spin-off, since the operations being spun out represent most of the Company. Under reverse spin-off accounting, the assets and liabilities of KFI will be recorded as being spun out from CKI at their historical cost basis with no corresponding gain or loss being recorded on the spin-off. Immediately upon the filing of an Amendment to the Certificate of Incorporation of KFI changing its name to "BSI 2000, Inc.", CKI shall have the right to file an amendment to its Articles of Incorporation changing its name from "Cyber Knowledge, Inc." to "Knowledge Foundations, Inc."


CKI is required to take an active role in developing the transfer assets and therefore does not plan on liquidating or distributing the transfer assets and dissolving.


Other than as set forth below, neither KFI nor any of its continuing shareholders, nor BSI or BSI's shareholders, will have any rights to CKI stock or the business of CKI.

Interests of KFI Officers and Directors in the Spin-Off

The following directors and officers of KFI have interests in the Spin-Off, because they will become officers and directors of CKI and major shareholders of its stock: Dr. Ballard (63.3%); Michael Dochterman (12.5%); Robert Dietrich (7.4%); Jan Pettitt (wife of Dr. Ballard) (12.7%); and Joel Vest (1.2%). Following the spin-off, Dr. Ballard's software license will be transferred to CKI. CKI intends to become a separate company and raise capital in the future to continue development of Dr. Ballard's software. CKI has no financing arrangements in place for such capital. Neither KFI nor any of its continuing shareholders, nor BSI or BSI's shareholders, will have any rights to CKI stock or the business of CKI.

No Dissenters' Rights as to KFI Shares

Delaware law does not provide dissenters' rights to KFI shareholders with respect to approval of the Spin-Off Agreement. KFI shareholders will not be paid fair market value for their shares if the spin-off is consummated.

                             INFORMATION ABOUT KFI

Overview

Knowledge Foundations, Inc. (formerly a private Delaware corporation) was incorporated in Delaware on April 6, 2000 and on August 7, 2000 merged into Calipso, Inc. On September 18, 2000, the Company changed its name from Calipso, Inc. to Knowledge Foundations, Inc. Concurrently, the Company changed its trading symbol on the OTCBB from CPSJ to KNFD.

KFI is a developer and promoter of knowledge-based engineering and development software tools. These tools are designed to allow users to build knowledge bases that will capture and code knowledge for increased processing speed, storage capacity and intuitive access. KFI has an exclusive license to market and distribute two generations of knowledge engineering software tools developed by KFI's Chairman and Chief Science Officer, Dr. Richard L. Ballard. Dr. Ballard developed Mark I and II versions of the software for specific government applications, which were purchased by government agencies with a one-time license fee payment in addition to consulting fees. The Mark I and Mark II versions required extensive consulting by trained knowledge engineers (modelers, outliners and programmers) to utilize the software tools. Dr. Ballard is currently working on the Mark III version of the software, which should operate transparently within the MS Windows environment and with extensively more user interface features.

KFI acquired the rights to its technology through a License and Royalty Agreement entered into on April 6, 2000 by and between Richard L. Ballard and Janet J. Pettitt (Ballard), husband and wife, and KFI. The License and Royalty Agreement provides KFI with exclusive and transferable rights to Dr. Ballard's software. Future inventions and software developments using this software technology developed by Dr. Ballard will be the exclusive property of KFI. KFI is currently in technical default of the License and Royalty Agreement due to its inability to obtain capital to fund the development of the software.

KFI's original business plan was to develop the Mark III version of the software, to obtain appropriate intellectual property protection, to provide knowledge engineering services to clients and to resellers and to market its software tools to software application developers under license agreements. KFI's ability to develop the software and provide service to clients was dependent upon KFI successfully obtaining sufficient capital, which the Company has not been able to do. KFI estimates that approximately $1 million in additional capital is needed to complete version 1 of Mark III software tools. KFI was unsuccessful in raising capital for its development and marketing activities during the fiscal year ended March 31, 2002. However, Dr. Ballard has continued to develop certain segments of the Mark III version of KFI's software in spite of the lack of capital to pay him.

In contrast with software tools on the market today, KFI's proprietary machine coding language should be capable of remembering the processes the person operating the computer has used in the past and recording the resultant knowledge recorded as the result of applying the process. KFI's technology will allow organizations to permanently store contracted work products and intellectual capital as knowledge bases. KFI's technology captures, codifies and integrates most forms of knowledge into easily accessed and marketable formats. The application of KFI's software tools will provide a production process for building small to large knowledge bases.

Properties

KFI's main offices are rented from a shareholder and are located at 7852 Colgate Avenue, Westminster, CA 92683 and the telephone number is (626) 444-5494. KFI pays rent at the rate of $1000 per month.

Legal Proceedings

KFI has a potential claim threatened against it by a consultant with regard to a finder's fee for potential equity financing. KFI believes that neither the merit nor future outcome of such a claim nor potential damages is readily determinable as of September 30, 2002 and therefore has not accrued any liability in the accompanying financial statements.

Market for KFI's Common Equity and Related Stockholder Matters

KFI's Common Stock is traded in the over the counter securities market through the National Association of Securities Dealers Automated Quotation Bulletin Board System, under the symbol "KNFD.OB". The following table sets forth the high and low prices for KFI's Common Stock as reported by the OTC:BB. The quotations reflect inter dealer prices, without retail mark up, markdown or commission, and may not necessarily represent actual transactions.

                                  FISCAL 2001

           Months                 Average Low          Average High
                                  -----------          ------------

           June 2000                  $2.50                $2.56
           July 2000                  $1.38                $2.56
           August 2000                $1.50                $2.00
           September 2000             $1.75                $4.75
           October 2000               $4.44                $6.25
           November 2000              $3.50                $5.75
           December 2000              $1.75                $4.00
           January 2001               $0.66                $2.75
           February 2001              $0.62                $0.66
           March 2001                 $0.62                $0.75

                                   FISCAL 2002

           Months                 Average Low          Average High
                                  -----------          ------------

           April 2001                 $0.56                $1.10
           May 2001                   $0.90                $1.02
           June 2001                  $0.90                $0.98
           July 2001                  $0.85                $0.90
           August 2001                $0.85                $0.90
           September 2001             $0.85                $0.85
           October 2001               $0.65                $0.65
           November 2001              $0.35                $0.65
           December 2001              $0.36                $0.42
           January 2002               $0.36                $0.36
           February 2002              $0.43                $1.35
           March 2002                 $0.80                $1.05

                         PERIOD ENDED SEPTEMBER 30, 2002

           Months                 Average Low          Average High
                                  -----------          ------------

           April 2002                 $0.80                $1.01
           May 2002                   $1.05                $2.80
           June 2002                  $1.75                $2.25
           July 2002                  $1.01                $1.95
           August 2002                $0.95                $1.20
           September 2002             $0.88                $1.30

As of September 30, 2002, KFI had approximately 75 stockholders of the 39,133,718 shares outstanding.

KFI has never declared or paid dividends on its Common Stock. KFI intends to follow a policy of retaining earnings, if any, to finance the growth of the business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be at the sole discretion of the Board of Directors and will depend on KFI's profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Delaware law provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its shareholders, except that a corporation cannot limit or eliminate a director's liability for:

      o any breach of the director's duty of loyalty to the corporation or its shareholders;

      o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o     paying a dividend or approving a stock repurchase in violation of
            Section 174 of the Delaware General Corporation Law; or

      o any transaction from which the director derived an improper personal benefit.

The KFI certificate of incorporation provides that, to the fullest extent provided by law, a director will not be personally liable for monetary damages to the corporation or its shareholders for breach of his or her fiduciary duty as a director.

The By-laws of KFI provide as follows: "Except as hereinafter stated otherwise, the Corporation shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, and each of them including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as Officers or Directors of this Corporation."

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of KFI pursuant to the foregoing provisions, or otherwise, KFI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the merger transaction with BSI, KFI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

Management of KFI

Dr. Richard Ballard, Ph.D.: Chairman and Chief Science Officer (age 61). Dr. Ballard is the founder and creator of KFI's technology. From August 1995 to March 2000, Dr. Ballard has been the sole proprietor of Knowledge Research and Knowledge Foundations(TM) developing and delivering knowledge based software tools and applications primarily to US Government Agencies and Software Publishers. From April 2000 to present, Dr. Ballard has been Chairman of the Board and Chief Scientist of KFI. His background includes hands-on executive management of numerous start-up companies including Co-Director and Founder of Apple Foundations for Steve Jobs & Mike Markula and Founder/Chairman of TALMIS Division, International Data Corporation for Patrick McGovern. He has received 128 software citations, developed 3 Management Software Workshops and 21 Educational Software Workshops, been published in 35 publications and technical reports. As a University of California professor and researcher, he has developed and taught numerous classes over 15 years. Dr. Ballard manages all research and development functions as well as assisting with sales activities. Dr. Ballard was part time during fiscal year 2002, while performing software development consulting services for others.

Mr. Michael W. Dochterman: President, CEO and Director (age 47). From August 1995 to December 1995, Michael Dochterman was an independent business consultant developing business plans, raising capital and providing executive management for startup clients. From January 1996 to April 1999, Mr. Dochterman served in various executive management positions launching several new products and Divisions for Sempra Energy. From April 1999 to April 2000, Mr. Dochterman developed KFI's business plan and from April 2000 to present, has been CEO/President and a Board member of KFI. Mr. Dochterman's background includes hands-on executive management and business consulting experience providing operational guidance for numerous start-ups. He has more than fifteen years experience as President or Vice President of private enterprises and three years executive management experience in a Fortune 500 company. Mr. Dochterman was part time during the fiscal year.

Mr. Robert A. Dietrich: Vice President - Operations, CFO and Director (age 56). From August 1995 to March 2000, Robert Dietrich has been President/CEO and Director of Semper Resources Corporation (SRCR.OB) and CyberAir Communications, Inc., from January 1998 to March 2000. From April 2000 to present, Mr. Dietrich has been CFO, Vice President of Operations, and a Board member of KFI. His background includes hands-on executive management; investment banking and financial consulting experience. He has more than fifteen years experience as vice president (finance and operations) or president of public and private enterprises and thirteen years with Big 5 and regional CPA firms and technology based investment banking firms providing financial and operations consulting and merger/acquisition and financial structuring for clients. Mr. Dietrich is a CPA with a B.B.A. from Notre Dame and an MBA from the University of Detroit. Mr. Dietrich manages all financial and accounting activities. Mr. Dietrich was part time during the fiscal year

Ms. Janet J. Pettitt: Director of Training Development, Director (age 62). From August 1995 to March 2000, Jan Pettitt has been sole proprietor, founder of Interactive Productions, a proprietorship that provided training for prior customers of KFI's technology. She has 16 years of hands on experience as a Master Corporate Software Trainer delivering and training trainers and end users of published and proprietary software and hardware systems. Ms. Pettitt has a B.A. from Fontbonne College and years of teaching experience at Flourissant Valley Community College and Holy Names Academy.

Mr. Joel B. Vest: Director (age 55). During the past five years, Mr. Vest has consulted, created, produced, directed and managed community events and consumer/trade shows from concept through launch.

Management Contracts

KFI has employment agreements with three of its directors, Richard Ballard, Robert Dietrich and Michael Dochterman. None of the above were paid any compensation due under the employment agreements during the fiscal year ended March 31, 2002.

Executive Compensation


The following table sets forth the compensation paid to KFI's executive officers and directors during each of the fiscal years since inception of KFI. The remuneration described in the table does not include the cost to KFI of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of KFI's business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $50,000 or 10% of such officer's cash compensation exclusive of loans footnoted herein.

                           Summary Compensation Table


                                                                               Long Term
                                             Annual Compensation              Compensation
                                             -------------------              ------------
-------------------------------------------------------------------------------------------------
                                                             Other Annual  Restricted
Name and Principal Position      Year      Salary   Bonus    Compensation    Stock     Options
-------------------------------------------------------------------------------------------------
Dr. Richard L. Ballard            2002       0(1)     0            0           0          0
Chairman & Chief Science Officer  2001    $92,400     0         $4,500         0          0
                                            (1)

Michael W. Dochterman             2002       0(1)     0            0           0          0
President & CEO, Director         2001    $77,400     0        $19,500         0          0
                                            (1)

Robert A. Dietrich                2002       0(1)     0            0           0          0
CFO, Vice President, Director     2001    $53,700     0         $4,500         0          0
                                            (1)

Joel Vest                         2002       0        0            0           0          0
Director                          2001       0        0        $20,500         0          0

Janet J. Pettitt                  2002       0        0            0           0          0
Director, Training Director       2001    $12,000     0            0           0          0


(1) Excludes accrued salaries totaling $144,000 in fiscal 2002 and $24,000 in fiscal 2001 that have not been paid. These accrued amounts will be forgiven by the officers and recorded as an increase to additional paid-in capital upon consummation of the spin-off and distribution and merger.

                   SECURITY OWNERSHIP OF DIRECTORS, OFFICERS
                      AND CERTAIN BENEFICIAL OWNERS OF KFI

The following table sets forth certain information as of March 31, 2002 with respect to the beneficial ownership of common stock by (i) each person who to the knowledge of KFI, beneficially owned or had the right to acquire more than 10% of the outstanding common stock, (ii) each director of KFI and (iii) all executive offices and directors of KFI as a group.

     Name Of Beneficial Owner              Number of Shares   Percent Of Class

     Dr. Richard L. Ballard (1)                21,377,516           54.7%
     7852 Colgate Avenue
     Westminster, CA  92683

     Michael W. Dochterman                      4,638,412           11.9%
     7852 Colgate Avenue
     Westminster, CA  92683

     Robert A. Dietrich                         2,576,884            6.6%
     7852 Colgate Avenue
     Westminster, CA  92683

     Janet J. Pettitt (1)                       4,277,622           10.9%
     7852 Colgate Avenue
     Westminster, CA  92683

     Joel Vest                                    412,346            1.0%
     7852 Colgate Avenue
     Westminster, CA  92683

     All Directors & Officers as a Group       33,282,980           85.1%

(1)   Ms. Pettit and Dr. Ballard are husband and wife.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF KFI

The following liabilities will be forgiven as of the Effective Date of the Merger.

Notes Payable to Shareholders


KFI borrowed $206,000 from a shareholder, which obligation is a demand note with a principal balance as of September 30, 2002 of $206,000 plus accrued interest at 6% per annum, payable upon demand. Interest was $5,017 for the year ended March 31, 2001; $12,360 for the year ended March 31, 2002; and $10,925 for the six month period ended September 30, 2002. Additionally, shareholders advanced $89,326 to date since inception for the settlement of certain trade debts of KFI and other working capital needs.


Office Rent Expense


The Company had a liability of $28,000 due to one of the principal stockholders for renting a portion of his residence (on a month-to-month basis) used as the Company's office for the period of April 6, 2000 through March 31, 2002. This amount is non-interest bearing. Rent expense for the year ended March 31, 2001 was $12,000; $12,000 for the year ended March 31, 2002; and $6,000 for the six month period ended September 30, 2002.

Consulting Services

As of March 31, 2001, the Company had incurred $36,500 consulting services that were rendered by two officers who are also principal stockholders of the Company. Such consulting service charges were paid in full during the year ended March 31, 2001.

                      KFI MANAGEMENT'S PLAN OF OPERATIONS

The following should be read together with the financial statements included in this proxy statement.

We have an exclusive license to market and distribute two generations of knowledge engineering software. See "INFORMATION ABOUT KFI--Overview." To date none of these products have generated any revenues. All development expenditures associated with these products have been expensed.

KFI has been a development stage company since its inception. During the development stage, KFI has been primarily engaged in raising capital, obtaining financing, developing its knowledge-based computing technology, advertising and marketing, and administrative functions. KFI originally intended to produce a knowledge-based operating system, related tools and applications, and system integration services.

KFI has experienced negative cash flows from operations since inception. The lack of funds during the fourth quarter of fiscal year 2001 resulted in the layoff of programming personnel. Dr. Ballard, however, has continued to design and program certain segments of the Mark 3 software. If KFI were to expand its technology base it would continue to experience net negative cash flows from operations, pending receipt of license or sales revenues.

Since September 2000, KFI has been seeking additional financing. Except for debt financing of $281,000, KFI has been unsuccessful in raising equity capital. KFI has signed a definitive agreement to merge with BSI in which BSI shall be the surviving entity.

Sales of equity to investors is KFI's only current source of capital. KFI expects that it will be less difficult to raise capital as a public company after the closing of the merger with BSI. However, there is no assurance, given the current condition of the capital markets, that the Company can raise any additional capital following the merger.

                             INFORMATION ABOUT BSI

General. BSI was incorporated under the name Unified Data Link, Incorporated in July, 1993, and changed its name to Bank Systems 2000, Inc. in April, 1995. The company changed its name to BSI2000, Inc. on May 19, 1995. It has a contract to buy optical cards, card reader heads, and software from LaserCard Systems Corporation, a division of Drexler Technology (Nasdaq "DRXR") under a value added reseller volume pricing agreement. See "CURRENT CONTRACTS--LaserCard Systems." BSI has developed and markets proprietary applications of optical card technology, using the LaserCard products.


BSI's management believes that government agencies and companies in many industries have interest in developing new identification systems and end user data management techniques that integrate carried data that can be updated on site. For example, BSI management has presented the BSI technology to the U.S. INS, the new Transportation Security Administration, the U. S. Maritime Administration, the United States Coast Guard, several port authorities, and others that have expressed interest. In addition, BSI management has presented the technology to a large number of commercial companies with the result that teaming and strategic alliance agreements have resulted with three.


BSI has developed technology that integrates special hardware and proprietary, patent-pending software, to provide turnkey optical card systems for the national identification and other card markets. It develops software applications for commercial and government customers. It expects to sell secure encrypted optical cards for distribution to customers' end users (employees, patients, immigrants, etc.), as well as reading/writing transaction processing units that confirm the card carrier's identity with biometrics and allow updating of the information on the card, as well as providing a complete audit trail of the use of the card. Each optical card system is developed specifically for the customer's needs. Categories of development for prospective customers include government agencies, industrial companies, and health care providers.

The cards are designed to securely store identification data (name, address, photograph, fingerprint, etc.), and other information desired by the customer (for example, pension or health and medical data, police records, or border crossing and employment dates) in an updateable digital form. Optical cards are essential due to their extreme high data capacity (equivalent to 1,500 typewritten pages); reliability and high security; their ability to have data partitioned to separate physical secure areas on the card; and ease of use and updating.

The plastic cards (about the same size as routine credit cards) are produced by the end user to a customer employee at a transaction station (in a hospital, at a border crossing, etc.). The cards are first "read" at the station: User identification is visually confirmed by display of a color photograph (stored in the card) on the monitor, and digitally confirmed by comparing the user's fingerprint (also stored in the card) to the optical reading of the user's finger print at the station. Then, the station reads extensive data from the card, and new information can be added with a computer keyboard. The units run on AC current and are about the size of a shoebox. In contrast to "smart card" systems in which the card reader usually runs off a personal computer, all the optical card unit's computing power is contained in the unit; the unit cannot be used for any other purpose, and usually is much cheaper than smart card systems, which require a reader unit and a personal computer (not just the keyboard). Also, the card data is personal to the carrier. The station manager cannot store or copy the card identification or any other data, because the system is inherently off-line (no on-line communications with a personal or main frame computer are needed to access the card).

Other biometric verification procedures include digital signature recognition and hand scanners.


In June 2002, BSI signed an exclusive contract to sell transaction processing units for use in a foreign country in partnership with Titan Secure Systems, a division of Titan Corporation. In May, 2000, BSI signed an exclusive contract with Drug Intervention Services of America, Inc. (now named DrugTest,

Inc.) giving DISA and its agents the exclusive right to market and sell our products worldwide into the drug and alcohol testing market. See "CURRENT CONTRACTS."


In November 2002, BSI signed a contract with National Medical Systems, Inc. to sell optical cards and transaction processing units to the Port of Long Beach California. See "CURRENT CONTRACTS."

BSI has been awarded a contract to sell six transaction processing units to the United States Immigration and Naturalization Service for pilot testing purposes. See, INS CONTRACT.

Optical cards provide about 1,000 times the memory, 30 times as fast update speed, and far more security and reliability than smart chip cards. Optical cards can store thousands of transaction records, account balances, audit trails, medical and insurance information, digital photographs, and personal databases. Any information that can be stored in a computer can be recorded and managed on an optical card.

Current Products. BSI has developed three related products, each with biometric verification procedures:

        Securus 2000 Access Control and Site Security. This product is designed to meet the most demanding security needs. Any number of these units can be linked together over an integrated and crypto-secure local network to cover any number of doors and buildings in a site. The entire system may be linked over the internet to a remote control site. Each security officer has an administrative card to monitor and enable specific actions of controlling personnel. The system provides complete audit trails, and has an easy to use graphical site map on a large external monitor to allow current locations of any employee.

        DISA 2000 Employee Tracking System. Developed for the compliance industry, this product tracks gate entries/exits, drug and alcohol testing status, medical and training records, and other status values. All information mandated by federal or state laws, or company policies, is stored on the card, with the data backed up at DISA's headquarters. Like the Securus, this product utilizes full Ethernet LAN/WAN architecture and provides a location map.

        Civilitas 2000 Government ID. The Civilitas (Latin for citizen) card is for government issue, to record identification data, and allows up to 16 separate government programs to be tracked and monitored on a single card, including border crossings, medical records, social pension eligibility and cash transfers, medical records, police records, etc. Each partition has its own crypto key. Border crossings also may be monitored and flagged by advanced heuristic software techniques to automatically flag suspicious events for closer inspection by personnel. Six units of a slightly modified version of Civilitas 2000 (the modified version is named SEGABA 2000) have been ordered by the INS.

Technical Information. BSI's systems use the optical cards to provide automatic fingerprint and signature verification, and photographic confirmation, to prevent card use by unauthorized person. The data is safe and secure, in contrast to smart chip cards which can be unstable due to static electricity and magnetic fields such as used in airport security.

The optical cards may be partitioned into separate physical areas, each used for a different program: Basic identification information may be stored in a common area; pension payments data in another; medical and health in another (itself partitioned for sensitive information such as psychiatric, HIV/AIDS, etc.). Each partitioned data area is protected by its own security system.

Permanent data storage capacity on the card allows a complete audit trail to be maintained for all transactions. Such audit mechanisms are mandatory in order to reconstruct events after fraudulent use or system malfunction. Laws in many countries require such mechanisms to be in place.

The large card capacity means that if the end user wishes, almost all sensitive information (such as digital fingerprints) can reside only on the card and not in a central database, an important feature to gain citizen acceptance of identification cards.

BSI's systems all use a specific variation or application of the standard BSI developed transaction software and hardware protocol (named the "ToolKit 2000"). The ROM-resident real-time process control software, that is embedded in the processing unit, consists of a combination of the standard BSI2000 C/C++ coded modules from the following list: Embedded Windows NT multitasking operating system interface; optical drive interface and control; TCP/IP communications control for partially on-line systems; digital I/O module control; external interface control; printer formatting and control; database systems; crypto system; magnetic stripe reader control; barcode scanner control; fingerprint identification and control; signature verification and control; and components. The optical card reader head and related software is purchased from LaserCard Systems Corporation.

BSI continues to develop (and apply for patent protection covering) software in the area of strong encryption techniques and high-performance data management methods for optical card systems. These methods are required for secure and efficient optical card systems to be safely used in the field. Other patent applications cover the use of the technology.

The hardware for most applications is fairly straightforward and consists of a metal or plastic shell, internal bracketry, power supply and switching, control button and status LEDs, color LCD screen, single board process control computer, integrated optical card device, sound transducer, thermal printer, and others.

Devices integrated into BSI systems include fingerprint scanners, signature verification pads, and external door lock controls. The device is about the same size and shape as a shoebox.

Patents. BSI's business model is to contract with much larger companies to develop or expand specific vertical markets for their products and sell our products through them. In this way competitors must evaluate the cost of overtaking the larger partner company which is already dominant in the market - a significant barrier to entry. A primary value of BSI's patents, if awarded, will be to attract larger companies to contract with BSI, and protect their market share as well as protect BSI's technology from copying by its partners and their competitors.

BSI has applied to the United States Patent & Trademark Office for a patent covering the uses or methods of using certain technology which it has developed, including methods for entering and storing medical records by using bar codes and optical scanning to rapidly update records in less than several minutes; a novel method of recording medical information with automatic analysis of statistical trends of the data by using card-based heuristic software techniques; drug testing, personnel access to controlled areas (for controlling checkout of company or agency tools and equipment), and the use of biometric data (digital fingerprint, signature and photograph) for controlling access. To date the PTO has not issued a patent to the company.


Additional patent applications are expected to be filed in 2003 as new technology is developed.


Sales and Marketing, and Sources of Revenue. BSI's sales and marketing strategy and its plan to create sources of revenue has three primary components:

1. Contract with a larger company that is dominant in a sector or country (for examples, Drug Test, Inc. for drug testing worldwide, Titan Secure Systems for the national identification card project in an undisclosed country; and L.C. Sistemia for Italy's national identification project).


2. Where possible, negotiate contracts to include ongoing transaction fees which will be earned each time an optical card is used (e.g., $0.02 - $0.06 per use). The contract with L.C. Sistemia does not include a transaction fee, but BSI expects many future contracts to include this provision. Transaction fees are priced in the contract to what the market will bear, and will vary from application to application. Records of the accrued fees accumulate in processing unit and will be transmitted to the company monthly. This data transmission does not include any data from the individual cards.

BSI expects transaction fees to become the major source of revenues over time (i.e., within 12-18 months from initial sales under a contract, these fees are expected to replace then surpass initial sales revenues from units and cards).

3. Negotiate contracts to include the sale of transaction units, optical cards, replacement optical cards, and maintenance fees. The transaction units will be sold through the dominant companies with which we associate. BSI intends to sell the systems with slim margins, because significantly more revenue can be obtained through selling the cards and through transaction fees. In the typical project, as much as 95% of the initial costs comes from the high margin cards. In some instances BSI may sell units at or below cost to access the revenue streams from cards and transactions. BSI will sell unique optical cards directly to customers, which are then distributed to end users. The cost of optical cards is almost always the dominant initial expense for the customer. BSI's systems require BSI2000-supplied cards that must be cryptologically initialized and embossed with our logo. In addition, BSI will sell replacement cards to customers, who are used to replacing cards (like VISA cards) every two years or so. BSI buys the stock cards from LaserCard Systems Corporation. BSI also warrants the transaction units for one year, then charges for maintenance.

Current Contracts

In November 2002, BSI signed a strategic teaming agreement with National Medical Systems, Inc., New Jersey. NMS provides site access control and security, drug and alcohol testing, and other services to client companies in the United States. NMS has an existing relationship with the Port of Long Beach, California, and BSI has granted NMS the exclusive right for five years to sell BSI optical cards and transaction processing units to the Port of Long Beach for site control and security purposes related to the daily average of 20,000 trucks that access the Port. NMS will pay BSI an amount to be negotiated, based on BSI products sold by NMS to the Port.


It is important to note that BSI has not yet delivered product in any significant quantity. However, BSI has received a limited order for its products from an agency of the United States Federal Government and has also put into place various strategic teaming and alliance agreements with substantial external partner companies as follows:


INS Contract. On September 20, 2002 the United States Immigration and Naturalization Service awarded BSI a contract for six optical reader/writers and biometric verification systems. These six units are part of a 30 unit purchase made by the INS for local and pilot testing purposes. The balance of the contract, 24 units, was awarded to Information Spectrum, Inc ("ISI"). Both BSI and ISI are valued added resellers of LaserCard.

The company expects that at the conclusion of the current pilot program (probably in first quarter 2003), the INS will select either BSI or ISI or both as the system vendors. BSI expects that the INS will order two to three thousand systems from the selected vendor over the next two years. BSI's six units which are the subject of the current contract are being sold to INS for $4,595 each.

BSI has signed a teaming agreement with SAIC to support BSI's efforts with the INS during the pilot program. BSI expects to negotiate additional agreements with SAIC for supporting services if BSI's system is adopted for deployment to ports-of-entry by the INS. These services are expected to include field training and operational support.


SAIC (Science Applications International Corporation). On August 20, 2002, BSI signed a teaming agreement with SAIC that called for SAIC to be identified as an unpriced subcontractor on BSI's bid to the U. S. INS for the Border Crossing
(BCC) and Permanent Resident Card (PRC) contract that was awarded to BSI in September 2002. SAIC will support BSI's efforts on the contract. Mutually agreeable financial terms remain to be negotiated between BSI and SAIC."

Titan Corporation. On July 25, 2002, BSI signed a strategic alliance agreement with Titan Secure Systems, a division of Titan Corporation. Titan provides secure information systems, systems support, and products on a global basis and has been awarded a contract for the implementation of a national identification card system for an undisclosed country. Titan wishes to employ BSI's optical card transaction processing units to satisfy the needs of the project.

During the term of the signed strategic alliance agreement, Titan has the exclusive right to market and employ BSI's transaction processing units into the country for the project. Also during the term of the agreement, Titan will not market into the country any products that perform essentially similar functions as the BSI product without preauthorization of BSI. The agreement will remain in force as long as Titan has an active project in the country.

Titan will provide BSI with detailed product specifications based upon the needs of the project. BSI will provide pricing to Titan on a per unit basis based upon the resulting specifications. No purchase orders have yet to be received from Titan for transaction processing units."


L.C. Sistemia. On May 7, 2001, BSI signed a strategic alliance agreement with L.C. Sistemia ("LCS," an Italian systems engineering and project management company with offices in Rome). Pursuant to legislation enacted in 2000 to implement a secure national identification card system, the Italian government awarded two contracts. One contract is held by Siemens A.G. (to install and operate card initialization systems, i.e., issuance of secure optical cards for ultimately up to 58,000,000 people), The second contract is held by LCS (to supply the optical cards and card transaction units for use in passport offices, medical clinics, police stations, post offices, and other government offices).

Until May 7, 2011, BSI has the exclusive right to develop and market the transaction units into Italy through LCS, as required to satisfy LCS' contract with the Italian government. LCS has agreed not to design, market or sell any other company's optical card transaction units to the Italian government. The price for the units will be BSI's actual direct cost plus 25%. Development costs and changes in products will be borne by BSI. BSI will be paid an additional amount equal to a one percent royalty on all amounts paid for optical cards sold into Italy by LaserCard Systems Corporation, and this royalty will be paid to BSI by LaserCard Systems Corporation. As of the date of this prospectus/proxy statement, BSI has not received an initial order for transaction processing units or an estimate of the amount of the initial order or the timing thereof.

BSI has the right to terminate the agreement with LCS if sales into Italy are less than target levels.

BSI has developed the Civilitas 2000 national identification card system, which will be used in the LCS portion of the encryption and data programming of cards for the Italian government system. BSI retains all rights to this technology, and intends to market similar systems to other governments in the future.

DrugTest, Inc. On May 4, 2000 BSI signed a five year strategic alliance agreement with Drug Intervention Services of America, Inc. ("DISA," now DrugTest, Inc.), based in Houston, Texas, to develop and market worldwide a family of drug and alcohol testing optical card products (the "DISA 2000"). DISA develops and administers federal, state, and company drug and alcohol testing programs. Under the agreement, DISA has the exclusive right to market and sell BSI products into the following segments: mandated government, company and contractor drug and alcohol testing (including U.S. Dept. of Transportation regulated personnel on federal highways, pipelines, airlines, coast guard, railroads and nuclear plants); site access and control for the petroleum and chemical industries; administration of worker's compensation for DISA customers in these industries; and other segments. DISA's customers include Texaco, BP, Shell and others, and BSI is working with DISA to develop card systems for DISA's customers.

The DISA 2000 product will be purchased by DISA from BSI, at a discount from DISA's resale price to customers, but BSI's selling price to DISA never will be less than BSI's cost plus a reasonable markup. DISA will sell its customers cards, transaction processing units, and software. BSI has the right to change its minimum price from time to time, which would be effective not less than 60 days after notice to DISA.

The agreement also provides BSI will receive a transaction fee for each use by a DISA customer. DISA will pay BSI a percentage of the transaction fees it collects from the DISA customers.

As of the date of this prospectus/proxy statement, DISA has purchased seven units for demonstration purposes.

LaserCard Systems. BSI signed a one year agreement with LaserCard Systems Corporation on April 28, 2000 (renewed in May, 2002 for a term expiring in May,
2003) to purchase optical cards, optical card drives and readers, software and other items. LaserCard has the right to sell its products to other resellers and end users. To date, BSI has bought a limited amount of products from LaserCard but will rely upon this vendor for cards and parts to satisfy orders received in the future.

Competition. BSI has two sources of competition: The most serious competition comes from chip cards which are plastic credit card sized cards that contain embedded computer chips. Chip cards address markets where only very small amounts of low-value data is manipulated (e.g., telephone cards). Applications that require larger amounts of data manipulation (e.g., medical cards) or higher security (e.g. Bank Cards) are better served by optical cards with their larger memory (1,000x), greater speed (30x for writing in data), and more robust reliability (impervious to static electricity and other environmental damage). However, most consumers are familiar with chip cards but not with optical cards.

The other source of competition is tactical. BSI is aware of only one other company (Zerco Systems, Inc.), a small company which markets embedded optical card systems of any form. It believes it will compete effectively against Zerco; Zerco sells to end users (to our knowledge, only in the United States), in contrast to BSI's strategy of selling to larger companies like L.C. Sistemia and DISA, on a worldwide basis. Also, to BSI's knowledge, Zerco has no competing patents filed or awarded.

Manufacturing, Support and Facilities. BSI outsources hardware manufacturing to one or more contract assembly houses on a turn-key basis; the manufacturer manages all parts purchasing, inventory control, quality control, fabrication and assembly, testing, as well as burn-in operations.

Fully tested and finished hardware product will be shipped to BSI's office in Lakewood where the proprietary control and security software is loaded and crypto keys installed. After complete checkout, the finished software and hardware units are packaged, inventoried, and shipped to the end user.

The primary advantages to this approach include the ability to control inventory on an agile 30-day (or less) schedule; the ability to benefit from the parts purchasing power of a large assembler; and the elimination of direct purchasing and components overhead.

Except for the card reader drives and heads BSI buys from LaserCard Systems, all purchased electronic components for the products are standard and commercially available from multiple sources. A typical BSI2000 machine has several hundred inventoried components and subassemblies including a number of custom machined pieces.

Facilities. BSI leases 2,800 square feet of space, under lease through January 31, 2002, at $4,231.50 per month plus its share of the building operating expenses (real estate taxes, insurance and utilities). The offices house sales and marketing, software and hardware research and development, as well as manufacturing control, limited inventory, and other administrative tasks.

Market for BSI Common Stock and Related BSI Stockholder Matters

There currently is no public market for BSI's common stock. BSI has approximately 110 shareholders of record as of the date of this prospectus/proxy statement. BSI has not declared any cash dividends and there are no restrictions that limit its ability to pay dividends on common stock. BSI does not anticipate paying dividends in the future, and currently intends to retain earnings to finance operations.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

BSI's articles of incorporation and bylaws provide that BSI shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

BSI is a Colorado corporation. Colorado law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of BSI pursuant to the foregoing provisions, or otherwise, BSI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the merger transaction with KFI, BSI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities by BSI

In the three years ended December 31, 2001 and from January 1, 2002 through November 26, 2002, BSI has sold shares of common stock and warrants to purchase shares of common stock in negotiated transactions or private offerings. No commissions or other compensation was paid to anyone in connection with these sales of securities.


  Jan. 1, 2002 -    (December) 528,382 shares at $1.00 for $528,382 were issued
  Dec. 23, 2002     to eight accredited and nine non-accredited investors. These sales were exempt from SEC registration because they were made in a private offering under Rule 506 of Regulation D.


                    (November) 90,000 shares at $0.625 for $56,250 were issued to nine employees as stock bonuses. No consideration was paid for these shares.

                    (July) 800,000 shares at $0.625 were issued to Pursuit Capital, in consideration of Pursuit's forgiving the $500,000 principal amount of the loan owed to Pursuit by BSI. This transaction was exempt under section 4(2) of the 1933 Act.


                    (June-July) 529,191 shares at $0.625 for $330,744.50 to 14 accredited investors and five nonaccredited investors. These sales were exempt from SEC registration because they were made in a private offering under Rule 506 of Regulation D.


                    (July) 300,000 shares to two individuals (150,000 shares each) for introducing BSI to investors. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                    (February) warrants to purchase 800,000 shares of common stock exercisable at $0.625 per share, issued to Pursuit Capital LLC (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"), in a negotiated transaction exempt under section 4(2) of the Securities Act of 1933.

                    (January) 500,000 shares to a business consultant. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


  Jan. 1, 2001 -    (January-August) 46,600 shares at $0.625 for $29,125 to two
  Dec. 31, 2001     accredited investors and two nonaccredited investors. These sales were exempt from SEC registration because they were made in a private offering under Rule 506 of Regulation D.


                    (September) 2,500,000 shares to Jack Harper in payment of accrued wages (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS") in a negotiated transaction exempt under section 4(2) of the Securities Act of 1933; and 212,045 shares to an employee for $212.50 cash.


  Jan. 1, 2000 -    195,369 shares at $0.625 for $122,106 to six accredited and
  Dec. 31, 2000     four nonaccredited investors. These sales were exempt from
                    SEC registration because they were made in a private offering under Rule 506 of Regulation D..

  Jan. 1, 1999 -    583,767 shares at $0.625 for $364,854 to 12 accredited and
  Dec. 31, 1999     16 nonaccredited investors. These sales were exempt from SEC registration because they were made in a private offering under Rule 506 of Regulation D.



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

Management of BSI

The executive officers and directors of BSI will serve as the executive officers and directors of KFI after the merger: Jack Harper, President and Chairman of the Board; Richard A. Kirk, director; Fritz Keefner, director; Vincent Fulginiti, M.D., director; and Marshall Kaplan, director. Richard Gibson, not currently a director or officer of BSI, will serve as a director of KFI after the merger. See "THE MERGER--Directors and Executive Officers of KFI Following the Merger."

Information on the executive officers and directors of BSI follows:

Jack Harper: President and Chairman of the Board (age 50). Mr. Harper has been president and chairman of the board of BSI since late 1995. Previously, from 1989 until 1994, Mr. Harper was President of Technology Fusion, Inc., a company that specialized in low-cost add-in video hardware products for the Apple Macintosh. Mr. Harper received an MBA from the University of Denver in 2000, having completed all studies therefore in 1992; in 1975, Mr. Harper received a B.S. Electrical Engineering and a B.A. Mathematics with a Minor in Russian Language from the University of Houston (1975).

Richard A. Kirk: Director (age 70). Mr. Kirk has been a director of BSI since August 1995 and acting secretary since July 1999. He was Chairman of the Board of Access Long Distance, a long distance provider which was sold in 2001. Mr. Kirk worked for United Bank of Denver/Norwest Bank/Wells Fargo from 1958 through 1990, ultimately serving as chairman, president and chief executive officer. In 1986, Mr. Kirk was elected Vice Chairman of the United Banks of Colorado, Inc. (now Wells Fargo). In 1992, he retired from the Norwest Bank Denver but continues as chairman emeritus and serves on its Advisory Board. He is a graduate of the Haverford College; the Advanced Management Program of the Harvard Business School; and the Stonier Graduate School of Banking at Rutgers University. Mr. Kirk serves on boards of several nonprofit institutions and is an appointed Commissioner of the Denver Water Board.

Fritz Keefner: Director (age 66). Mr. Keefner has served as a director of BSI since January 1998. Mr. Keefner served from July 1997 to April 2000 as the principal of Peak Asset Management, L.L.C., a Louisville, Colorado registered investment advisory company that manages in excess of $40-million of assets. In 1986, Mr. Keefner founded and continues to serve as the president of Vencap Resources, Inc., a private investment company that engages in seed-level financing and private placements for early stage technology companies. Mr. Keefner received a B.A. Sociology and Psychology from State University of Iowa.

Vincent Fulginiti, M.D.: Director (age 71). Dr. Fulginiti has served as a director of BSI since August 1996. He was, between 1993-1998, Chancellor of the University of Colorado Health Sciences Center in Denver. In addition, Dr. Fulginiti is Chairman of the University of Colorado Hospital Authority Board of Directors and is also a Professor of Pediatrics at the Health Sciences Center. Dr. Fulginiti was Dean of the Tulane University School of Medicine (1989-1993); Vice Dean of the University of Arizona College of Medicine (1985-1989); and Chief of Pediatrics at University Hospital (1971-1985). Dr. Fulginiti is certified by the American Board of Pediatrics (1962) and is a Fellow of the American Academy of Pediatrics (1966). Dr. Fulginiti received his A.B. from Temple University in Philadelphia (1953); his M.D. (Pediatrics) from Temple University Medical School (1957); and his M.S. from Temple University (1961).

Marshall Kaplan: Director (age 67). Mr. Kaplan has served as a director of BSI since September 1995. He is Executive Director of the Institute for Policy Research and Implementation at the University of Colorado in Denver. He provides policy guidance to the Institute's several centers and programs: The

International Center for Administration and Policy; the Center for Public Private Sector Cooperation; the Center for the Improvement of Public Management; the Center for Human Investment Policy; the Norwest Public Policy Research Program; and the University of Denver/Colorado University Consortium on Health Ethics and Policy. Through its centers and programs, the Institute helps public, non-profit, community, and private sector leaders translate policy studies into effective action programs. Through the International Center at the Institute, Mr. Kaplan has initiated the Aspen Global Forums, between key government and business leaders from the United States, Russia, and Mexico, currently twice each year with each nation. Prior to becoming head of the Institute, Mr. Kaplan was Dean of the University of Colorado's Graduate School of Public Affairs.

BSI Employee Agreements. BSI presently employs four persons under written employment agreements: Jack Harper, president ($80,000 per year); Scott O'Connell, software engineer ($82,500); David Burlingame, technician ($34,272 per year); and Michael Witcher, government affairs liaison ($60,000 per year). Each agreement provides for employment at will by BSI.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF BSI

Stock Issued to an Officer and Employee. On September 11, 2001, BSI issued 2,500,000 shares of common stock to Jack Harper, president and director, for $2,500.00 ($0.001 per share) and forgiveness of accrued wages. Also in 2001, BSI issued 212,045 shares of common stock to Robert B. Lumen for $212.05 ($0.001 per share). When these shares were issued, BSI was insolvent with negative working capital, and unable to pay salaries to employees.

Consulting Agreement. On January 7, 2002 , BSI signed an agreement with D. David Breen, a business consultant, for 24 months of services including the updating of financial data into the accounting system, bringing tax reporting current, prepare internal financial statements and coordinate review with independent audit firm, consulting on restructuring of debt and equity transactions, and establishing internal accounting controls and financial administrative procedures. Additional services are covered in the areas of workout negotiations with lenders, creditors and other parties, and the evaluation of funding proposals. The consultant is not an officer of BSI.

The consultant was paid a monthly cash fee of $5,000 through July 7, 2002, and now is paid $8,000 per month. As an incentive for the consultant undertaking the economic risk associated with performing services for BSI at its current stage of development and lack of capital, BSI has issued 500,000 shares of common stock to the consultant, as being fully earned when issued.

Loans by Director. From March 30, 2000 through December 31, 2001, Richard A. Kirk, director of BSI, had loaned $259,000 to BSI, all with annual interest at 10% (accrued interest at March 31, 2002 was $19,935). Of the total debt, $64,000 plus interest is currently due, and $195,000 is due when BSI has received cumulative funding of $3,000,000.

Loans by Pursuit Capital LLC. BSI has borrowed $500,000 under a loan agreement signed on February 19, 2002 with Pursuit Capital LLC, a private company in Scottsdale, Arizona. The $500,000 is to be used for general and administrative overhead expense, product development and production costs, capital expenditures (patent processing, marketing materials and computers, legal and audit fees, and reduction of current liabilities). All the amounts borrowed under the agreement are due on the earlier of January 31, 2003 or the cumulative receipt of $2,000,000 or more of equity financing. BSI has the right to prepay the note without penalty.

Warrants Issued to Pursuit Capital LLC. Warrants were issued to Pursuit to purchase 800,000 shares of BSI common stock at $0.625, expiring January 31, 2003. The warrants were exercised on July 1, 2002, with Pursuit receiving 800,000 shares of BSI common stock. The warrant exercise price was paid by Pursuit's forgiving the $500,000 principal amount of the loan owed by BSI2000.

Finder's Agreement. BSI signed an agreement with Bernie Ciaza and John Sloan to compensate them for introducing BSI to investors. In accordance with the terms of this agreement, BSI has issued the finders 300,000 restricted shares of its common stock as the fee for these services. These shares were issued in July 2002, at the end of agreement's six month term. The shares were issued in the amounts of 150,000 shares to Mr. Ciaza and 150,000 shares to Mr. Sloan. As a condition to closing the merger agreement with KFI, Mr. Ciaza and Mr. Sloan will be required to sign lock-up agreements as to the KFI shares to be issued for 240,000 of their BSI shares (120,000 shares each); the KFI shares to be issued for the remaining 60,000 shares (30,000 shares each) will not be subject to the lock-up agreements.

                   SECURITY OWNERSHIP OF DIRECTORS, OFFICERS
                      AND CERTAIN BENEFICIAL OWNERS OF BSI

The following table sets forth certain information about beneficial ownership of BSI common stock, by each executive officer and director of BSI, by any person or group who is known by us to own more than five percent of BSI's common stock, and by the BSI officers and directors as a group. Percent of class is computed using the currently outstanding 7,724,514 shares of BSI common stock.

   Name and Address                         Amount of Shares   Percent of Class

   Jack Harper                                  2,512,673           32.5%
   12600 West Colfax Ave., Suite B410
   Lakewood, Colorado 80215

   Richard Kirk                                   546,250            7.1%
   12600 West Colfax Ave., Suite B410
   Lakewood, Colorado 80215

   Dr. Vincent Fulginiti                           16,110            *
   12600 West Colfax Ave., Suite B410

   Lakewood, Colorado 80215

   Fritz Keefner                                       -0-           *
   12600 West Colfax Ave., Suite B410
   Lakewood, Colorado 80215

   Marshall Kaplan                                     -0-           *
   12600 West Colfax Ave., Suite B410
   Lakewood, Colorado 80215

   David Breen                                    500,000            6.5%
   5806 East Ithaca Place
   Denver, Colorado 80237

   Pursuit Capital                                800,000           10.4%
   7373 E. Doubletree Ranch Rd., Suite 200
   Scottsdale, Arizona  85258

   Officers and directors as a group            3,075,033           39.8%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read together with the financial statements included in this proxy statement.

We have developed a family of three related products. See "INFORMATION ABOUT BSI
- Current Products." To date none of these products have generated any revenues. All development expenditures associated with these products have been expensed.

Results of Operations for the Two Years Ended December 31, 2001 and the Nine Months Ended September 30, 2002 and 2001 Compared.

                                Nine Months Ended
                                  September 30,              Years Ended December 31,
                            -------------------------       -------------------------
                               2002            2001            2001            2000
                               ----            ----            ----            ----
Revenues                    $   9,990       $  18,980          18,980       $  10,395

Operating Expenses           (555,916)       (223,851)       (321,683)       (443,915)

Other Income (Expense)        (40,338)        (43,539)        (35,976)        (19,204)
                            ---------       ---------       ---------       ---------

Net Income (Loss)           $(586,264)      $(248,407)      $(338,679)      $(452,724)
                            =========       =========       =========       =========

Results of Operations for 2001 Compared to 2000.

Revenues in 2001 and 2000 were from the sales of demonstration units and software development kits to potential distributors of BSI's products.


We lost $338,679 in 2001 as compared to the loss of $452,724 in 2000. The $114,045 reduction in the loss was the result of reducing research and development and sales activities due to a lack of capital. Research and development expenditure declined by $86,949 in 2001 as compared to 2000. Selling expenses declined by $26,371 in 2001 as compared to 2000.


Results of Operations for the Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001.

Revenues during the nine month periods ended September 30, 2002 and 2001 were from sales of demonstration units and software development kits to potential distributors of BSI's products.


We lost $586,264 in the nine months ended September 30, 2002 as compared to the loss of $248,407 in the nine months ended September 30, 2001. The $337,857 increase in the loss was due to increased selling, administrative and research and development activities funded with the proceeds of $500,000 in loans made to BSI during the nine months ended September 30, 2002.

Selling expenses increased by $166,397 in the nine months ended September 30, 2002 as compared with the nine months ended September 30, 2001. The increase is directly attributable to the addition of a new salesman ($27,993, the hiring of a governmental relations consulting firm ($43,372), and BSI's increased participation in trade shows ($95,032) during the nine months ended September 30, 2002.

General and Administrative expense increased by $192,452 in the nine months ended September 30, 2002 as compared with the nine months ended September 30, 2001. Approximately $132,000 of the increase is directly attributable to fees incurred in connection with the proposed merger with Knowledge Foundations, Inc. The balance of the increase of approximately $60,000 is attributable to increased payroll taxes ($14,331) and benefits ($8,288), fees paid for temporary office help ($11,300), and increases in other administrative expenses directly related to increased levels of activity ($26,081).


Research and development expenses increased by $52,063 during the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001. The increase is directly attributable to the costs associated with building additional prototypes of BSI's optical card units. These costs were expensed as incurred.

Liquidity and Capital Resources at September 30, 2002 Compared with December 31, 2001.

The following table summarizes working capital and total assets, accumulated deficit and shareholders' equity.

                                             September 30,         December 31,
                                                 2002                 2001
                                            --------------       --------------

Working Capital                             $     (324,239)      $     (568,157)
                                            ==============       ==============

Total Assets                                $      105,548       $       64,721
                                            ==============       ==============

Accumulated Deficit                         $   (3,323,940)      $   (2,737,676)
                                            ==============       ==============

Stockholders' Equity (Deficit)              $     (274,869)      $     (530,794)
                                            ==============       ==============

At December 31, 2001 included in long-term debt of $395,811 were amounts totaling $36,881 which was owed to private parties. The $36,881 was repaid during the six months ended June 30, 2002.

Also included in long-term debt at December 31, 2001 was $100,000 owed to a private corporate lender. A settlement was reached with the lender in July of 2002. The lender was paid $75,000 in full settlement of the $100,000 principal amount and all accrued interest thereon.

Various notes which were payable to a shareholder at December 31, 2001 totaling $259,000 and accrued interest thereon at 10% remain unpaid at September 30, 2002. Of these notes $64,000 is currently due and $195,000 is due upon BSI obtaining an additional $2.3 million in equity financing.

During the nine months ended September 30, 2002 we borrowed $500,000 from a private lender. The loan was due on January 31, 2003. In connection with the loan, the lender was issued warrants to purchase 800,000 shares of common stock for $500,000. On July 1, 2002 the lender used the loan proceeds to exercise the warrants.

During June and July of 2002 BSI received $195,075 as proceeds of the exercise of warrants to purchase 312,120 shares of common stock at $.625 per share. BSI also received net proceeds of $217,071 from the sale of 135,665 shares of common stock.

Our merger agreement with Knowledge Foundation, Inc. requires us to reduce our debts to $225,000 or less prior to closing the merger. In order to comply with this condition we will need to reduce our debt by approximately another $155,000. The Company plans to raise these funds through private sales of equity.

Sales of equity to investors is the Company's only current source of capital. The Company expects that it will be less difficult to raise capital as a public company after the closing of the Knowledge Foundations,

Inc. merger. However, there is no assurance, given the current condition of the capital markets, that the combined company can raise any additional capital even as a public company.

Plan of Operations

We have been awarded a contract from the INS for six of our optical card units. The total contract award is $25,570. The INS will evaluate the units in a border crossing/port of entry control pilot program.

We intend to leverage the INS award into additional business with the Federal government and new business with governments of other countries seeking to strengthen control over their borders. We have signed teaming agreements with two large companies to help us accomplish this objective. See "INFORMATION ABOUT BSI - Current Contracts.

We will also continue to pursue sales of our Employee Tracking System and Access Control and Site Security products to commercial customers. We have hired a Vice President of Sales to organize these efforts. Upon closing of any such sale we will increase our staff size by three employees.

Any award of a major contract would require us to immediately increase the size of our staff to approximately 25 employees and consultants. We currently have nine full time employees and three consultants.


At September 30, 2002 we had cash of $31,258. Subsequent to September 30 we received another $85,000 from a private lender. At our current burn rate of $80,000 per month, we will need an immediate infusion of equity capital to continue operations.

                        COMPARISON OF SHAREHOLDER RIGHTS

The rights of the BSI shareholders are governed by the Colorado Business Corporation Act, the BSI articles of incorporation, as amended, and the BSI bylaws, as amended. Upon completion of the merger, you will receive shares of KFI common stock in exchange for your shares of BSI common stock. The rights of KFI shareholders are governed by Delaware law, the KFI certificate of incorporation, as amended, and the KFI bylaws, as amended. The following discussion summarizes the material differences between the current rights of holders of BSI common stock and holders of KFI common stock. Additionally, the following discussion summarizes relevant provisions of Colorado law, Delaware law, the BSI articles of incorporation and the BSI bylaws, the KFI certificate of incorporation and the KFI bylaws.

The following is not intended to be a complete statement of the rights of holders of KFI common stock under applicable Delaware law, the KFI certificate of incorporation and the KFI bylaws or a comprehensive comparison with the rights of holders of BSI common stock under applicable Colorado law, the BSI articles of incorporation and the BSI bylaws, or a complete description of the specific provisions referred to in this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to Delaware and Colorado law and the governing corporate instruments of KFI and BSI, to which holders of BSI common stock are referred. Copies of these corporate documents will be sent to shareholders of BSI upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

Authorized Capital Stock

KFI. Delaware law requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of capital stock that the corporation has authority to issue and a statement of the designations and the powers, preferences and rights and qualifications, limitations and restrictions of those shares. The KFI certificate of incorporation provides that KFI has the authority to issue 120 million shares of capital stock, which are currently divided into two classes as follows:

      o 100 million shares of common stock, par value $0.001 per share, referred to as the common stock; and

      o     20 million shares of undesignated preferred stock.

Delaware law permits a corporation's certificate of incorporation to allow its board of directors to issue, without shareholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The KFI certificate of incorporation does not grant this power to the KFI board of directors with respect to the KFI undesignated preferred stock.

The rights, preferences, privileges and restrictions of KFI common stock are summarized in "Terms of KFI Common Stock."

BSI. Colorado law similarly requires that a corporation's articles of incorporation prescribe the classes of shares and the number of shares of each class that the corporation is authorized to issue. The BSI articles of incorporation provide that BSI has authority to issue:

      o     11 million shares of common stock, par value $0.00 per share.

Terms of KFI Common Stock

Dividends. Subject to the declaration and payment of dividends upon any KFI preferred stock at the time outstanding, to the extent of any preference to which that preferred stock is entitled, and after the provision for any sinking or purchase fund or funds for any series of any preferred stock has been complied with, the KFI board of directors may declare and pay dividends on the common stock, payable in cash or other consideration, out of funds legally available.

KFI has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Liquidation, Subdivision, or Combination. In the event of any liquidation, dissolution or winding up of KFI or upon the distribution of its assets, all assets and funds remaining after payment in full of KFI debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Terms of KFI Preferred Stock

The authorized KFI preferred stock is undesignated.

Terms of BSI Common Stock

Dividends. The BSI board of directors may declare and pay dividends on BSI common stock, payable in cash or other consideration, out of funds legally available.

Liquidation. In the event of any liquidation, dissolution or winding up of BSI, or upon the distribution of its assets, all assets and funds remaining after payment in full of BSI debts and liabilities, would be divided and distributed among holders of the common stock.

Voting Groups

KFI. Delaware law has no provision for voting groups.

BSI. Under Colorado law, the BSI shareholders are entitled to vote in voting groups under given circumstances. A voting group consists of all the shares of one or more classes or series that, under the BSI articles of incorporation or under Colorado law, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is duly approved by each voting group. Although the BSI common stock is the only issued and outstanding voting stock of BSI and the BSI articles of incorporation do not provide for voting by voting groups, any other class or series of capital stock that may be issued by BSI in the future is entitled to vote separately as a voting group under Colorado law in connection with some amendments to the BSI articles of incorporation and some plans of merger and share exchange. See "AMENDMENTS TO THE ARTICLES OR CERTIFICATE OF INCORPORATION."

Cumulative Voting

KFI. Under Delaware law, in an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all of these votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at that meeting. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option if provided for in the certificate of incorporation. The KFI certificate of incorporation does not provide for cumulative voting in the election of directors.

BSI. Under Colorado law, if cumulative voting is not desired in the election of directors, a statement to that effect must be made in the articles of incorporation. If the statement is not made, cumulative voting will be mandatory in the election of directors, subject to the cumulative voting procedures set forth under Colorado law. The BSI articles of incorporation expressly state that cumulative voting is allowed in the election of directors.

Voting Rights Generally

KFI. Delaware law states that, unless a corporation's certificate of incorporation or bylaws specifies otherwise:

      o     each share of its capital stock is entitled to one vote;

      o a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a shareholders meeting; and

      o in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the act of the shareholders.

Holders of the common stock are entitled to one vote per share on all matters to be voted on by KFI's shareholders.

BSI. Generally, under Colorado law, each outstanding share, regardless of class, is entitled to one vote, and each fractional share is entitled to a corresponding fractional vote, on each matter voted on at a shareholders' meeting. Unless otherwise provided by law or in the articles of incorporation, a majority of the votes entitled to be cast on a matter by the voting group constitutes a quorum of that voting group for action on that matter. The BSI articles of incorporation do not otherwise provide.

Amendments to the Articles or Certificate of Incorporation

KFI. Delaware law allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the shareholders thereafter approve the proposed amendment. The proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. Holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of that class, increase or decrease the par value of the shares of that class or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under Delaware law, a corporation's certificate of incorporation also may require the vote of a greater number or proportion than is required by Delaware law.

The KFI certificate of incorporation does not contain provisions requiring a vote greater than that specified in Delaware law to amend the KFI certificate of incorporation.

BSI. Under Colorado law, an amendment to the BSI articles of incorporation, with exceptions for routine amendments, must be proposed by the BSI board of directors or by holders of shares representing at least ten percent of all of the votes entitled to be cast on the amendment and must then be approved by the vote of more shares than are cast against the proposal within the voting groups entitled to vote on the amendment. Under Colorado law, if shareholder voting is required, holders of shares of a class are entitled to vote as a separate voting group on any amendment of the BSI articles of incorporation that would:

      o increase or decrease the aggregate number of authorized shares of the class;

      o effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

      o effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;

      o change the designation, preferences, limitations, or relative rights of all or part of the shares of the class;

      o change the shares of all or part of the class or series into a different number of shares of the same class;

      o create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class;

      o increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolutions that are prior, superior, or substantially equal to the shares of the class;

      o limit or deny an existing preemptive right of all or part of the shares of the class; or

      o cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.

Amendments to Bylaws

KFI. Under Delaware law, the power to adopt, amend or repeal a corporation's bylaws resides with the shareholders, and with the directors of the corporation if conferred upon the board of directors by the certificate of incorporation. As permitted under Delaware law, the KFI certificate of incorporation authorizes the KFI board of directors to make, alter, amend or repeal the KFI bylaws without any action on the part of the shareholders; provided that any provision providing for the classification of directors for staggered terms must be approved by shareholders.

BSI. Under Colorado law, the board of directors of a corporation may amend the bylaws at any time unless the Colorado Business Corporation Act or the articles of incorporation reserve that power exclusively to the shareholders. The BSI bylaws provide that the bylaws may be amended, supplemented or repealed by the vote of 51% of the shares outstanding.

Vote Required for Merger and Other Transactions

KFI. Under Delaware law, an agreement of merger or a sale, lease or exchange of all or substantially all of KFI's assets must be approved by the KFI board of directors and then adopted by holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote, however, the KFI certificate of incorporation does not contain any similar provision.

BSI. Under Colorado law, except for some specific situations, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of a corporation's property, other than in the usual and regular course of business, must be adopted by the board of directors and then approved by each voting group entitled to vote separately on the plan, share exchange or transaction by holders of a majority of all the votes entitled to be cast on the plan, share exchange or transaction by that voting group.

Directors

KFI. Under Delaware law, unless a corporation's certificate of incorporation specifies the number of directors, the number shall be fixed by its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws. If the certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

The KFI bylaws require that the number of members of the KFI board of directors will be established from time to time by resolution of the KFI board of directors or by the shareholders. The number of directors on the KFI board of directors is currently five.

BSI. Under Colorado law, the number of members of the board of directors is fixed by the corporation's bylaws. The BSI articles of incorporation require that the number of directors will be fixed by the BSI bylaws. The BSI bylaws provide that the BSI board of directors will consist of five members. The number of directors on the BSI board of directors is currently five.

Classification of Board of Directors

KFI. A classified board of directors is one with respect to which a designated number of directors, but not necessarily all, are elected on a rotating basis each year. Under Delaware law, classification of a board of directors is permitted but not required; therefore, the directors may be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The KFI certificate of incorporation does not divide the members of the KFI board of directors into classes.

BSI. Under Colorado law, classification of a board of directors is permitted but not required; therefore, the directors may be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. BSI does not have a classified board of directors. Each BSI director is elected at the annual meeting of the shareholders or at a special meeting called for that purpose.

Election of Board of Directors

KFI. Delaware law requires that a corporation's directors be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. Under Delaware law, shareholders of a corporation cannot elect directors by cumulative voting unless the corporation's certificate of incorporation so provides. The KFI certificate of incorporation does not provide for cumulative voting. See "VOTING RIGHTS GENERALLY."

BSI. Under Colorado law, unless a corporation's articles of incorporation provide otherwise, all shareholders are entitled to vote in an election of directors, and the candidates having the highest number of votes cast in favor of their election are elected to the board of directors. Colorado law further provides that, for corporations formed after 1958, the shareholders' rights to cumulate votes in an election of directors may be eliminated by placing a statement to that effect in the corporation's articles of corporation. BSI's articles of incorporation explicitly provide that the BSI shareholders are entitled to cumulative voting.

Removal of Directors

KFI. In general, under Delaware law, any or all of the directors of a corporation may be removed, with or without cause, by vote of holders of a majority of the shares then entitled to vote at an election of directors, except that Delaware law authorizes removal of a member of a classified board of directors by the shareholders only for cause.

BSI. Under Section 7-108-108 of Colorado law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. A director may be removed only if:

      o the number of votes cast in favor of removal exceeds the number of votes cast against removal; and

      o a meeting of shareholders is called for the purpose of removing him or her, and the meeting notice states that the purpose, or one of the purposes, of the meeting is the removal of a director.

Under the BSI bylaws, a member of the BSI board of directors may be removed by the shareholders of the corporation, with or without cause, at a meeting called for that purpose.

Under Section 7-108-109 of Colorado law, a director may be removed by the district court of the county in Colorado in which BSI's principal or registered office is located, in a proceeding commenced either by BSI or by the BSI shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to BSI and that removal is in BSI's best interests.

Newly Created Directorships and Vacancies

KFI. Under Delaware law and the KFI bylaws, newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Unless displaced sooner, a director chosen in this manner will hold office until the next annual election and until his or her successor is duly elected and qualified.

BSI. Under Colorado law and the BSI bylaws, vacancies in the BSI board of directors, including any vacancy effected by an increase in the number of directors on the BSI board of directors, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by an election at an annual meeting or special meeting of shareholders called for that purpose. A vacant office held by a director that is required to be elected by a voting group, may only be filled by an affirmative vote of a majority of the remaining directors who were elected by the same voting group as the departing director or by holders of shares of that voting group. A director will hold office until the next annual meeting of shareholders and, thereafter, until his or her successor shall have been elected and qualified.

Limitation of Director's Liability

KFI. Delaware law provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its shareholders, except that a corporation cannot limit or eliminate a director's liability for:

      o any breach of the director's duty of loyalty to the corporation or its shareholders;

      o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o     paying a dividend or approving a stock repurchase in violation of
            Section 174 of the Delaware General Corporation Law; or

      o any transaction from which the director derived an improper personal benefit.

The KFI certificate of incorporation provides that, to the fullest extent provided by law, a director will not be personally liable for monetary damages to the corporation or its shareholders for breach of his or her fiduciary duty as a director.

BSI. As permitted by Colorado law, the BSI articles of incorporation eliminate or limit the personal liability of a director to BSI or its shareholders for monetary damages based on his or her breach of fiduciary duty, except that a director's liability cannot be eliminated or limited for:

      o any breach of the director's duty of loyalty to the corporation or its shareholders;

      o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o acts of the directors as specified in Section 7-108-403 of Colorado law which section relates to unlawful distributions to shareholders; or

      o any transaction from which the director directly or indirectly derived an improper personal benefit.

Indemnification of Directors and Officers

KFI. Delaware law does not permit a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which the director was adjudged liable to the corporation and extends this limitation to indemnification of officers. However, Delaware law does permit indemnification for reasonable expenses in these situations if the indemnification is ordered by a court.

Under Delaware law, directors and officers as well as other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In addition, Delaware law permits the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. Delaware law specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of shareholders or disinterested directors, or otherwise.

The KFI certificate of incorporation provides to directors and officers indemnification to the full extent provided by law; therefore, the directors and officers of KFI will have all the protections available to directors and officers of Delaware corporations. The KFI certificate of incorporation provides that, to the full extent provided by law, a director will not be personally liable for monetary damages to the corporation for which he acts as a director or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation.

BSI. Colorado law provides that a Colorado corporation such as BSI may indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, an officer, employee or other agent of the corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability, and loss reasonably incurred by any indemnitee in that connection. If the Colorado Business Corporation Act requires, an advancement of expenses incurred by an indemnitee will be made only upon delivery to the corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the person did not meet the required standard of conduct.

Article IV of BSI's bylaws provides that BSI shall indemnify any person who was or is a party to any suit or proceeding by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with an action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue, or matter as to which that person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation.

Special Meeting of Shareholders; Action by Consent

KFI. Under Delaware law, special meetings of shareholders of a corporation may be called by its board of directors and by any person authorized to do so by its certificate of incorporation or bylaws. Under the KFI bylaws, special meetings of the shareholders, for any purpose, unless otherwise prescribed by statute or by the KFI certificate of incorporation, may be called by the board of directors or by any officer instructed by the directors to call the meeting.

Under Delaware law, any action by a corporation's shareholders must be taken at a meeting of the shareholders, unless a consent in writing setting forth the action so taken is signed by the shareholders having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation. The KFI certificate of incorporation does not preclude actions by written consent. The KFI bylaws provide that any action required or permitted to be taken by KFI shareholders at a duly called annual or special meeting of KFI shareholders may be effected by a consent in writing of such shareholders.

BSI. Under Colorado law special meetings of shareholders may be called by the board of directors of the corporation or any person authorized by the bylaws or holders of shares representing at least ten percent of the votes entitled to be cast. Under the BSI bylaws, a special meeting of the shareholders of BSI may be called for any purpose by the BSI board of directors, or the president, and must be called upon written request of holders of not less than ten percent of all of the votes entitled to be cast on any issue to be determined at the meeting. Under Colorado law, unless the BSI articles of incorporation require that action be taken at a shareholders meeting, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if all of the shareholders entitled to vote consent to the action in writing.

Business Combinations Involving a Change of Control

KFI. Delaware law generally requires approval of any reorganization, consolidation or sale of substantially all the assets of a corporation by a vote of holders of a majority of all outstanding shares entitled to vote on the transaction; however, the certificate of incorporation may provide for a greater vote. The KFI certificate of incorporation does not contain any provisions to alter the effect of Delaware law in this regard.

BSI. Colorado law generally requires approval of any merger, share exchange or sale of substantially all the assets of a corporation by a vote of holders of a majority of all outstanding shares entitled to vote on the transaction; however, the articles of incorporation, the bylaws or the board of directors may require a greater vote. Separate voting by voting groups is required in the case of a plan of merger, if the plan contains a provision that amends the articles of incorporation and Colorado law requires that this amendment of the articles be approved by separate voting of voting groups. Neither the BSI articles of incorporation nor the BSI bylaws contain any special provisions regarding business combinations involving a change of control.

Anti-takeover Provisions

KFI. Delaware law prohibits some transactions between a Delaware corporation, the shares of which are quoted on a national securities exchange, or authorized for quotation on the Nasdaq Stock Market or are held of record by more than 2,000 shareholders and an "interested shareholder," unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by this prohibition. The KFI certificate of incorporation does not contain a provision electing not to be governed by this prohibition. An "interested shareholder" generally includes a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation together with the person's affiliates and associates. The provision prohibits particular business combinations between an interested shareholder and a corporation for a period of three years after the date the interested shareholder became an interested shareholder, unless:

      o the business combination is approved by the corporation's board of directors prior to the date the shareholder became an interested shareholder;

      o the interested shareholder acquired at least 85% of the voting stock of the corporation in the transaction in which the shareholder became an interested shareholder; or

      o the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding stock that is not owned by the interested shareholder.

It is anticipated that these provisions of Delaware law may encourage companies interested in acquiring KFI to negotiate in advance with the board of directors since the shareholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder.

BSI. Colorado law does not have a comparable statute.

Dissenters' Rights

KFI. Generally, shareholders of a Delaware corporation who object to mergers or consolidations of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the "fair value" of the dissenting shares. There are, however, no statutory rights of appraisal with respect to shareholders of a Delaware corporation whose shares of stock are either:

      o     quoted on a national securities exchange or The Nasdaq Stock Market;
            or

      o     held of record by more than 2,000 shareholders.

In addition, no appraisal rights shall be available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the shareholders of the corporation. Further, Delaware law does not provide appraisal rights to shareholders who dissent from the sale of all or substantially all of the corporation's assets, unless the certificate of incorporation provides otherwise. The KFI certificate of incorporation does not provide shareholders with appraisal rights. In the event that (i) KFI shares are traded on The Nasdaq Stock Market in the future, or (ii) KFI shares are held by more than 2,000 shareholders, holders of KFI common stock may not be entitled to appraisal rights in certain circumstances.

BSI. Generally, under Colorado law, shareholders who comply with Sections 7-113-202 and 7-113-204 of Colorado law, whether or not entitled to vote, are entitled to dissent from mergers, share exchanges, sales of assets and the like and obtain payment for the "fair value" of the shareholder's shares, including interest. Section 7-113-101(4) of Colorado law defines the term "fair value," with respect to a dissenters' shares, to mean the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable. Dissenters' appraisal rights are triggered in the event of consummation of:

      o a plan of merger to which the corporation is a party, if approval by shareholders is required for the merger or if the corporation is a subsidiary that is merged with its parent corporation;

      o a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

      o a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation, if a shareholder vote is required for the disposition under Colorado law; or

      o a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the corporation's shareholders are entitled to vote on the consent of the corporation to the disposition pursuant to
            Section 7-112-102 of Colorado law.

Shareholders are not entitled to dissenters' appraisal rights if their shares are quoted on a national securities exchange or on The Nasdaq Stock Market or are held of record by more than 2,000 shareholders. Shareholders will, however, have dissenters' appraisal rights if they receive anything for their shares except the following:

      o shares of the corporation surviving the consummation of the plan of merger or share exchange;

      o shares of any other corporation that at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on The Nasdaq Stock Market or will be held of record by more than 2,000 shareholders;

      o     cash in lieu of fractional shares; or

      o any combination of the shares described above or cash in lieu of fractional shares.

Because BSI's shares are not listed on a national securities exchange, are not quoted on The Nasdaq Stock Market and are held of record by less than 2,000 shareholders, BSI shareholders are entitled to dissenters' appraisal rights in connection with the merger.

Dividends

KFI. Under Delaware law, a dividend may be paid on the shares of KFI common stock out of either surplus, defined as the excess of net assets over capital, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid on the stock out of surplus if the capital of KFI is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

BSI. Under Colorado law, unless otherwise restricted by the articles of incorporation, a board of directors may pay dividends unless, after payment of the dividend:

      o the corporation would not be able to pay its debts as they become due in the usual course of business; or

      o the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

Transactions with Directors and Officers of the Corporation

KFI. Delaware law contains provisions regarding transactions with directors and officers that are substantially similar to those of Colorado law described below. In addition, Delaware law provides that KFI may loan money to, or guaranty any obligation incurred by, its officers, including those who are also directors, if, in the judgment of the KFI board of directors, the loan or guarantee may reasonably be expected to benefit KFI.

BSI. Under Colorado law, no conflicting interest transaction (as defined in Section 7-108-501(1)(a) of Colorado law) will be void or voidable or be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of BSI, solely because the transaction involves a director of BSI or an entity in which a director of BSI is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the BSI board of directors or committee of the BSI board of directors which authorizes, approves or ratifies the conflicting interest transaction, or solely because the director's votes are counted for that purpose, if:

      o the fact of that relationship or interest is disclosed or known to the BSI board of directors or the committee, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose, without counting the votes or consents of the interested directors;

      o the fact as to the director's relationship or interest is disclosed or known to the shareholders entitled to vote, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders or by their written consent; or

      o     the conflicting interest transaction is fair and reasonable to BSI.

In addition, under Colorado law, the BSI board of directors or a committee of the board of directors may not authorize a loan by BSI to a BSI director or to an entity in which a BSI director is a director or officer or has a financial interest or a guaranty by BSI of an obligation of a BSI director or of an obligation of an entity in which a BSI director is a director or officer or has a financial interest, unless the entity, where an entity is involved, is one that owns, directly or indirectly, all of the outstanding shares of BSI or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by BSI, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to holders of BSI common stock who would be entitled to vote on the transaction.

Preemptive Rights

KFI. Under Delaware law, the shareholders of KFI do not have preemptive rights unless specifically granted in the certificate of incorporation. The KFI certificate of incorporation does not grant KFI shareholders preemptive rights.

BSI. With some exceptions, Colorado law provides shareholders of corporations formed in Colorado, and in existence on June 30, 1994, with preemptive rights to acquire unissued shares or securities or securities convertible into these shares or rights to purchase these shares of the corporation before the corporation may offer them to other persons unless these rights are denied or limited in the articles of incorporation. The BSI articles of incorporation provide that shareholders of BSI are entitled to preemptive rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock.

                             SHAREHOLDER PROPOSALS

Due to the contemplated consummation of the merger, BSI does not currently expect to hold a 2002 annual meeting of shareholders. In the event that the merger is not consummated, BSI intends to schedule an annual meeting. To be eligible for inclusion in BSI's proxy statement and form of proxy relating to that meeting, proposals of shareholders of BSI must have been received by BSI within a reasonable time after BSI announces publicly the date of the meeting and before BSI mails its proxy statement to its shareholders in connection with the meeting.

                                    EXPERTS


The consolidated financial statements of KFI that are incorporated in this joint proxy statement/prospectus by reference from KFI's Annual Report on Form 10-KSB for the year ended March 31, 2002 have been audited by Corbin & Wertz independent auditors, as stated in their report, which is included in this joint proxy statement/prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


The financial statements of BSI as of the year ended December 31, 2001 included in this joint proxy statement/prospectus and elsewhere in the registration statement of which this joint proxy statement/prospectus forms a part have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent public accountants, as indicated in their reports with respect to those financial statements and are included in this joint proxy statement/prospectus and elsewhere in the registration statement in reliance upon the authority of Ehrhardt Keefe Steiner & Hottman PC as experts in giving those reports. Reference is made to those reports.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

None

                                 LEGAL MATTERS

Certain legal matters relating to the validity of the shares of KFI common stock issuable in connection with the merger will be passed upon for KFI by Gammage & Burnham, P.L.C., Phoenix, Arizona.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of Ehrhardt Keefe Steiner & Hottman PC will be present at BSI's special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

KFI files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, which is located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. These filings are also available on the Commission's web site on the Internet at http://www.sec.gov.

Statements in this proxy statement/ prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If KFI filed as an exhibit to any of its public filings any of the contracts, agreements or other documents referred to in this proxy statement/ prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

KFI has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the shares of KFI common stock that may be issued to BSI's shareholders pursuant to the merger. This proxy statement/ prospectus constitutes the prospectus of KFI that is filed as part of that registration statement. Other parts of the registration statement are omitted from this proxy statement/ prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

Incorporation of Documents by Reference

KFI is incorporating by reference additional documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and before the special meeting (File No. 333-28287). This additional information is a part of this joint proxy statement/prospectus from the filing date of those documents. Incorporation by reference means KFI has disclosed information to you by referring you to another document it filed with the Commission. KFI will make those documents available to you without charge upon your oral or written request. Requests for these documents should be directed to Knowledge Foundations, Inc., 7852 Colgate Avenue, Westminster, California 92683, Attention: Robert Dietrich, telephone:
(949) 857-1133.

Any statements made in this proxy statement/ prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this proxy statement/ prospectus to the extent that a statement contained in this proxy statement/ prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this proxy statement/ prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

The information relating to KFI contained in this proxy statement/ prospectus should be read together with the information in the documents incorporated or deemed to be incorporated.

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements of BSI2000

      Independent Auditors' Report...........................................F-3

      Consolidated Balance Sheets............................................F-4

      Consolidated Statements of Operations..................................F-5

      Statement of Changes in Stockholders' Deficit..........................F-6

      Statements of Cash Flows...............................................F-7

      Notes to Financial Statements..........................................F-9

Financial Statements of Knowledge Foundations, Inc.

      Independent Auditors' Report..........................................F-20

      Balance Sheet.........................................................F-21

      Statements of Operations..............................................F-22

      Statements of Stockholders' Deficit...................................F-23

      Statements of Cash Flows..............................................F-24

      Notes to Financial Statements.........................................F-25

                               BSI2000(TM)[LOGO]

                          (A Development Stage Company)

                              Financial Statements
                                       and
                          Independent Auditors' Report
              December 31, 2001 and September 30, 2002 (unaudited)

                                Table of Contents

                                                                           Page
                                                                           ----

Independent Auditors Report ................................................F-1

Financial Statements

           Balance Sheets ..................................................F-2
           Statements of Operations ........................................F-3
           Statement of Changes in Stockholders Deficit ....................F-4
           Statements of Cash Flows ........................................F-5

Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
BSI 2000, Inc.
Denver, Colorado

We have audited the accompanying balance sheet of BSI 2000, Inc. (A Development Stage Company) as of December 31, 2001, and the related statements of toperations, stockholders' deficit and cash flows for the years ended December 31, 2001 and 2000 and for the cumulative period from Inception (July 30, 1993) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BSI 2000, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the cumulative period from Inception (July 30, 1993) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that night result from the outcome of this uncertainty.


                                         /s/ Ehrhardt Keefe Steiner & Hottman PC
                                             Ehrhardt Keefe Steiner & Hottman PC

April 12, 2002
Denver, Colorado

                                 Balance Sheets

                                                                 September 30,       December 31,
                                                                      2002                2001
                                                                      ----                ----
                                                                  (unaudited)
                                     Assets
Current assets
    Cash and cash equivalents                                    $      31,258       $       7,712
    Other current assets                                                24,920               9,382
                                                                 -------------       -------------
          Total current assets                                          56,178              17,094
                                                                 -------------       -------------
Non-current assets
    Property and equipment, net                                         39,068              36,379
    Intangible assets                                                    6,070               2,160
    Other long-term assets                                               4,232               9,088
                                                                 -------------       -------------
          Total non-current assets                                      49,370              47,627
                                                                 -------------       -------------
Total assets                                                     $     105,548       $      64,721
                                                                 =============       =============

                      Liabilities and Stockholders' Deficit

Current liabilities
    Accounts payable                                             $      21,263       $      60,694
    Accrued liabilities                                                100,154             139,010
    Current portion of long-term debt                                  259,000             385,547
                                                                 -------------       -------------
          Total current liabilities                                    380,417             585,251
Long-term debt, less current portion                                        --              10,264
                                                                 -------------       -------------
          Total liabilities                                            380,417             595,515
Commitments and contingencies
Stockholders' deficit
    Common stock, no par value, 11,000,000 authorized,
    5,505,323 (7,634,514 - September 30, 2002 - unaudited)
    issued and outstanding                                           3,049,071           2,206,882
    Accumulated deficit                                             (3,323,940)         (2,737,676)
                                                                 -------------       -------------
          Total stockholders' deficit                                 (274,869)           (530,794)
                                                                 -------------       -------------
Total liabilities and stockholders' deficit                      $     105,548       $      64,721
                                                                 =============       =============

                       See notes to financial statements.

                            Statements of Operations

                                                                      Cumulative
                                                                         from
                                                                       Inception                                        Inception
                                            Nine Months Ended        (July 30,1993)        For the Years Ended       (July 30, 1993)
                                              September 30,             through                December 31,              through
                                              -------------           September 30,            ------------             December 31,
                                           2002            2001            2002            2001            2000            2001
                                           ----            ----            ----            ----            ----            ----
                                       (unaudited)     (unaudited)     (unaudited)
Revenues                               $     9,990     $    18,980     $    61,290     $    18,980     $    10,395     $    51,300
                                       -----------     -----------     -----------     -----------     -----------     -----------
Operating expenses
   Selling expenses                        235,950          69,553         659,318          86,605         112,976         423,368
   General and administrative              263,637         150,032       1,585,218         230,600         239,724       1,321,581
   Stock based compensation
   expense                                      --              --         203,741             212              --         203,741
    Research and development                56,329           4,266         838,464           4,266          91,215         782,135
                                       -----------     -----------     -----------     -----------     -----------     -----------
      Total operating expenses             555,916         223,851       3,286,741         321,683         443,915       2,730,825
                                       -----------     -----------     -----------     -----------     -----------     -----------
Other income (expense)
    Interest expense                       (41,426)        (43,620)       (115,646)        (36,068)        (21,249)        (74,220)
    Interest income                          1,088              84          21,421              92           2,045          20,333
    Other expense                               --              --          (4,264)             --              --          (4,264)
                                       -----------     -----------     -----------     -----------     -----------     -----------
      Total other (expense)                (40,338)        (43,536)        (98,489)        (35,976)        (19,204)        (58,151)
                                       -----------     -----------     -----------     -----------     -----------     -----------

Net loss                               $  (586,264)       (248,407)    $(3,323,940)    $  (338,679)    $  (452,724)     (2,737,676)
                                       ===========     ===========     ===========     ===========     ===========     ===========
  Basic and diluted weighted
  average common shares
  outstanding                            6,536,401       2,965,382       2,017,516       3,603,837       2,623,599       1,420,945
                                       ===========     ===========     ===========     ===========     ===========     ===========
Basic and diluted loss per
common share                           $     (0.09)    $     (0.08)    $     (1.65)    $     (0.09)    $     (0.17)    $     (1.93)
                                       ===========     ===========     ===========     ===========     ===========     ===========

                       See notes to financial statements.

                  Statement of Changes in Stockholders' Deficit

  For the Period from Inception (July 30,1993) to December 31, 2000, the Year
   Ended December 31, 2001 and The Nine Month Period Ended September 30, 2002
                                  (Unaudited)

                                                                                                      Accumulated          Total
                                                                              Common Stock         Deficit During the  Stockholders'
                                                                          Shares         Amount     Development Stage     Deficit
                                                                          ------         ------     -----------------     -------
Balance at Inception - July 30, 1993,                                           --     $        --     $        --      $        --
Stock issued to founders for cash during August 1993 at $4.34
per share                                                                   19,580          85,000              --           85,000
Stock issued for cash during September 1993 at $21.29 per share              2,701          57,500              --           57,500
Stock issued to founders for services during August 1993 valued
at $4.34 per share                                                          33,812         146,793              --          146,793
Stock issued for cash in January 1994 at $8.90 per share                     3,766          33,500              --           33,500
Stock issued for cash in October 1994 at $3.45 per share                     9,138          31,500              --           31,500
Stock issued for cash in May 1995 at $.47 per share                        141,388          67,127              --           67,127

Stock issued for cash in September 1995 at $.62 per share                   83,284          51,636              --           51,636
Stock issued for cash in October 1996 at $.37 per share                    616,989         227,872              --          227,872

Stock issued for cash in January 1997 at $.64 per share                    225,766         144,612              --          144,612
Stock issued for cash in January 1998 at $.95 per share                    552,693         524,225              --          524,225
Stock issued for cash in January 1998 at $.95 per share                    278,425         264,084              --          264,084

Stock issued for cash in July 1999 at $.63 per share                       583,767         364,854              --          364,854
Net loss from Inception                                                         --              --      (1,946,273)      (1,946,273)
                                                                       -----------     -----------     -----------      -----------
Balance - December 31, 1999                                              2,551,309       1,998,703      (1,946,273)          52,430
Stock issued for cash in September 2000 at $.63 per share                  195,369         122,106              --          122,106
Net loss                                                                        --              --        (452,724)        (452,724)
                                                                       -----------     -----------     -----------      -----------
Balance - December 31, 2000                                              2,746,678       2,120,809      (2,398,997)        (278,188)

Stock issued for cash in March 2001 at $.63 per share                       46,600          29,125              --           29,125
  Stock issued to officer for services in September 2001 valued at
  $.023 per share                                                        2,500,000          56,736              --           56,736
  Stock issued for services to an employee in September 2001
  valued at $.001 per share                                                212,045             212              --              212
Net loss                                                                        --              _-        (338,679)        (338,679)
                                                                       -----------     -----------     -----------      -----------
Balance - December 31, 2001                                              5,505,323       2,206,882      (2,737,676)        (530,794)
Private placement offering in June 2002 at $.63 per share
  (unaudited)                                                              217,071         132,669              --          132,669
  Stock issued for services to finders of private placement offering
  in June 2002 at $.O1 per share (unaudited)                               300,000           3,000              --            3,000
  Exercise of warrants in June 2002 at $.63 per share (unaudited)          312,120         195,075              --          195,075
  Stock issued to consultants in January 2002 valued at $.001 per
  share (unaudited)                                                        500,000             500              --              500
  Stock issued for debt and accrued interest                               800,000         510,945              --          510,945
  Net loss (unaudited)                                                          --              --        (586,264)        (586,264)
                                                                       -----------     -----------     -----------      -----------
  Balance - September 30 ,2002 (unaudited)                               7,634,514     $ 3,049,071     $(3,323,940)     $  (274,869)
                                                                       ===========     ===========     ===========      ===========

                       See notes to financial statements.

                            Statements of Cash Flows


                                                                       Cumulative
                                                                     from Inception
                                             Nine Months Ended       (July 30, 1993)   For the Years Ended  Inception (July
                                                September 30.           through            December 31.       30, 1993) to
                                                -------------         September 30,        ------------       December 31,
                                              2002         2001           2002         2001         2000          2001
                                              ----         ----           ----         ----         ----          ----
                                          (unaudited)   (unaudited)   (unaudited)
Cash flows from operating activities
   Net loss                                $(586,264)   $(248,407)    (3,323,940)   $(338,679)   $(452,724)   $(2,737,676)
                                           ---------    ---------    -----------    ---------    ---------    -----------
   Adjustments to reconcile net loss
   to net cash used in operating
      activities

      Depreciation expense                    13,636       12,459         70,413       16,614       16,614         56,777

      Stock based compensation                   500          212        204,241       56,948           --        203,741
      Discounts given on long-term
      debt                                   (35,312)          --        (35,312)          --           --             --
      Changes in assets and liabilities
        Other current assets                 (15,538)       2,538        (24,920)
                                                                                       (2,499)      (5,774)        (9,382)
        Other long-term assets                 4,856       (4,231)        (4,232)      (4,231)          --         (9,088)
        Accounts payable                     (39,431)     (22,129)        50,326        5,453       39,540         89,757
        Accrued liabilities                  (27,911)     304,273        111,099       53,841       14,745        139,010
                                           ---------    ---------    -----------    ---------    ---------    -----------
                                             (99,200)     293,122        371,615      126,126       65,125        470,815
                                           ---------    ---------    -----------    ---------    ---------    -----------
          Net cash used in operating
          activities                        (685,464)      44,715     (2,952,325)    (212,553)    (387,599)    (2,266,861)
                                           ---------    ---------    -----------    ---------    ---------    -----------

Cash flows from investing activities
    Redemption of certificates of
    deposit                                       --           --         35,000           --       35,000         35,000
    Purchase of certificate of deposit            --           --        (35,000)          --           --        (35,000)
    Purchase of fixed assets                 (16,325)          --        (61,127)          --           --        (44,802)
    Patent application                        (3,910)          --         (6,070)          --           --         (2,160)
                                           ---------    ---------    -----------    ---------    ---------    -----------
         Net cash (used in) provided
           by investing activities           (20,235)          --        (67.197)          --       35,000        (46,962)
                                           ---------    ---------    -----------    ---------    ---------    -----------
Cash flows from financing activities
    Proceeds from issuance of
    common stock                             322,418       29,125      2,325,559       29,125      122,106      2,003,141

    Repayment on long-term debt              (93,173)      (4,222)      (111,689)      (4,222)      (3,983)       (18,516)
    Proceeds from long-term debt             500,000       90,000        874,500      184,000      175,000        374,500
    UNLOCATED CHG IN LT DEBT                             (165,000)            --           --           --             --
    Repayment on capital lease
     obligation                                   --           --        (37,590)          --      (27,929)       (37,590)
                                           ---------    ---------    -----------    ---------    ---------    -----------
           Net cash provided by
           financing activities              729,245      (50,097)     3,050,780      208,903      265,194      2,321,535
                                           ---------    ---------    -----------    ---------    ---------    -----------
Net increase (decrease) in cash and
  cash equivalents                            23,546       (5,382)        31,258       (3,650)     (87,405)         7,712
  Cash and cash equivalents - beginning
  of year                                      7,712       11,362             --       11,362       98,767             --
                                           ---------    ---------    -----------    ---------    ---------    -----------

 Cash and cash equivalents - end of Year   $  31,258    $   5,980    $    31,258    $   7,712    $  11,362    $     7,712
                                           =========    =========    ===========    =========    =========    ===========

(Continued on following page.)


                       See notes to financial statements.

                            Statements of Cash Flows

(Continued from previous page.)

Supplemental disclosure of cash flow information:

      The Company did not pay cash for interest expense or income taxes during the years ended December 31, 2001 or 2000 or during the nine month period ended September 30, 2002 or 2001 (unaudited). Cash paid for interest expense from Inception (July 30, 1993) through December 31, 2001 was $41,477.

Supplemental disclosure of non-cash activity:

      During the year ended December 31, 2001, the Company converted accrued wages totaling $56,736 to 2,500,000 shares of common stock.

      In September 1998, the Company obtained fixed assets totaling $37,590 through a capital lease. In addition, the Company financed leasehold improvements in the amount of $16,000 through a note payable.

      During the year ended December 31, 1999, the Company converted a total of $29,063 from accounts payable to notes payable.

      During the nine month period ended September 30, 2002 (unaudited), the Company repaid a note with cash of $1,938 and the issuance of 13,322 shares of common stock valued at $8,326. Three additional notes were repaid with $91,235 cash and the remaining $35,312 was forgiven by the lenders. A lender used $500,000 principal and $10,945 in accrued interest to exercise 800,000 warrants at $.625 per warrant.

                       See notes to financial statements.

                          Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

BSI 2000, Inc., (the Company), was formed on July 30, 1993. The Company is a value-added reseller ("VAR") of LaserCard's(R) optical cards and optical card readers. As a VAR, the Company develops proprietary hardware and software adapting LaserCard's(C) optical card technology for specific applications. The Company's products are designed as turnkey solutions for identified commercial and governmental cardbased information needs.

The Company is a development stage company that has not had any significant revenue since inception. There is no assurance that the Company will generate significant revenue or earn a profit in the future.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets of 5 years. Leasehold improvements are amortized over a 5 1/2 year period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in compliance with SAB 101, "Revenue Recognition in Financial Statements." Revenue is recognized when an order has been placed by the customer, the product has been shipped and collectibility is reasonably assured. Prices of the products are determined prior to entering into a purchase agreement. From inception through December 31, 2001, revenues earned represented sales to distributors of demonstration units of the Company's products.

Transaction based revenue is recognized as transactions are completed and are billed monthly based on service agreement rates in effect.

Intangible Assets

Intangibles include trademarks and patents which are recorded at cost. These patents are awaiting approval from the U.S. Patent office. Once accepted, the Company will begin amortization over the life of the patent.

                          Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Advertising Costs

The Company expenses advertising costs as incurred.

Software and Research and Development Costs

Expenditures made for research and development are charged to expense as incurred.

Costs incurred to date for the development of the Company's products have been charged to expense as incurred. Future costs may be capitalized to the extent they meet the requirements of SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or otherwise Marketed."

Basic and Diluted Earnings Per Common Share

In accordance with FAS 128, basic earnings per share are computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares, which consisted of warrants, options and convertible debt.

Recently Issued Accounting Pronouncements

In July 2001, the FASB issued SFAS Nos. 141 and 142 "Business Combinations" and "Goodwill and other Intangible Assets." Statement 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under the guidance of Statement 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair value base test. Statement 142 is effective for financial statement dates beginning after December 15, 2001. Management does not anticipate that this statement will have an impact on the financial statements of the Company.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this statement will have no material impact on it financial statements.

Recently Issued Accounting Pronouncements (continued)

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of LongLived Assets." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

                         Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Unaudited Interim Financial Information

The accompanying financial statements for the nine-month periods ended September 30, 2002 and 2001 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the operating results and cash flows for the periods presented.

Note 2 - Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has experienced losses since inception (July 30, 1993) through Monday, December 31, 2001. The Company has a working capital deficit of $568,157 and stockholder's deficit of $530,794 at December 31, 2001.

The extended period over which losses have been experienced is principally attributable to two factors, lack of capital and long sales lead times. Lack of capital has prevented the Company from quickly developing and aggressively marketing its products. In addition, most of the Company's potential customers are large corporations or governments. Adopting the Company's products will in many cases require changing the way business is done. These circumstances can result in two years or more elapsing from initial sales contact to delivery of product.

The Company has made advances in the sales process with several potentially large customers. In order to fund activities until positive operating cash flow is achieved, the Company has implemented the plan described below.

Subsequent to December 31, 2001, the Company signed an agreement to merge with a small public company (Note 8). The transaction will be a reverse acquisition with the Company as the accounting acquirer. The Company will become a wholly owned subsidiary of the public company, the Company's stockholders will become the majority stockholders of the public company, and the public company will change its name to "BSI 2000, Inc." Also, in February 2002 the Company received a loan commitment of $500,000 from an investor. As of June 30, 2002 the Company had drawn the entire $500,000. The Company anticipates the investor will use the loan principal to exercise warrants to purchase common stock of the public company subsequent to the merger.

Also, as a result of agreeing to become a public company, the outstanding stock purchase warrants may be exercised. The gross proceeds received on warrants exercised through September 30, 2002 was $195,075 (unaudited). All warrants expired or were exercised as of September 30, 2002 (unaudited).

                          Notes to Financial Statements

Subsequent to closing the merger transaction the Company plans to offer additional shares of the public company's common stock to investors in a $2,500,000 private placement. As of September 30, 2002 (unaudited), the Company had raised $132,669, net of private placement expenses of $3,000.

In July 2002 (unaudited), the investor described above used the note principal of $500,000 to exercise the warrants to purchase common stock of the Company.

The Company expects that the capital raised in the transactions described above will be sufficient to fund the Company's activities until positive operating cash flow is achieved.

Note 3 - Property and Equipment

Property and equipment consist of the following:

                                      September 30,     December 31,
                                           2002             2001
                                      -------------    -------------
                                       (unaudited)
      Leasehold improvements          $      16,399    $      16,399
      Software                                5,107            4,492
      Equipment                              53,697           41,327
      Furniture                             34,.278           30,938
                                      -------------    -------------
                                            109,481           93,156
      Less accumulated depreciation         (70,413)         (56,777)
                                      -------------    -------------
                                             39,068            36,79
                                      =============    =============

Note 4 - Long-Term Debt

Long-term debt consists of

                                                                                              September 30,     December 31,
                                                                                                  2002             2001
                                                                                              -------------     -----------
                                                                                               (unaudited)
Note payable to an organization with interest at 12%. The note matures on August
15, 2002 at which time unpaid principal and interest become due. The lender may convert the loan into common stock of the Company equal to two percent of the issued and outstanding shares on a fully diluted basis. The note is subject to certain restrictive covenants. This note is unsecured. In July 2002 (unaudited),
this note was fully repaid (Note 8).                                                          $          --       $ 100,000

                          Notes to Financial Statements

Note payable to stockholder of the Company. Note accrues interest at 8% and is unsecured. The Company repaid this note in June 2002 (unaudited) with 13,322
shares of stock valued at $8,326 and $1,938 in cash                                     --       10,264

Various notes payable to a stockholder and a board of director of the
Company. Notes accrue interest at 10%. Notes are due upon the
Company obtaining external financing                                               259,000      259,000

Note payable due to an organization with interest accruing at 18%. The note is scheduled to mature on January 1, 2002, however the Company has not made its scheduled payments throughout the term of the note

On October 2, 2001, the lender obtained a Writ of Garnishment
Judgment against the Company for collection of the note and any
accrued interest. The note was paid in full in June 2002 (unaudited)                    --       20,005

Note payable due to an organization with interest accruing at 8%. The note and any accrued interest is due by May 14, 2002. The note is
unsecured. In May 2002 (unaudited), this note was fully repaid                          --        6,542
                                                                                 ---------    ---------
                                                                                   259,000      395,811

          Less current portion                                                    (259,000)    (385,547)

                                                                                        --    $  10,264
                                                                                 ---------    ---------

Maturities of long-term obligations are as follows:

                                   At September
                                     30, 2002               At December
                                    (unaudited)              31, 2002
                                    -----------              --------

            2002                    $   259,000              $385,547
            2003                             --                    --
            2004                             --                    --
            2005                             --                    --
            2006                             --                    --
            Thereafter                       --                10,264
                                    -----------              --------
                                    $   259,000              $395,811
                                    ===========              ========

                          Notes to Financial Statements

Note 5 - Commitments and Contingencies

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Consulting Agreement

On January 7, 2002, the Company entered into a consulting agreement for a term of twenty-four months. Under the term of the agreement, the Company is obligated to pay a monthly fee of $5,000 for services performed. Beginning the earlier of the seventh month of the engagement or the Company receiving cumulative funding in excess of $1,000,000, the monthly fee will increase to $8,000. The Company also issued the consultants 500,000 shares of common stock.

Note 6 - Stockholders' Equity

Reverse Stock Split

On March 10, 1998, the stockholders voted to affect a reverse stock split to bring the then total share count (fully diluted) to 1,750,000 with a split of
68.5 shares. All common stock amounts included in these financial statements have been adjusted to reflect the reverse stock split.

Stock Issued to Founders

During the period from Inception (July 30, 1993) through December 31, 1993, the Company issued shares of common stock to the founders for prior services at $4.34 per share, which was the value similar to the cash sales of stock immediately preceding the issuance.

Stock Issued to an Officer and Employee

On September 11, 2001, BSI issued 2,500,000 shares of common stock to Jack Harper, president and director, for $2,500 ($0.001 per share) and forgiveness of accrued wages. Also in 2001, BSI issued 212,045 shares of common stock to Robert
B. Lumen for $212 ($0.001 per share). When these shares were issued, BSI was insolvent with negative working capital, and unable to pay salaries to employees.

2002 Private Offerings (unaudited)

In June and July 2002 (unaudited), the Company sold 217,071 shares of common stock in a private placement offering at $.625 per share.

                          Notes to Financial Statements

Stock Options

On October 24, 1996, the Company adopted a Stock Option Plan ("the Plan") whereby the Board of Directors can issue both incentive stock options and nonqualified options to directors, employees, and consultants for the purpose of rewarding them for their past and future contributions to the growth of the Company. Under the plan, 341,545 shares of the Company's stock are reserved for options to be issued in the future. The purchase price per share of a non-qualified stock option shall not be issued at less than 85% of the fair market value at the date of grant. The purchase price per share of incentive stock options shall not be issued at less than the fair market value at the date of grant. All options issued under this plan terminated June 28, 2002 (unaudited), after being called by the Company in connection with the merger and private placement offering. As of September 30, 2002 (unaudited) no options were outstanding.

Stock Options (continued)

The following table presents the activity for options outstanding:

                                                                Incentive               Average
                                                                  Stock                Exercise
                                                                 Options                 Price
                                                                 -------                 -----
      Outstanding - December 31, 1999                            197,238               $   0.80
                Granted                                          217,248                   0.63
                Forfeited/canceled                                    --                     --
                Exercised                                             --                     --
                                                                --------               --------
      Outstanding - December 31, 2000 and 2001                   414,486                   0.71
                Granted                                               --                     --
                Forfeited/canceled                              (414,486)                  0.63
                                                                --------               --------
      Outstanding - September 30, 2002 (unaudited)                    --               $     --
                                                                ========               ========

The following table presents the composition of options outstanding and exercisable:

                                     Options Outstanding
                                       and Exercisable
                                       ---------------
Range of Exercise Prices         Number               Price*              Life*
------------------------         ------               ------              -----

      $.61-$.63                  320,986                0.62              2.54
      $1.00                       93,500                1.00              2.24
                                 -------                ----              ----
      December 31, 2001          414,486                  --              2.47
                                 =======                ====              ====

* Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

                          Notes to Financial Statements

Stock Options (continued)

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Corporation's net loss and basic loss per common share would have been changed to the pro forma amounts indicated below:

                                                       Cumulative
                                                     From Inception
                                                        (July 30,                                  Inception
                                                          1992)                                    (July 30,
                              For the Nine Months        through        For the Years Ended       1993) through
                              Ended September 30,     September 30,         December 31,          December 31,
                            -----------------------   -------------   ------------------------    -------------
                              2002           2001         2002           2001          2000           2001
                              ----           ----         ----           ----          ----           ----
Net loss - as reported      $(586,264)   $(248,407)   $(3,323,940)    $(338,679)    $(452,724)    $(2,737,676)
Net loss - pro forma        $(586,264)   $(282,076)   $(3,388,177)    $(338,679)    $(486,393)    $(2,801,913)
 Basic loss per common
 share - as reported        $   (0.09)   $   (0.08)   $     (1.65)    $   (0.09)    $   (0.17)    $     (1.93)
 Basic loss per common
 share - pro forma          $   (0.09)   $   (0.10)   $     (1.68)    $   (0.09)    $   (0.19)    $     (1.97

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: expected life of 5 years, no volatility, risk free rate interest rate of 4.75% and a 0% dividend yield for all periods presented.

Warrants

Warrants were issued to investors with certain private offerings. Each warrant entitled the holder to one share of common stock at $.625 per share, terminating five years after the date of issuance or as noted in the warrant certificate. As permitted by the warrant agreements in the situation of a merger, the board of directors voted to expedite the expiration date to the day before the merger closing. As a result, as of September 30, 2002 (unaudited), there were no warrants outstanding in connection with private placement offerings.

During the quarter ended June 30, 2002, an organization loaned the Company $500,000 with interest accruing at 10% and was required to use the proceeds as disclosed in the loan agreement. The note and any accrued interest was due the earlier of January 31, 2003 or the Company's receipt of $2,000,000 in cumulative equity financing. This note was unsecured. In connection with the loan, the lender was issued warrants to purchase 800,000 shares at $.625 per share. In July 2002 (unaudited), as permitted in the loan agreement, the note principal was used to exercise the warrants. The warrants were to expire January 31, 2003.

                         Notes to Financial Statements

Warrants (continued)

The following table presents the activity for warrants outstanding:


                                                               Weighted
                                                               Average
                                                 Number of     Exercise
                                                 Warrants        Price
                                                 --------        -----

Outstanding - December 31, 1999                    583,802     $       --
           Issued                                  195,369           0.63
                                                ----------     ----------
Outstanding - December 31, 2000                    779,171             --
           Issued                                   46,600           0.63
                                                ----------     ----------
Outstanding - December 31, 2001                    825,771           0.63
           Issued                                  800,000           0.63
           Exercised                            (1,112,120)          0.63
           Forfeited/canceled                     (513,651)          0.63
                                                ----------     ----------
Outstanding - September 30, 2002 (unaudited)            --             --
                                                ==========     ==========

Note 7 - Loss Per Share

The following table sets forth the computation for basic and diluted earnings per share:

                                                                    Cumulative
                                                                  from Inception                                    Inception
                                                                  (July 30, 1993)                                (July 30, 1993)
                                                                      through                                         through
                                    September 30,   September 30,   September 30,   December 31,    December 31,    December 31,
                                        2002            2001            2002            2001            2000            2001
                                        ----            ----            ----            ----            ----            ----
Numerator for basic
 earnings per share                 $   (586,264)   $   (248,407)   $ (3,323,940)   $   (338,679)   $   (452,724)   $ (2,737,676)
 Numerator for diluted
 income per common share            $   (586,264)   $   (248,407)   $ (3,323,940)   $   (338,679)   $   (452,724)   $ (2,737,676)
 Denominator for basic
 earnings per share -
 weighted average shares               6,536,401       2,965,382       2,017,516       3,603,837       2,623,599       1,420,945
 Denominator for diluted
 earnings per share -
 adjusted weighted average shares      6,536,401       2,965,382       2,017,516       3,603,837       2,623,599       1,420,945
 Diluted income per common share    $      (0.09)   $      (0.08)   $      (1.65)   $      (0.09)   $      (0.17)   $      (1.93)

                          Notes to Financial Statements

Options and warrants exercisable into shares of commons stock were not included in the computation of diluted loss per share because their effect was anti-dilutive. These options and warrants could potentially dilute earnings per share in future periods. Potentially dilutive shares outstanding are as follows:

         Year ended December 31, 2001                       $1,375,169
         Year ended December 31, 2000                       $1,272,464
         Cumulative period from inception (July 30, 1993)
         through December 31, 2001                          $1,375,169
         Nine month period ended September 30, 2002         $       --
         Nine month period ended September 30, 2001         $1,348,882

Note 8 - Subsequent Events (unaudited)

On April 29, 2002 the Company and certain of its major stockholders executed an agreement to merge with a small public company. The public company will divest itself of 100% of its current operations and technology and acquire the Company in a reverse triangular merger. Immediately prior to closing of the merger, 5,520,938 shares of the common stock of the public company will be outstanding.

Stockholders of the Company will be issued, on a pro-rata basis, 45,122,507 shares of the common stock of the public company in exchange for 100% of the outstanding common stock of the Company. Any warrants or options to purchase the Company's common stock which have not been exercised shall expire on the closing date. Immediately after the closing, 50,643,508 shares of the public company shall be outstanding.

Additional terms of the merger agreement require that the Company's total debt, excluding convertible debt, shall be reduced to $225,000 through the proceeds of the exercise of options and warrants and the sale of additional common stock through a private placement offering. From these proceeds, management expects to further reduce their debt.

As a condition of closing, the Company's stockholders will be required to execute agreements, satisfactory to the public company, which limit the Company's stockholders' access to public markets for the resale of their shares.

Closing is also subject to approval by the Company's stockholders, and by the principal stockholders of the public company. If the merger is approved, the public company will transfer existing intellectual property assets to its principal stockholders in exchange for return of most of the stock held by those individuals. The stock received in the exchange will be canceled at closing.

Closing also is subject to the fulfillment of customary representations and warranties by the Company and the public company.

In July 2002, the Company repaid a note payable. The balance of the note as of December 31, 2001 and September 30, 2002 (unaudited) was $100,000 and $0, respectively. The Company repaid the loan with $75,000 cash, considered full payment for both the principal and accrued interest.

                          Notes to Financial Statements

On November 20, 2002, the Company issued a total of 90,000 shares of its common stock to nine employees as bonuses. The shares were valued at $0.625 per share. An expense of $56,250 was recorded in connection with the transaction.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Knowledge Foundations, Inc.

We have audited the accompanying balance sheet of Knowledge Foundations, Inc. (a development stage company) (the "Company") as of March 31, 2002 and the related statements of operations, stockholders' deficit and cash flows for the year then ended and for the period April 6, 2000 (date of inception) through March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2002, and the results of its operations and its cash flows for the year then ended and for the period April 6, 2000 (date of inception) through March 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is a development stage company which has a low cash balance at March 31, 2002, and has experienced significant losses since inception with no revenues. These factors, and other factors discussed in Note 2 to the financial statements raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                                  CORBIN & WERTZ

Irvine, California
June 25, 2002

                            Condensed Balance Sheets

                                                                  September 30,    March 31,
                                                                      2002           2002
                                                                   (unaudited)     (audited)
                                                                  -------------   -----------
ASSETS

Current Assets

   Cash                                                            $        83    $        22
   Other Receivables                                                        60             60
                                                                   -----------    -----------
Total Current Assets                                                       143             82

   Property And Equipment, Net                                           5,738          7,651
                                                                   -----------    -----------

Total Assets                                                       $     5,881    $     7,733
                                                                   ===========    ===========

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities

   Accounts Payable                                                $    11,643    $    97,964
   Accrued Liabilities                                                 395,108        296,140
   Notes Payable                                                       281,000        281,000
   Subordinated Notes Payable                                          300,000        300,000
   Due To Related Parties                                              117,632         57,632
                                                                   -----------    -----------

Total Current Liabilities                                            1,105,383      1,032,736
                                                                   -----------    -----------

Stockholders' (Deficit)
   Preferred Stock - $0.001 Par Value

   20,000,000 Shares Authorized, 0 Shares Issued And Outstanding             0              0
   Common Stock - $.001 Par Value
   50,000,000 Shares Authorized, 39,108,000 Issued And
     Outstanding                                                        39,111         39,111

   Additional Paid In Capital                                          (16,491)       (16,491)

   Deficit Accumulated During The Development Stage .               (1,122,122)    (1,047,623)
                                                                   -----------    -----------

Total Stockholders' (Deficit)                                       (1,099,502)    (1,025,003)
                                                                   -----------    -----------

Total Liabilities & Stockholders'(Deficit)                         $     5,881    $     7,733
                                                                   ===========    ===========

                       Condensed Statements of Operations


                                                                                                April 6, 2000
                                                                Cumulative                        (Date of
                                  Six Months Ended                  from         Year Ended       Inception)
                                                                 Inception       March 31,         through
                              September 30,    September 30,      through          2002         March 31, 2001
                                  2002             2001           9/30/02        (audited)        (audited)
                                  ----             ----           -------        ---------        ---------
Revenue                       $         --     $         --     $         --    $         --     $         --

Operating Expenses                 102,441           98,438        1,147,059         205,059          839,558
Other Income (Expense)                  --               --               --              --               --
Interest Expense                   (20,771)         (20,870)         (91,200)        (41,560)         (28,870)
Interest Income                         --               --            3,244              --            3,244
Other Income                        48,713               --          112,893          64,180               --
Net Loss                      $    (74,499)    ($   119,308)    $ (1,122,122)   $   (182,439)    $    865,184
                              ============     ============     ============    ============     ============

Basic And Diluted Earnings    $      (0.01)    $      (0.01)                    $      (0.01)    $      (0.01)
(Loss) Per Share

Weighted Average Number Of
Common Shares Outstanding       39,133,718       39,108,000               --      35,986,857       35,980,478

                       Statements of Stockholders' Deficit

                                                                                                                   Deficit
                                                                                                                 Accumulated
                                                              Common Stock          Additional    During The        Total
                                                        ------------------------     Paid-in      Development    Stockholders'
                                                          Share         Amount       Capital         Stage         Deficit
                                                        ----------    ----------    ----------    -----------     ----------
Balance, April 6, 2000                                          --    $       --    $       --    $        --    $        --

Sale of shares to founders at $0.0001 per share on
  April 6, 2000 (adjusted for change in par value to
  $0.001 per share as a result of the merger)           33,618,500        33,618       (30,256)            --          3,362

Shares issued in connection with merger on September 18, 2000:

     Stock dividend to founders                            299,900           300          (300)            --             --
     Shares issued for acquisition of Calipso, Inc.      4,179,600         4,180        (4,180)            --             --
     Shares issued to service providers                  1,000,000         1,000        (1,000)            --             --

Shares issued to third party on January 9, 2001 for
  services rendered, valued at $1.00 per share              10,000            10         9,990             --         10,000

Net loss                                                        --            --            --       (865,184)      (865,184)
                                                        ----------    ----------    ----------    -----------    -----------

Balance, March 31, 2001                                 39,108,000        39,108       (25,746)      (865,184)      (851,822)

Shares issued to a third party for extinguishment
  of debt                                                   25,718             3         9,255             --          9,258

Net loss                                                        --            --            --       (182,439)      (182,439)
                                                        ----------    ----------    ----------    -----------    -----------

Balance, March 31, 2002                                 39,133,718    $   39,111    $  (16,491)   $(1,047,623)   $(1,025,003)
                                                        ==========    ==========    ==========    ===========    ===========

                       Condensed Statements of Cash Flows

                                                                     Cumulative From                  April 6, 2000   April 6, 2000
                                             Six Months Ended            Inception                      (Date of        (Date of
                                                                          Through                       Inception)      Inception)
                                      September 30,   September 30,    September 30,   Year Ended        Through         Through
                                           2002           2001             2002      March 31, 2002   March 31, 2001  March 31, 2002
                                           ----           ----             ----      --------------   --------------  --------------
Cash flows from operating activities:
   Net loss                            $   (74,499)   $  (119,308)     $(1,122,122)   $  (182,439)     $  (865,184)     $(1,047,623)
   Adjustments to reconcile net loss
   to net cash used in operating
   activities:
     Depreciation                            1,913          1,913            9,337          5,026            2,398            7,424
     Common stock issued for
       services                                 --             --           19,258          9,258           10,000           19,258
     Gain on extinguishment of
       debt                                (48,713)            --         (112,893)       (64,180)              --          (64,180)
     Changes in operating assets and
       liabilities:
         Other assets                           --             --              (60)            --              (60)             (60)
         Accounts payable                  (37,608)        (8,172)         122,036        (17,153)         176,797          159,644
         Due to related parties             60,000         26,000          120,132         50,132           10,000           60,132
         Accrued payroll and
         payroll taxes                                                                    156,409           69,300          225,709
         Accrued interest                                                                  41,561           28,870           70,431
         Accrued liabilities                98,968         99,077          395,108             --               --               --
                                       -----------    -----------      -----------    -----------      -----------      -----------
Net cash used in operating
   activities                                   61           (490)        (569,204)        (1,386)        (567,879)        (569,265)
                                       -----------    -----------      -----------    -----------      -----------      -----------
Cash flows used in investing
   activities:
Purchase of equipment                           --             --          (15,075)            --          (15,075)         (15,075)
                                       -----------    -----------      -----------    -----------      -----------      -----------
Cash flows from financing
   activities:
   Proceeds from issuance of
   notes                                        --             --          581,000             --          581,000          581,000
   Proceeds from the sale of
   common  stock                                --             --            3,362             --            3,362            3,362
                                       -----------    -----------      -----------    -----------      -----------      -----------
   Net cash provided by
   financing  activities                        --             --          584,362             --          584,362          584,362
                                       -----------    -----------      -----------    -----------      -----------      -----------
Net change in cash                              61           (490)              83         (1,386)           1,408               22

Cash at beginning of period                     22          1,408               --          1,408               --               --
                                       -----------    -----------      -----------    -----------      -----------      -----------

Cash at end of period                  $        83    $       918      $        83    $        22      $     1,408      $        22
                                       ===========    ===========      ===========    ===========      ===========      ===========

Supplemental disclosure of cash flow
   information:

Cash paid during the period for
   income taxes                                                                       $       800      $       800      $     1,600
                                                                                      ===========      ===========      ===========

NOTE 1 - ORGANIZATION AND BUSINESS

Knowledge Foundations, Inc. (a development stage company) ("KFI"), a private Delaware corporation, was incorporated on April 6, 2000 according to the laws of Delaware. On September 18, 2000, KFI was merged into Calipso Inc. ("Calipso"). Under the terms of the merger agreement, all of KFI's outstanding common stock (33,618,500 shares of $0.0001 per value stock) was converted into 33,918,400 shares of $0.001 per value stock of Calipso, Inc. common stock. At the date of the transaction, Calipso had 4,179,600 shares of common stock outstanding. As part of the merger agreement, KFI ceased to exist as a separate legal entity, and Calipso changed its name to Knowledge Foundations, Inc. (the "Company"). The Company had treated the transaction as a reverse acquisition for accounting purposes since the KFI stockholders had control of the combined entity before and after the transaction. As Calipso had no substantive assets, liabilities, or operations as of or through September 18, 2000, the Company recorded the reverse acquisition as a reorganization of the Company's stockholders' equity, with the Company recording the issuance of 4,179,600 shares of the former Calipso stockholders for no consideration. Also the pro forma presentation of the Calipso merger as if it occurred in April 6, 2000 are not presented as the results would be immaterial to the Company's results.

The Company has been in the development stage since its inception. During the development stage, the Company is primarily engaged in raising capital, obtaining financing, developing its knowledge-based computing technology, advertising and marketing, and administrative functions. The Company intends to produce a knowledge-based operating system, related tools and applications, and system integration services. The Company's primary target markets primarily are knowledge owners, publishers, large commercial corporations, government agencies and end-users.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Risks And Uncertainties

The Company is a start-up company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

The accompanying financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has a loss of $1,047,623 for the period from April 6, 2000 (date of inception) through March 31, 2002 and balances in cash of $22 and in stockholders' deficit of $1,025,003 as of March 31, 2002. Management is pursuing financing initiatives that would enhance the development of the Company's products and provide sufficient capital for marketing. However, there is no assurance the Company will be able to generate sufficient revenues or obtain the sufficient equity or debt funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to the Company. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, trade payables and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments. For the notes payable, related-party notes payable and convertible subordinated note payable, it was not practicable to estimate the fair value as no market currently exists for such financial instruments.

                             CUSTOMER CONCENTRATION

Management's intention is that the Company will not be dependent on any single customer or group of customers for a significant portion of its annual sales. The Company's customer base will change on a continuous basis as new customers are added or removed.

Concentration of Credit Risk

Cash balances are maintained at a financial institution. Accounts at this bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At times, the Company may maintain funds at this bank in excess of these insured amounts.

Equipment

Equipment is stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of three years.

Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

                                LONG-LIVED ASSETS

The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS 121, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. At March 31, 2002, the Company has determined that there is no impairment of long-lived assets.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

                               EARNINGS PER SHARE

The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Under SFAS 128, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same as additional potential common shares would be anti-dilutive.

                              COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 had no impact on the accompanying financial statements as the Company has no items of comprehensive income.

Segments of Business

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" was issued. SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company currently operates in one segment, as disclosed in the accompanying statement of operations.

                          NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB approved two new pronouncements: Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 applies to all business combinations with a closing date after June 30, 2001. This statement eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with a determinable useful life will continue to be amortized. The amortization provisions apply to goodwill and other intangible assets acquired after June 30, 2001. SFAS 141 and SFAS 142 do not have a material impact on the Company's financial statements because no intangible assets exist at March 31, 2002.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 establishes standards associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS 143 to have a material impact on its financial statements.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 address financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within these fiscal years, with early adoption encouraged. The Company does not expect SFAS 144 to have a material impact on its financial statements.

NOTE 3 - PROPERTY AND EQUIPMENT

Equipment consists of the following as of March 31, 2002:

            Computer equipment and software               $ 14,106

            Office equipment                                   969
                                                          --------

                                                            15,075

            Less accumulated depreciation                   (7,424)
                                                          --------

                                                          $  7,651
                                                          ========

NOTE 4 - NOTES PAYABLE

Convertible Subordinated Note Payable

The Company borrowed $300,000 from an unrelated third party in the form of a convertible subordinated note (the "Note") on April 19, 2000. The Note is subordinated to future borrowings from financial institutions. The Note is unsecured and bears interest at 8% per annum which is payable semi-annually beginning six months after the date of this Note, with the principal together with all accrued but unpaid interest due on April 18, 2003. If an equity financing event occurs where the Company issues common stock or preferred stock to one or more unrelated third parties in exchange for at least an aggregate of $3,000,000 or if the Company merges into a publicly traded company and the stockholders of the Company own eighty percent (80%) of the Company on a fully diluted basis after the merger, the holder of this note has the right to convert all or any portion of the outstanding principal amount of this Note into a stated number of shares computed by dividing such principal amount by the conversion price per share offered in the equity financing. In the event the equity financing involves a merger transaction, the conversion price shall be $1.00 per share. Since the Company completed a merger transaction (see Note 1), the note is currently convertible at $1.00 per share. The outstanding balance on this note payable totaled $300,000 at March 31, 2002. Interest expense incurred during the year ended March 31, 2002 and the period ended March 31, 2001 were $24,000 and $22,751, respectively. Interest expenses are included in accrued interest in the accompanying balance sheet at March 31, 2002.

Due to the accrued interest not being paid as of March 31, 2002, the total accrued interest of $46,751, and the Note principal of $300,000 is considered to be in default of the Note terms as of March 31, 2002 and thus, has been classified as a current liability on the balance sheet.

Notes Payable

The Company borrowed funds from third parties totaling $75,000 under unsecured notes payable during the period ended March 31, 2002. These notes payable accrue interest at 6% per annum, and principal and accrued interest are originally due on or before January 1, 2002, or five days after receipt by the Company of additional debt or equity financing in a sum of $500,000 or more. These notes are verbally extended. Interest expense incurred during the period ended March 31, 2002 was $4,500, which is included in accrued interest in the accompanying balance sheet at March 31, 2002.

NOTE 5 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock to be issued. These shares may be issued in one or more series as determined by the board of directors. At the time of determination, the rate of dividends (whether cumulative or non-cumulative), redemption features and liquidation preferences will be established. At March 31, 2002, no preferred stock determinations have been made by the board of directors.

Common Stock

On April 6, 2000 (date of inception), KFI had issued an aggregate of 33,618,500 shares of common stock at $0.0001 par value per share for $3,362. During the merger on September 18, 2000, the Company converted these shares into 33,918,400 shares of $0.001 par value common stock of the Company (see Note 1). In addition, 2,000,000 shares of common stock were issued to two unrelated investment companies as a fee for providing services in the merger, of which 1,000,000 shares were escrowed and were to be earned upon delivery of $3,000,000 in equity financing cumulatively within 180 days of merger to the Company. On March 17, 2001, these 1,000,000 escrowed shares were canceled due to the equity financing requirements not being accomplished by the investment companies. These shares were reflected in the accompanying financial statements as if they were never issued, as they were granted and cancelled within the same fiscal year end and were never earned.

On January 9, 2001, the Company issued 10,000 shares of common stock to a third party for consulting services valued at $10,000.

During the year ended March 31, 2002, the Company issued 25,718 shares for services rendered valued at $25,718. All shares were issued at fair market price at issuance date. The Company recorded gain on extinguishment of debt totaling $64,180 for the issuance (see Note 8).

NOTE 6 - RELATED PARTIES

Office Rent Expense

As of March 31, 2002, the Company had a liability of $22,115 due to one of the principal stockholders for renting a portion of his residence (on a month-to-month basis) used as the Company's office for the period of April 6, 2000 through March 31, 2002. This amount is non-interest bearing. The total office rent expense was $12,000 for the year ended March 31, 2002.

Consulting Services

Consulting services that were rendered by two officers who are also principal stockholders of the Company for the period April 6, 2000 (date of inceptions) through March 31, 2002 was $36,500. Such consulting service charges were paid in full during the period ended March 31, 2001.

Notes Payable to Stockholders

           The Company borrowed funds from one stockholder totaling $206,000 under unsecured notes payable during the period ended March 31, 2002. These notes payable accrue interest at 6% per annum, and are due on demand. Interest expense incurred during the period ended March 31, 2002 was $12,360, which is included in accrued interest to stockholders in the accompanying balance sheet at March 31, 2002. Additionally shareholders advanced $35,517 to the Company.

NOTE 7 - INCOME TAXES

The tax effects of temporary differences that give rise to deferred taxes at March 31, 2002 are as follows:

         Deferred tax asset:

              Net operating loss carryforward               $ 422,000
                                                            ---------
         Total gross deferred tax asset                       422,000

         Less valuation allowance                            (422,000)
                                                            ---------

              Net deferred tax asset                        $      --
                                                            =========

No current provision for income taxes for the period ended March 31, 2002 is required, except for minimum state taxes of $800 (which is recorded in operating expenses in the accompanying financial statements), since the Company incurred losses during the period.

      As of March 31, 2002, the Company had net operating loss carryforwards of approximately $1,000,000 for both federal and state income tax reporting purposes, which expire in 2022 and 2007, respectively.

Management cannot determine if it is more likely than not that the deferred tax asset will be utilized and as such has recorded a valuation allowance equal to the entire asset. For the year ended March 31, 2002 and the period from inception through March 31, 2001, the increase in the valuation allowance was $76,000 and $346,000, respectively.

NOTE 8 - GAIN ON EXTINGUISHMENT OF DEBT

The Company exchanged its common stock with a value of $9,255 for release of $25,717 in accounts payable. Additionally a shareholder advanced $10,517 to the Company to settle a creditor obligation of $58,238. The settlements resulted in a gain on extinguishments of debt amounting to $64,180.

NOTE 9 - COMMITMENT

Royalty Agreement

The Company has entered into an agreement with regard to royalty fees between the Company and one of its officers. In this agreement rights relative to certain software designs have been assigned to the Company. The officer will receive royalties ranging from 2% to 5% on net sales of such software designs sold to others or deployed by the Company in a project for third parties. As of and for the period ended March 31, 2002, the Company has not recorded any royalties due to the officer under this agreement.

Employment Agreements

      The Company has four-year employment agreements with three of its employees, who are also executives and principal stockholders of the Company. The agreements, which will expire on March 31, 2004, provide each employee with a base salary of approximately $10,000 per month. Under the agreements, the Company has bonus plans whereby these executives can earn bonuses based on net income and other factors. In addition, the Company has stock repurchase rights to repurchase shares back from two of the three executives if either of these executives' employment is terminated. During the year ended March 31, 2001, the executives verbally agreed to have their salaries reduced. The total salary expense was $144,000 for the year ended March 31, 2002.

NOTE 10 - CONTINGENCY

The Company has a potential claim threatened against them by a consultant over consideration with regard to a finder's fee for potential equity financing. The Company believes that neither the merit or future outcome of such a claim nor potential damages is readily determinable as of March 31, 2002 and therefore has not accrued any liability in the accompanying financial statements.

NOTE 11 - SUBSEQUENT EVENT

On May 2, 2002, the Company signed an agreement with an unrelated party (the "Unrelated Party") to effectuate a reverse merger subject to numerous terms and conditions including the approval of shareholders, the effectiveness of a Form S-4 Registration Statement registering shares of the Company to be received by the shareholders of the Unrelated Party, the receipt of not less than $200,000 by the Unrelated Party of working capital on or before July 1, 2002, and the ongoing accuracy and completeness of various representations and warranties being given by the parties, among other conditions.

      In addition, the Company must seek shareholder approval for the distribution of its engineering software and related software to the original developers and founders of the Company in exchange for the cancellation of approximately 35,000,000 shares owned by certain shareholders.

      The liabilities of the Company shall be reduced to a total of $75,000 through the conversion of each one dollar of principal and interest amount of outstanding loans to the Unrelated Party to one dollar of the Unrelated Party shares at a price to be determined by the board of directors of the Unrelated Party as approved by the Company and all notes shall be canceled and rendered null and void (other than $500,000 due to a third party, which shall be converted into warrants to receive 1,666,600 shares of common stock of the Company, at $.30 per share, expiring May 1, 2007).


      Immediately prior to the merger, there shall not be greater than 25,201,088 shares of common stock, issued and outstanding of the Company which shall include: 5,520,938 shares issued prior to the execution of the Merger Agreement; and 19,680,150 shares to be issued pursuant to the Merger Agreement to shareholders of the Unrelated Party as of the merger, there shall not be any Company derivative securities outstanding other than a warrant to receive 1,666,600 shares of common stock of the Company as stated above.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

KFI

      Set forth below is a description of certain provisions of the certificate of incorporation, as amended, of Knowledge Foundations, Inc. ("KFI"), the by-laws of KFI, and the Delaware General Corporation Law. This description is intended as a summary only and is qualified in its entirety by reference to the KFI certificate of incorporation, the KFI bylaws, and Delaware law.

      Elimination of Liability in Certain Circumstances. The KFI certificate of incorporation provides that, to the full extent provided by law, a director will not be personally liable to KFI or its shareowners for or with respect to any acts or omissions in the performance of his or her duties as a director. The Delaware law provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its shareholders, except for liability: (i) for any breach of the director's duty of loyalty to such corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

      While Article Nine of the KFI certificate of incorporation provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Nine will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of Article Nine as described above apply to officers of KFI only if they are directors of KFI and are acting in their capacity as directors, and do not apply to officers of KFI who are not directors.

      Indemnification and Insurance. Under Delaware law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      Article Ten of the KFI certificate of incorporation provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of KFI the protections available to directors and officers of Delaware corporations. KFI has not obtained directors and officers liability insurance providing coverage to its directors and officers.

BSI

      Set forth below is a description of certain provisions of the certificate of incorporation, as amended, of BSI2000, Inc. ("BSI"), the by-laws of BSI, and the Colorado General Corporation Law. This description is intended as a summary only and is qualified in its entirety by reference to the BSI certificate of incorporation, the BSI bylaws, and Colorado law.

      BSI's articles of incorporation and bylaws provide that BSI shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

      BSI is a Colorado corporation. Colorado law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

      Item 21. Exhibits and Financial Statement Schedules

      a. Exhibits.

Exhibit                               Description of Exhibits
-------                               -----------------------
Number
------
2.1* Agreement and Plan of Merger, dated August 7, 2000 between Calipso and Knowledge Foundations, Inc.

2.2** Merger Agreement dated April 23, 2002, by and among BSI2000, Inc., KFI, Inc. and Knowledge Foundations, Inc.




2.4**** First Amendment to Merger Agreement dated August 8, 2002, by and among BSI2000, Inc., KFI, Inc. and Knowledge Foundation, Inc.

2.5**** Separation and Distribution Agreement by and among Knowledge Foundation, Inc., Cyber Knowledge, Inc. and CKI Group.

2.6***** Second Amendment to Merger Agreement dated November 20, 2002, by and among BSI2000, Inc., KFI, Inc. and Knowledge Foundation, Inc.

3(i)* Certificate of Merger, dated August 17, 2000, filed with the Secretary of State, Delaware re: Merger between Calipso and Knowledge Foundations, Inc.


3(i)(a)* Certificate of Amendment of Certificate of Incorporation, dated August 17, 2000, re: 36:1 forward split of shares

3(i)(b)* Certificate of Amendment of Certificate of Incorporation, dated August 17, 2000, re: 1.35:1 forward split of shares

3(i)(c)* Certificate of Amendment of Certificate of Incorporation, dated August 17, 2000, re: change authorized to 100,000,000 common shares at $.001 par value and 20,000,000 preferred shares at $.001 par value.


3.1            Articles of Incorporation of Knowledge Foundations, Inc.
               (formerly Calipso, Inc.) filed on May 31, 1994 - Incorporated by reference from the Calipso 10SB filing on November 24, 1999

3.2 By-laws of Knowledge Foundations, Inc. (formerly Calipso, Inc.) - Incorporated by reference from the Calipso 10SB filing on November 24, 1999.





5****          Opinion of Gammage & Burnham PLC

8.1******      Opinion of Thomas W. Bade, P.C.


10.1*          License and Royalty Agreement dated April 6, 2000 between Richard
               L. Ballard and Janet J. Pettitt and Knowledge Foundations, Inc.

10.2*          Employment Contract of Michael W. Dochterman dated May 1, 2000.

10.3*          Employment Contract of Robert A. Dietrich dated May 1, 2000.

10.4**** Strategic Alliance Agreement dated May 4, 2000 between BSI2000, Inc. and Drug Intervention Services of America, Inc.

10.5**** Strategic Alliance Agreement dated May 7, 2001 between BSI2000, Inc. and L.C. Sistemia

10.6**** Loan Agreement in the amount of $25,000 dated July 5, 2000 between Richard A. Kirk and BSI2000, Inc.

10.8**** Agreement to Replace Options with Common Stock dated September 11, 2001 between BSI2000, Inc. and Jack Harper and Bryan Luman


10.9*****      Strategic Alliance Agreement dated July 25, 2002 between BSI2000,
               Inc. and Titan Secure Solutions

10.10*****     Agreement dated August 20, 2002 between Science Applications
               International Corporation and BSI2000

10.11*****     Solicitation/Contract/Order for Commercial Items dated September
               20, 2002 issued by Immigration and Naturalization Service with
               BSI2000, Inc. as Contractor/Offeror

21******       Subsidiaries of the Registrant

23.1******     Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2******     Consent of Corbin & Wertz

23.3****       Consent of Gammage & Burnham (filed as part of Exhibit 5 above)

23.4******     Consent of Thomas W. Bade, P.C. (filed as part of Exhibit 8.1 above)


28.1****       BSI2000, Inc. Form of Proxy

28.2****       Knowledge Foundations, Inc. Form of Proxy

99.1*          Text of Press Release dated September 21, 2000

99.2**         Text of Press Release dated April 9, 2002


99.3******     Notice of Material Breach Under Licensing Agreement dated
               December 27, 2002


*              Incorporated by Reference filed in Form 8-K on 9/27/2000

**             Incorporated by Reference filed in Form 8-K on 5/9/2002

***            Incorporated by Reference filed in Form 10-KSB on 6/28/2002

****           Incorporated by Reference filed in Form S-4 on 8/13/2002


*****          Incorporated by Reference filed in Form S-4/A1 on 11/27/2002

******         Filed herewith

Item 22.  Undertakings.

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (4) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (3) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of California, on January 3, 2003.


                                Knowledge Foundations, Inc.
                                     (Registrant)


                                By:  /s/ Michael Dochterman
                                   -------------------------------------
                                Name:  Michael Dochterman
                                Title: President, Chief Executive Officer and
                                       Director

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                              Title                                            Date
/s/ Richard Ballard                                    Chairman of the Board                            January 3, 2003
-----------------------------------------------        and Director
Richard Ballard

/s/ Michael Dochterman                                 President, Chief Executive Officer and Director  January 3, 2003
-----------------------------------------------        (Principal Executive Officer)
Michael Dochterman

/s/ Robert Dietrich                                    Vice President and Chief Financial Officer       January 3, 2003
-----------------------------------------------        (Principal Financial Officer and Principal
Robert Dietrich                                        Accounting Officer)

/s/ Joel Vest                                          Director                                         January 3, 2003
-----------------------------------------------
Joel Vest

/s/ Janet Pettitt                                      Director                                         January 3, 2003
-----------------------------------------------
Janet Pettitt

                                  EXHIBIT INDEX

Exhibit                               Description of Exhibits
-------                               -----------------------
Number
------
2.1* Agreement and Plan of Merger, dated August 7, 2000 between Calipso and Knowledge Foundations, Inc.

2.2** Merger Agreement dated April 23, 2002, by and among BSI2000, Inc., KFI, Inc. and Knowledge Foundations, Inc.




2.4**** First Amendment to Merger Agreement dated August 8, 2002, by and among BSI2000, Inc., KFI, Inc. and Knowledge Foundation, Inc.

2.5**** Separation and Distribution Agreement by and among Knowledge Foundation, Inc., Cyber Knowledge, Inc. and CKI Group.

2.6***** Second Amendment to Merger Agreement dated November 20, 2002, by and among BSI2000, Inc., KFI, Inc. and Knowledge Foundation, Inc.

3(i)* Certificate of Merger, dated August 17, 2000, filed with the Secretary of State, Delaware re: Merger between Calipso and Knowledge Foundations, Inc.


3(i)(a)* Certificate of Amendment of Certificate of Incorporation, dated August 17, 2000, re: 36:1 forward split of shares

3(i)(b)* Certificate of Amendment of Certificate of Incorporation, dated August 17, 2000, re: 1.35:1 forward split of shares

3(i)(c)* Certificate of Amendment of Certificate of Incorporation, dated August 17, 2000, re: change authorized to 100,000,000 common shares at $.001 par value and 20,000,000 preferred shares at $.001 par value.


3.1            Articles of Incorporation of Knowledge Foundations, Inc.
               (formerly Calipso, Inc.) filed on May 31, 1994 - Incorporated by reference from the Calipso 10SB filing on November 24, 1999

3.2 By-laws of Knowledge Foundations, Inc. (formerly Calipso, Inc.) - Incorporated by reference from the Calipso 10SB filing on November 24, 1999.





5****          Opinion of Gammage & Burnham PLC

8.1******      Opinion of Thomas W. Bade, P.C.


10.1*          License and Royalty Agreement dated April 6, 2000 between Richard
               L. Ballard and Janet J. Pettitt and Knowledge Foundations, Inc.

10.2*          Employment Contract of Michael W. Dochterman dated May 1, 2000.

10.3*          Employment Contract of Robert A. Dietrich dated May 1, 2000.

10.4**** Strategic Alliance Agreement dated May 4, 2000 between BSI2000, Inc. and Drug Intervention Services of America, Inc.

10.5**** Strategic Alliance Agreement dated May 7, 2001 between BSI2000, Inc. and L.C. Sistemia

10.6**** Loan Agreement in the amount of $25,000 dated July 5, 2000 between Richard A. Kirk and BSI2000, Inc.



10.8**** Agreement to Replace Options with Common Stock dated September 11, 2001 between BSI2000, Inc. and Jack Harper and Bryan Luman

10.9*****      Strategic Alliance Agreement dated July 25, 2002 between BSI2000,
               Inc. and Titan Secure Solutions

10.10*****     Agreement dated August 20, 2002 between Science Applications
               International Corporation and BSI2000

10.11*****     Solicitation/Contract/Order for Commercial Items dated September
               20, 2002 issued by Immigration and Naturalization Service with
               BSI2000, Inc. as Contractor/Offeror

21******       Subsidiaries of the Registrant

23.1******     Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2******     Consent of Corbin & Wertz

23.3****       Consent of Gammage & Burnham (filed as part of Exhibit 5 above)

23.4******     Consent of Thomas W. Bade, P.C. (filed as part of Exhibit 8.1 above)


28.1****       BSI2000, Inc. Form of Proxy

28.2****       Knowledge Foundations, Inc. Form of Proxy

99.1*          Text of Press Release dated September 21, 2000

99.2**         Text of Press Release dated April 9, 2002


99.3******     Notice of Material Breach Under Licensing Agreement dated
               December 27, 2002


*              Incorporated by Reference filed in Form 8-K on 9/27/2000

**             Incorporated by Reference filed in Form 8-K on 5/9/2002

***            Incorporated by Reference filed in Form 10-KSB on 6/28/2002

****           Incorporated by Reference filed in Form S-4 on 8/13/2002


*****          Incorporated by Reference filed in Form S-4/A1 on 11/27/2002

******         Filed herewith



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